AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 24, 1998.

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 ALPHA G, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             NEW YORK                             6211
   (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                              ONE CORPORATE CENTER
                              RYE, NEW YORK 10580
                                 (914) 921-3700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              JAMES E. MCKEE, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                 ALPHA G, INC.
                              ONE CORPORATE CENTER
                              RYE, NEW YORK 10580
                                 (914) 921-3700
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO
                             RICHARD T. PRINS, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 735-3000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                            ------------------------

                           CALCULATION OF FILING FEE

=====================================================================================================================
               TITLE OF EACH CLASS OF                        PROPOSED MAXIMUM                    AMOUNT OF
             SECURITIES TO BE REGISTERED                AGGREGATE OFFERING PRICE(1)         REGISTRATION FEE(1)
---------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $.001 per share......          $115,000,000                       $33,925
=====================================================================================================================

(1) In accordance with Rule 457(o) under the Securities Act of 1933, as amended, the number of shares being registered and the proposed maximum offering price per share are not included in this table.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

================================================================================

THIS PROSPECTUS HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BUT HAS NOT BEEN AUTHORIZED FOR USE IN FINAL FORM. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. THE SHARES COVERED HEREBY MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE PROSPECTUS IS DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION. THE PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SHARES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             PRELIMINARY PROSPECTUS
                   SUBJECT TO COMPLETION DATED APRIL 24, 1998
                             ---------------------

PROSPECTUS

                                                 SHARES

                                 ALPHA G, INC.
                              CLASS A COMMON STOCK
                          (PAR VALUE $.001 PER SHARE)

                             ---------------------

     All of the             shares of Class A Common Stock, par value $.001 per
share (the "Class A Common Stock"), offered hereby (the "Offering") are being offered by Alpha G, Inc. (the "Company").

     Each share of Class A Common Stock entitles its holder to one vote, and each share of Class B Common Stock, par value $.001 per share (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock"), of the Company entitles its holder to ten votes. Following the Offering, Mario
J. Gabelli ("Mr. Gabelli") will beneficially own shares of Common Stock having
approximately      % of the combined voting power of the outstanding shares of
Common Stock (     % if the Underwriters' over-allotment option is exercised in full). See "Security Ownership of Certain Beneficial Owners and Management."

     Prior to the Offering, there has been no public market for the Class A Common Stock. It is currently estimated that the initial public offering price
per share of Class A Common Stock will be between $          and $          .
For a discussion of the factors to be considered in determining the initial public offering price, see "Underwriting."

      SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE CLASS A COMMON STOCK.

     Application will be made to list the shares of Class A Common Stock on the
              under the symbol "          ."

   THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER FEDERAL AGENCY, OR BY ANY STATE SECURITIES COMMISSION, NOR HAS SUCH OFFICE, OTHER AGENCY OR ANY STATE SECURITIES
    COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                  REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                              -------------------

============================================================================================================
                                          PRICE TO                UNDERWRITING              PROCEEDS TO
                                           PUBLIC                 DISCOUNT(1)                COMPANY(2)
============================================================================================================
Per Share                           $                         $                         $
------------------------------------------------------------------------------------------------------------
Total(3)                            $                         $                         $
============================================================================================================

   (1) The Company has agreed to indemnify the Underwriters (as defined herein) against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
   (2) Before deducting estimated expenses of $        payable by the Company in
       connection with the Offering.
   (3) The Company has granted the Underwriters an option for 30 days to
       purchase up to an additional         shares of Class A Common Stock at
       the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to
       Company will be $        , $        and $        , respectively. See
       "Underwriting."

                              -------------------

     The shares offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York, on or about
                 , 1998, against payment therefor in immediately available funds.

           , 1998

     CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT THE CLASS A COMMON STOCK IN CONNECTION WITH THE OFFERINGS AND MAY BID FOR AND PURCHASE THE SHARES OF CLASS A COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (including notes) appearing elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus (i) gives effect to the Formation Transactions described under "Certain Relationships and Related Transactions -- The Formation Transactions," which will have been consummated prior to or concurrently with the Offering, and (ii) assumes no exercise of the Underwriters' over-allotment option. Unless the context otherwise requires, references to the "Company" mean Alpha G, Inc. and its predecessors and consolidated subsidiaries and references to "Common Stock" mean the Class A Common Stock and the Class B Common Stock of the Company.

                                COMPANY OVERVIEW

     Alpha G, Inc. is an investment management and financial services holding company that through its subsidiaries provides investment advisory and brokerage services to mutual fund, institutional and high net worth investors primarily in the United States. The Company provides advisory services to (i) the Gabelli family of funds, which currently consist of thirteen open-end mutual funds and three closed-end funds, (ii) The Treasurer's Fund, consisting of three open-end money market funds ("The Treasurer's Funds"), and (iii) the Gabelli Westwood family of funds, currently consisting of five open-end mutual funds whose portfolios are managed on a day-to-day basis by their subadviser, Westwood Management Corporation ("Westwood Management"), an unaffiliated company (collectively, the "Mutual Funds"). In addition to the Mutual Funds, the Company provides investment management services to corporate pension and profit sharing plans, foundations, endowment funds, jointly trusteed plans, municipalities and high net worth individuals, and also serves as subadvisor to certain other third-party investment funds (collectively, the "Separate Accounts"). The Company manages assets on a fully managed discretionary basis and invests in a variety of U.S. and international securities, primarily consisting of equities, fixed-income securities and convertible securities. The Company also provides alternative investments through its risk arbitrage and merchant banking products (collectively, the "Partnerships"). The Company's subsidiary, Gabelli & Company, Inc. ("Gabelli & Company"), is a registered broker-dealer and a member of the National Association of Securities Dealers, Inc. ("NASD") that acts as underwriter and distributor of the open-end Mutual Funds and provides brokerage, trading, underwriting and research services. As of March 31, 1998, the Company had approximately $15.5 billion of assets under management, consisting of $7.5 billion in Mutual Funds, $7.9 billion in Separate Accounts and $139 million in Partnerships. The Company also actively manages a proprietary investment portfolio, consisting of public and private investments.

     For the year ended December 31, 1997, total revenues were $105.3 million and pro forma EBITDA (as defined herein) was $53.4 million. During 1997, the Company derived approximately 85% of its revenues from investment management activities, 7% from securities brokerage activities, and 8% from mutual fund distribution activities. Of the $89.7 million of investment management revenues, approximately 94% was from the management of portfolios consisting primarily of equity securities (including convertible securities), 2% was from the management of fixed income securities and 4% was from the management of the Partnerships. Of the $89.7 million of investment management revenues, management of the open-end Mutual Funds contributed approximately 38%, management of the closed-end Mutual Funds contributed approximately 15%, management of the Separate Accounts contributed approximately 43% and management of the Partnerships contributed approximately 4%. In addition, the Company's proprietary investment portfolio contributed $12.5 million or approximately 11% of the total of revenues and other income, net, for 1997.

     The Company was incorporated in April 1998 under the laws of the state of New York. The Company's principal executive offices are located at One Corporate Center, Rye, New York 10580 and the telephone number is (914) 921-3700.

                               COMPANY BACKGROUND

     The Company was originally founded in 1976 as a brokerage firm and entered the separate accounts business in 1977 and the mutual fund business in 1986. In its early years, the Company's investment philosophy was value-oriented. Starting in the mid-1980's, the Company began building upon its core of value-oriented equity investment products by adding new investment strategies designed for clients seeking to invest in growth-oriented equities, convertible securities and fixed-income products. By the early 1990's, the Company had continued to expand its investment management capabilities through the addition of international and global investment products. The Company has now developed mutual funds which target specific investment and industry sectors where the Company has expertise, such as telecommunications and multimedia. As part of its expansion plans, the Company intends to more actively promote its existing investment products and to continue to develop, expand and promote new investment strategies in the international and fixed-income investment areas.

                              BUSINESS DESCRIPTION

     The Company currently offers a range of investment products and strategies, which are summarized in the following table.
                            ------------------------

                 SUMMARY OF INVESTMENT PRODUCTS AND STRATEGIES

       U.S. EQUITIES:          U.S. FIXED INCOME:  GLOBAL AND INTERNATIONAL EQUITIES:
       --------------          ------------------  ----------------------------------
All Cap Value                  Corporate           International Growth
Large Cap Value                Government          Global Value
Large Cap Growth               Municipals          Global Telecommunications
Mid Cap Value                  Asset-backed        Global Multimedia
Small Cap Value                Intermediate        Gold(b)
Small Cap Growth               Short-term
Micro Cap
Real Estate(a)

CONVERTIBLE SECURITIES:        U.S. BALANCED:
-----------------------------  ------------------  ALTERNATIVE PRODUCTS:
                                                   ----------------------------------
U.S. Convertible Securities    Balanced Growth     Risk Arbitrage
Global Convertible Securities  Balanced Value      Merchant Banking
                                                   Fund of Funds

---------------
(a) Invested primarily in publicly-traded real estate investment trusts and managed by Westwood Management.
(b) Invested primarily in publicly-listed equities of U.S. and international gold companies.
                            ------------------------

                                  MUTUAL FUNDS

     The Company's marketing efforts for the Mutual Funds are currently focused on increasing the distribution and sales of its existing funds, as well as creating new products for sale through its distribution channels. The Company has traditionally distributed most of its open-end Mutual Funds by using a variety of direct response marketing techniques, including telemarketing and advertising, and, as a result, the Company maintains direct relationships with the majority of its no-load open-end Mutual Fund customers. The Company has further expanded its product distribution by offering its open-end Mutual Funds through programs sponsored by third-party intermediaries that offer their mutual fund customers a variety of competing products and administrative services ("Third-Party Distribution Programs"), including programs with no transaction fees payable by the customer ("NTF Programs").

     The Mutual Funds have a long-term record of achieving high returns compared against similar investment products. The Gabelli family of funds was honored as the top performing mutual fund family by Mutual Funds Magazine for 1997. In addition, Mario J. Gabelli was named as the Domestic Equity Fund

Manager of the Year for 1997 by Morningstar, Inc. ("Morningstar"). As of March 31, 1998, the Company had a total of three "five star" and five "four star" funds, as rated by Morningstar, in each case, on an overall basis (i.e. based on 3, 5 and 10-year risk adjusted average returns). As of March 31, 1998, approximately 93% of such assets under management in those Mutual Funds having a Morningstar overall rating were ranked four or five stars and 99.7% of such assets were in Mutual Funds ranked three, four or five stars on an overall basis. Also for 1997, the Gabelli Global Interactive Couch Potato(R) Fund was ranked as the "number one global fund" out of 188 global funds ranked by Lipper Analytical Services, Inc. There can be no assurance, however, that these funds will be able to maintain such ratings or that past performance will be indicative of future results.

                               SEPARATE ACCOUNTS

     Since 1977, the Company has provided investment management services to a broad spectrum of institutional and high net worth investors. As of March 31, 1998, the Company had approximately 850 Separate Accounts with an aggregate of approximately $7.9 billion of assets, which represent approximately one-half of the total assets under management of the Company at March 31, 1998. The Separate Accounts are invested in U.S. and international equities, U.S. fixed income securities and convertible securities.

     The Company's Separate Accounts business is marketed primarily through the direct efforts of its in-house sales force. Sales efforts are conducted on a regional and product specialist basis. Clients are generally serviced by a team of individuals, the core of which remain assigned to a specific client from the onset of the client relationship. The Company maintains direct relationships with corporate pension and profit sharing plans, foundations, endowment funds, jointly trusteed plans, municipalities and high net worth individuals that comprise the Company's Separate Accounts business. Each Separate Account portfolio is managed to meet the specific needs and objectives of the particular client by utilizing investment strategies and techniques within the Company's areas of expertise.

                        ALTERNATIVE INVESTMENT PRODUCTS

     The Company offers alternative investment products through its majority-owned subsidiary, Gabelli Securities, Inc. ("GSI"). These alternative investment products consist primarily of risk arbitrage and merchant banking limited partnerships and offshore companies. The Partnerships had $139 million of assets at March 31, 1998.

                     BROKERAGE AND MUTUAL FUND DISTRIBUTION

     The Company offers underwriting, execution and trading services through its subsidiary, Gabelli & Company, a registered broker-dealer. Gabelli & Company's revenues are derived primarily from the distribution of the Mutual Funds and securities brokerage activity, including trading commissions on transactions in equity securities for the Mutual Funds, Separate Accounts and other customers, and from underwriting fees and market-making activities. During 1997, Gabelli & Company participated in 35 syndicated underwritings.

                               BUSINESS STRATEGY

     The Company believes that by expanding on its competitive asset management strengths, including its brand name, long-term performance record, diverse product offerings and experienced research, client service and investment professionals, that it will be able to increase its assets under management and profitability. The key elements of the Company's business strategy are as follows:

     - Strengthen and Broaden the Gabelli Brand Name. The Company believes that the Gabelli brand name is one of the more widely recognized brand names in the U.S. investment management industry. The Company intends to continue to strengthen and broaden its brand name identity by, among other things, developing additional products and increasing its marketing and advertising to provide a uniform global image. For example, the Company intends to launch several new investment products in 1998, including the Gabelli Global Opportunity Fund, a global equity fund, and the Gabelli Westwood Mighty Mites(SM) Fund, a micro cap equity fund. As part of its strategy to strengthen and broaden its Gabelli brand name identity, the Company plans to promote the strengths of its overall product line.

     - Retain and Attract Top Performing Investment Professionals. The Company's overall long-term strategy is to provide a range of investment products suitable to meet the diverse requirements of its clients. The Company has in recent years expanded its portfolio management staff and believes it has significant capacity for growth in existing products. As the Company continues to increase the breadth of its investment management capabilities, it plans to add portfolio managers and other investment personnel in order to foster expansion of its products.

     - Expand Marketing and Distribution of Mutual Funds. In addition to its direct response marketing program, the Company intends to continue to expand its distribution network through Third-Party Distribution Programs, particularly NTF Programs. As of March 31, 1998, the Company was participating in 53 Third-Party Distribution Programs, with additional programs targeted. The Company's objective is to gain access to the remaining programs that it has already targeted, as well as any new programs that the Company determines will increase the distribution of the Mutual Funds. In addition, the Company intends to develop a marketing strategy to increase its presence in the 401(k) market for its Mutual Funds. The Company is seeking to add experienced marketing and client service personnel in order to increase its distribution efforts.

     - Increase Marketing for Separate Accounts. The Separate Accounts business has primarily developed through direct marketing. Historically, third party pension consultants and financial consultants have not been a major source of new Separate Accounts business for the Company. However, these consultants have significantly increased their presence among institutional and high net worth investors. As a result, the Company intends to add marketing personnel both to target pension and financial consultants and to expand its efforts through its traditional marketing channels.

     - Pursue Strategic Acquisitions and Alliances. The Company intends to selectively and opportunistically pursue acquisitions and alliances that will broaden its product offerings and add new sources of distribution. The Company believes that it will be better positioned to pursue acquisitions after the Offering because it will be one of a relatively few publicly-traded investment management firms.

                                     THE OFFERING

Class A Common Stock Offered....             shares

Common Stock to be outstanding
after the Offering..............             shares of Class A Common Stock(1)
                                   and
                                             shares of Class B Common Stock(2)

                                             shares(1)
                            ----------------------------------------------------

                            ----------------------------------------------------

Use of proceeds.................   The Company intends to use the net proceeds
                                   from the Offering for general corporate
                                   purposes.

Voting rights...................   The rights of holders of shares of Common
                                   Stock are substantially identical, except that holders of Class B Common Stock will be entitled to ten votes per share, while holders of Class A Common Stock will be entitled to one vote per share.

Proposed        Symbol..........
---------------
(1) Excludes           shares of Class A Common Stock reserved for issuance
    under the 1998 Stock Award and Incentive Plan of the Company, including shares of Class A Common Stock subject to outstanding options granted at the initial public offering price of the Class A Common Stock. See "Management -- 1998 Stock Award and Incentive Plan."

                                  RISK FACTORS

     See "Risk Factors" on page 11 for a discussion of certain risks that should be considered in connection with an investment in the Class A Common Stock offered hereby.

                              CORPORATE STRUCTURE

     Alpha G, Inc. is a holding company that was formed in connection with the Offering and, accordingly, has not previously engaged in any business operations, acquired any assets or incurred any liabilities other than in connection with the Offering. Immediately prior to the closing of the Offering,
the Company will issue           shares of its Class B Common Stock to all of
the shareholders of Gabelli Funds, Inc. (the "Existing Shareholders") in exchange for all of the shares of common stock of Gabelli Funds, Inc. As a result, Gabelli Funds, Inc. will become a wholly owned subsidiary of the Company, and, immediately following the Offering, the Company will conduct its business operations through Gabelli Funds, Inc. and its subsidiaries. After the consummation of the Offering, the Existing Shareholders will own all of the outstanding shares of Class B Common Stock, which will represent approximately
     % of the combined voting power of the outstanding Common Stock (     % if
the Underwriters' over-allotment option is exercised in full). The Company will continue to be controlled by Mr. Gabelli, who will beneficially own
approximately      % of the combined voting power of the Common Stock of the
Company. See "Certain Relationships and Related Transactions -- The Formation Transactions."

     The following sets forth a simplified organizational chart for the Company after consummation of the Offering:

                    [GABELLI & COMPANY ORGANIZATIONAL CHART]
---------------
  * Of the approximately 23.9% ownership interest of GSI not held by the Company, approximately 7% is owned by the Company's staff and 17% by unaffiliated shareholders.

 ** Gabelli Funds, Inc. owns 51.1% of the Class B Common Stock of Gabelli
    Advisers, Inc., which stock represents approximately 49.9% of the total voting power and 40.9% of the economic interest. The remaining 48.9% of the Class B Common Stock of Gabelli Advisers, Inc. is owned by members of senior management of the Company and by their affiliates. All of the Class A Common Stock of Gabelli Advisers, Inc., representing a 20% economic interest, is owned by Westwood Management. Gabelli Advisers, Inc. is the adviser and Westwood Management is the subadviser to the Gabelli Westwood family of funds.

*** The 19.9% ownership interest of Gabelli Fixed Income, LLC not held by the Company is owned by members of senior management of Gabelli Fixed Income, LLC.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The summary historical financial data presented below under the captions "Historical Income Statement Data" and "Historical Balance Sheet Data," has been derived from the audited consolidated financial statements of Gabelli Funds, Inc. and subsidiaries ("GFI").

     The pro forma income statement data gives effect to the income taxes payable if GFI had been a "C" corporation for federal and state income tax purposes for all periods presented. In addition, the pro forma income statement data for each of the three years in the period ended December 31, 1997 gives pro forma effect to the Offering and the Formation Transactions, exclusive of the sale of the FCC Licenses, as if they were consummated on January 1, 1995. The pro forma adjustments are based upon available information and certain assumptions that management of the Company believes are reasonable under the circumstances. The pro forma financial data does not purport to represent the results of operations or the financial position of GFI which actually would have occurred had these Offering and the Formation Transactions been consummated on the aforesaid dates, or project the results of operations or the financial position of GFI for any future date or period. See "Certain Relationships and Related Transactions -- The Formation Transactions."

     The following summary historical and pro forma financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated Financial Statements of GFI and the related notes included elsewhere in this Prospectus.

                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                           --------------------------------------------
                                                               1995            1996            1997
                                                           ------------    ------------    ------------
                                                           (IN THOUSANDS, EXCEPT SHARE DATA AND ASSETS
                                                                        UNDER MANAGEMENT)
HISTORICAL INCOME STATEMENT DATA
Revenues:
  Investment advisory and incentive fees.................    $ 77,302        $ 84,244        $ 89,684
  Commission revenue.....................................       5,706           6,667           7,496
  Distribution fees and other income.....................       6,302           7,257           8,096
                                                             --------        --------        --------
     Total revenues......................................      89,310          98,168         105,276
                                                             --------        --------        --------
Expenses:
  Compensation costs.....................................      39,384          41,814          45,260
  Management fee.........................................       9,423          10,192          10,580
  Other operating expenses...............................      18,709          19,274          18,690
                                                             --------        --------        --------
     Total expenses......................................      67,516          71,280          74,530
                                                             --------        --------        --------
Operating income.........................................      21,794          26,888          30,746
                                                             --------        --------        --------
Other income (expense):
  Net gain from investments..............................      10,105           8,783           7,888
  Interest and dividend income...........................       5,853           5,406           4,634
  Interest expense.......................................        (679)           (879)         (1,876)
  Other..................................................         147             331            (109)
                                                             --------        --------        --------
     Total other income, net.............................      15,426          13,641          10,537
                                                             --------        --------        --------
Income before income taxes and minority interest.........      37,220          40,529          41,283
  Income taxes...........................................       7,769           7,631           3,077
  Minority interest......................................       2,555           2,727           1,529
                                                             --------        --------        --------
Net income...............................................    $ 26,896        $ 30,171        $ 36,677
                                                             ========        ========        ========

                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                           --------------------------------------------
                                                               1995            1996            1997
                                                           ------------    ------------    ------------
                                                           (IN THOUSANDS, EXCEPT SHARE DATA AND ASSETS
                                                                        UNDER MANAGEMENT)
PRO FORMA INCOME STATEMENT DATA (UNAUDITED)(1)
  Income before income taxes and minority interest, as
     reported............................................    $ 37,220        $ 40,529        $ 41,283
  Pro forma management fee adjustment(2).................       8,623           9,392           9,780
  Pro forma provision for income taxes...................     (16,724)        (17,880)        (19,346)
  Pro forma minority interest............................      (3,318)         (3,478)         (1,696)
                                                             --------        --------        --------
  Pro forma net income...................................    $ 25,801        $ 28,563        $ 30,021
                                                             ========        ========        ========
  Pro forma net income per share basic and diluted.......         N/A(6)          N/A(6)          N/A(6)
                                                             ========        ========        ========
  Weighted average shares outstanding....................         N/A(6)          N/A(6)          N/A(6)
                                                             ========        ========        ========
OTHER FINANCIAL DATA (UNAUDITED)
  Assets under management (at year end, in
     millions)(3)........................................       9,279           9,525          13,370
  EBITDA(4)..............................................      38,238          41,832          43,610
  Pro forma EBITDA(7)....................................      46,861          51,224          53,390

                                                                          DECEMBER 31,
                                                             --------------------------------------
                                                                1995          1996          1997
                                                             ----------    ----------    ----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
HISTORICAL BALANCE SHEET DATA(5)
  Total assets.............................................   $155,541      $182,524      $232,736
  Total liabilities and minority interest..................     39,470        43,991        69,117
                                                              --------      --------      --------
  Total shareholders' equity...............................   $116,071      $138,533      $163,619
                                                              ========      ========      ========

---------------
(1) Pro forma income statement data gives effect to the conversion of the Company from a subchapter "S" corporation to a "C" corporation as if such transaction had occurred on January 1, 1995 and to the conversion of the management fee as if such transaction had occurred on January 1, 1995. See "Certain Relationships and Related Transactions -- The Formation Transactions."

(2) The management fee adjustment reflects the conversion of the management fee
    for         shares of Class B Common Stock, net of pro forma compensation
    costs of $            .

(3) Effective April 14, 1997, Gabelli Fixed Income, LLC was restructured with the Company's ownership increasing from 50% to 80.1%, thereby causing Gabelli Fixed Income, LLC to become a consolidated subsidiary of the Company. Accordingly, for periods after April 14, 1997, the assets managed by Gabelli Fixed Income, LLC are included in the Company's assets under management. If the assets managed by Gabelli Fixed Income, LLC had been included for all periods presented, assets under management for 1995 and 1996 would have been approximately $10.8 billion and $11.1 billion, respectively.

(4) EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization and minority interest. The Company believes that EBITDA is a measure commonly used by analysts, investors and others interested in the asset management industry. Accordingly, this information has been disclosed herein to permit a more complete analysis of the Company's operating performance. EBITDA should not be considered in isolation or as a substitute for net income or other consolidated statements of income or cash flows data prepared in accordance with generally accepted accounting principals as a measure of the profitability or liquidity of the Company. EBITDA does not take into account the Company's debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.

(5) Historical Balance Sheet data for 1997 has not been adjusted to reflect the pro forma impact of the sale of the FCC Licenses described under "Certain Relationships and Related Parties -- The Formation Transactions." Had the Historical Balance Sheet data been adjusted to reflect these transactions, the 1997 pro forma assets would be $202,736,000 and pro forma liabilities would be $39,117,000. The pro forma effect of the repayment of the Rivgam Credit Agreement would not have had a material effect on the pro forma results of operations for 1997.

(6) Pro forma net income per share, pro forma weighted average shares outstanding and shareholders' equity per share have not been presented since the number of shares to be exchanged in connection with the conversion of the management fee has not been determined.

(7) Pro forma EBITDA is defined as earnings before management fee (but after pro
    forma compensation of $        ), interest expense, taxes, depreciation and
    amortization and minority interest. Pro forma EBITDA has been presented to show the effect of the conversion of the management fee in consideration for shares of Class B Common Stock effective upon consummation of the Offering. This information has been disclosed herein to permit a more complete analysis of the Company's operating performance. Pro forma EBITDA should not be considered in isolation or as a substitute for net income or other consolidated statements of income or cash flows data prepared in accordance with generally accepted accounting principals as a measure of the profitability or liquidity of the Company. Pro forma EBITDA does not take into account the Company's debt service requirements and other commitments and, accordingly is not necessarily indicative of amounts that may be available for discretionary uses.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following factors relating to the Company and the Class A Common Stock before making an investment in the Class A Common Stock offered by this Prospectus.

CONTROL BY MR. GABELLI; CONFLICTS OF INTEREST

     Upon completion of the Offering, Mr. Gabelli will beneficially own
approximately   % of the Company's outstanding Class B Common Stock,
representing approximately   % of the combined voting power of all classes of
voting stock of the Company ( % if the Underwriters' over-allotment option is exercised in full). As long as Mr. Gabelli beneficially owns a majority of the combined voting power of the Common Stock, he will have the ability to elect all of the members of the Board of Directors and thereby to control the management and affairs of the Company, including determinations with respect to acquisitions, dispositions, borrowings, issuances of Common Stock or other securities of the Company, and the declaration and payment of dividends on the Common Stock. In addition, Mr. Gabelli will be able to determine the outcome of matters submitted to a vote of the Company's shareholders for approval and will be able to cause or prevent a change in control of the Company. As a result of Mr. Gabelli's control of the Company, none of the Company's agreements with Mr. Gabelli and other companies controlled by him have been arrived at through "arm's-length" negotiations, although the Company believes that the parties endeavored to implement market-based terms. There can be no assurance that the Company would not have received more favorable terms from an unaffiliated party. See "Certain Relationships and Related Transactions."

     Mr. Gabelli and members of his family associated with the Company devote and intend to continue devoting time to activities outside the Company, including managing assets for other investors through various funds unaffiliated with the Company (approximately $115 million as of March 31, 1998), managing their own assets and their families' assets, and managing or controlling companies in other industries. These activities may present conflicts of interest or compete with the Company, and the Certificate of Incorporation of the Company expressly provides in general that Mr. Gabelli and members of his family have no obligation to resolve conflicts in favor of the Company or to refrain from competing with the Company. For example, Mr. Gabelli and members of his family may make private investments for themselves that would also be attractive to the Company and may manage money for investors other than through the Company. In order to minimize conflicts and potential competition with the Company's core business, Mr. Gabelli (but not other members of his family) has undertaken that so long as he is associated with the Company he will not manage money, other than through the Company, for any mutual fund that is publicly offered in the U.S. or abroad and will not manage money for separate accounts or privately offered funds that invest primarily in publicly traded equity securities except for those that pay traditional hedge fund performance fees.

     The Company will not derive any income from external activities by Mr. Gabelli or members of his family and may not be able to take advantage of business and investment opportunities that would prove to be beneficial to the Company and the shareholders. Where a conflict of interest involves a transaction between Mr. Gabelli or members of his family and the Company, there can be no assurance that the Company would not receive more favorable terms if it were dealing with an unaffiliated party, although the Company will seek to achieve market-based terms in all such transactions. See "Description of Capital Stock -- Certificate of Incorporation and Bylaw Provisions -- Corporate Opportunity and Conflict of Interest Policies."

DEPENDENCE ON MARIO J. GABELLI AND OTHER KEY PERSONNEL

     The Company is dependent on the efforts of Mr. Gabelli, its Chairman of the Board, Chief Executive Officer, Chief Investment Officer and a portfolio manager for the Company's value-oriented equity products, which represent a significant majority of the Company's assets under management. The loss of Mr. Gabelli's services would have a material adverse effect on the Company.

     In addition to Mr. Gabelli, the future success of the Company depends to a substantial degree on its ability to retain and attract other qualified personnel to conduct its investment management business. The market for qualified portfolio managers is extremely competitive and has grown more so in recent periods as the investment management industry has experienced growth. The Company anticipates that it will be necessary for it to add portfolio managers and investment analysts as the Company further diversifies its investment products and strategies. See "Business -- Business Strategy." There can be no assurance, however, that the Company will be successful in its efforts to recruit and retain the required personnel. In addition, the investment professionals as well as the senior marketing personnel have direct contact with the Company's Separate Account clients, which can lead to a strong client relationship. The loss of these personnel could jeopardize the Company's relationships with certain Separate Account clients, and result in the loss of such accounts. The loss of key management professionals or the inability to recruit and retain sufficient portfolio managers and marketing personnel could have a material adverse effect on the Company's business.

POTENTIAL ADVERSE EFFECTS ON THE COMPANY'S PERFORMANCE PROSPECTS FROM A DECLINE IN THE PERFORMANCE OF THE SECURITIES MARKETS

     The Company's results of operations are affected by many economic factors, including the performance of the securities markets. Unusually favorable and sustained performance of the U.S. securities markets and, in particular, the U.S. equity market, has attracted substantial inflows of new assets into these markets and has resulted in significant market appreciation which has led to an increase in assets under management and revenues for the Company. As of March 31, 1998, approximately 89% of the Company's assets under management was invested in portfolios consisting primarily of equity securities. A decline in the securities markets, in general, and the equity markets, in particular, could reduce the Company's assets under management and consequently reduce the Company's revenues. Further, any such decline in the equity markets, failure of these markets to sustain their recent levels of growth, or short-term volatility in these markets could result in investors withdrawing from the equity markets or decreasing their rate of investment, either of which could further adversely affect the Company. The Company's growth rate has varied from year to year, and there can be no assurance that the average growth rates sustained in the recent past will continue. From time to time, a relatively high proportion of the assets managed by the Company may be concentrated in particular industry sectors. A general decline in the performance of securities in those industry sectors could have an adverse effect on the Company's assets under management and revenues.

POOR INVESTMENT PERFORMANCE COULD REDUCE REVENUES AND OTHER INCOME

     Success in the investment management and mutual fund businesses is dependent on investment performance as well as distribution and client servicing. Good performance generally stimulates sales of the Company's investment products and tends to keep withdrawals and redemptions low, which generates higher management fees (which are based on the amount of assets under management). Conversely, relatively poor performance tends to result in decreased sales, increased withdrawals and redemptions in the case of the open-end Mutual Funds, and in the loss of Separate Accounts, with corresponding decreases in revenues to the Company. Many analysts of the mutual fund industry believe that investment performance is the single most important factor for the growth of no-load Mutual Funds, such as those offered by the Company. Failure of the Company's investment products to perform well could, therefore, have a material adverse effect on the Company. The Company has a significant proprietary investment portfolio. Poor performance of these investments on a realized and unrealized basis would have an adverse effect on the Company's income.

LOSS OF SIGNIFICANT SEPARATE ACCOUNTS COULD AFFECT REVENUES

     The Company has approximately 850 Separate Accounts, of which the ten largest accounts constitute approximately 8% of the Company's total revenues as of March 31, 1998. Loss of these accounts would have an adverse effect on the Company's revenues. In addition, the Company has from time to time lost large Separate Account clients as a result of corporate mergers and restructurings despite good performance and the Company could continue to lose accounts under these circumstances.

COMPLIANCE FAILURES AND CHANGES IN REGULATION COULD ADVERSELY AFFECT THE COMPANY

     The Company's investment management activities are subject to client guidelines and its Mutual Fund business involves compliance with numerous investment, asset valuation, distribution and tax requirements. Failure to adhere to these guidelines and requirements that result in client losses can in some circumstances be recovered from the service providers to such clients or Mutual Funds, including the Company. Although the Company has installed procedures and utilizes the services of experienced administrators, accountants and lawyers to assist it in satisfying these requirements and maintains insurance to protect it in the case of client losses, there can be no assurance that such precautions or insurance will protect the Company from potential liabilities.

     The Company's businesses are subject to extensive regulation in the United States, including by the Securities and Exchange Commission (the "Commission") and the National Association of Securities Dealers Inc. (the "NASD"). The Company is also subject to the laws of non-U.S. jurisdictions and non-U.S. regulatory agencies or bodies. The failure of the Company to comply with applicable laws or regulations could result in fines, suspensions of personnel or other sanctions, including revocation of the Company's registration as an investment adviser or broker-dealer. Changes in laws or regulations or in governmental policies could materially and adversely affect the business and operations of the Company. See "Business -- Regulation."

THE COMPANY'S SOURCES OF REVENUE ARE SUBJECT TO TERMINATION ON SHORT NOTICE

     Substantially all of the Company's revenues are derived from investment advisory agreements and distribution arrangements. Investment advisory agreements and distribution arrangements with the Mutual Funds are terminable on 60 days' notice and must be approved and renewed annually by the disinterested members of each Fund's board of directors or trustees, or its shareholders, as required by law. Investment advisory agreements with the Separate Accounts are typically terminable by the client without penalty on 30 days' notice or less. See "Business." Any failure to renew, or termination of a significant number of these agreements or arrangements would have a material adverse effect on the Company.

COMPETITION

     The investment management business is intensely competitive with low barriers to entry and is undergoing substantial consolidation. Many organizations in this industry are attempting to market to and service the same clients as the Company, not only with mutual fund products and services, but also with a wide range of other financial products and services. Many of the Company's competitors have greater distribution, offer more product lines and services, and may also have a substantially greater amount of assets under management and financial resources. These competitors would tend to have a substantial advantage over the Company during periods when the Company's investment performance is not strong enough to counter these competitors' greater marketing resources. See "Business -- Competition."

RELIANCE ON THIRD-PARTY DISTRIBUTION PROGRAMS

     The Company has recently experienced significant growth in sales of its open-end Mutual Funds through Third-Party Distribution Programs, most of which is from NTF Programs. Of the $5.9 billion of assets under management in the open-end Mutual Funds as of March 31, 1998, approximately 15% was obtained through NTF Programs. The cost of Third-Party Distribution Programs is higher than the Company's direct distribution costs, and there can be no assurance that the costs of Third-Party Distribution Programs will not increase in the future. Any increase would be likely to adversely affect the Company's profit margins and results of operations. In addition, there can be no assurance that the Third-Party Distribution Programs will continue to distribute the Mutual Funds. At March 31, 1998, approximately 88% of the Third-Party Distribution Program net assets in the Gabelli and Gabelli Westwood families of funds are attributable to two NTF Programs. Further, 92% of the total assets in The Treasurer's Funds are attributable to a single Third-Party Distribution Program. The decision by these Third-Party Distribution Programs to discontinue distribution of the Mutual Funds could have an adverse effect on the Company's growth of assets under management.

FEE PRESSURES COULD REDUCE PROFIT MARGINS

     There has been a trend toward lower fees in some segments of the investment management industry. In order for the Company to maintain its fee structure in a competitive environment, the Company must be able to provide clients with investment returns and service that will encourage them to be willing to pay such fees. Accordingly, there can be no assurance that the Company will be able to maintain its current fee structure. Fee reductions on existing or future new business could have an adverse impact on the Company's profit margins and results of operations.

POSSIBILITY OF LOSSES ASSOCIATED WITH UNDERWRITING AND TRADING ACTIVITIES

     The Company's underwriting and market-making activities are primarily conducted through its subsidiary, Gabelli & Company, as principal, and subject the Company's capital devoted to those businesses to significant risks, including market, credit, leverage, counterparty and liquidity risks.

DEPENDENCE ON INFORMATION SYSTEMS

     The Company operates in an industry that is highly dependent on its information systems and technology. The Company outsources a significant portion of its information systems operations to third parties who are responsible for providing the management, maintenance and updating of such systems. There can be no assurance, however, that the Company's information systems and technology will continue to be able to accommodate the Company's growth, or that the cost of maintaining such outsourcing arrangements will not increase from current levels.

FAILURE TO ACHIEVE YEAR 2000 COMPATIBILITY WOULD CAUSE SIGNIFICANT LOSSES

     As the year 2000 approaches, an issue has emerged regarding how existing application software programs and operating systems can accommodate this date change. Failure to make these software modifications would have a significant adverse effect on the Company's ability to service its customers and clients. Management is in the process of modifying its systems and working with its software vendors to prepare the Company for the year 2000. Based on information currently available, management does not anticipate that the Company will incur significant operating expenses or be required to incur material costs to be year 2000 compliant. The Company is, however, still analyzing and modifying its systems and requirements. In addition, the Company's businesses are all dependent on third parties that have computer systems that may not be year 2000 compliant. To the extent the Company's or such third parties' systems are not fully year 2000 compliant, there can be no assurance that potential systems interruptions or the cost necessary to update software would not have a material adverse effect on the Company's business, financial condition, results of operations, or business prospects.

CLASS A COMMON STOCK MAY BE LESS ATTRACTIVE

     The holders of Class A Common Stock and Class B Common Stock have identical rights except that (i) holders of Class A Common Stock are entitled to one vote per share, while holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted on by shareholders in general, and (ii) holders of Class A Common Stock are not eligible to vote on matters relating exclusively to Class B Common Stock and vice versa. The differential in the voting rights and the ability of the Company to issue additional Class B Common Stock could adversely affect the value of the Class A Common Stock to the extent that investors, or any potential future purchaser of the Company, view the superior voting rights of the Class B Common Stock to have value.

ABSENCE OF A PRIOR PUBLIC MARKET; VOLATILITY OF PRICE

     Prior to the Offering, there has been no public market for the Class A Common Stock and there can be no assurance that an active trading market will develop or be sustained. The initial public offering price of the Class A Common Stock will be determined through negotiation among the Company and the Underwriters and may not be indicative of the market price for the Class A Common Stock after the Offering. See "Underwriting." The market price for the Class A Common Stock may be highly volatile. The Company believes that factors such as announcements by the Company, or by its competitors, of quarterly variances in financial results could cause the market price of the Class A Common Stock to fluctuate substantially. In addition, the stock market may experience extreme price and volume fluctuations, which often are unrelated to the operating performance of specific companies. Market fluctuations or perceptions regarding the Company's industry, as well as general economic or political conditions, may adversely affect the market price of the Class A Common Stock.

NO SPECIFIC USE OF PROCEEDS

     The Company has not designated any specific use for the net proceeds from the sale by the Company of Class A Common Stock offered hereby. The Company intends to use the net proceeds primarily for general corporate purposes, including working capital and the expansion of its business through new investment product offerings, enhanced distribution, proprietary investments, upgraded management information systems and strategic acquisitions as opportunities arise. Accordingly, management will have significant flexibility in applying the net proceeds of the Offering. See "Use of Proceeds."

IMMEDIATE AND SUBSTANTIAL DILUTION

     Purchasers of Class A Common Stock in the Offering will experience
immediate dilution in net tangible book value of $          per share, based on
an assumed initial public offering price of $          per share. To the extent
that any options to be granted with respect to Class A Common Stock are exercised after the vesting period expires, purchasers of Class A Common Stock will experience additional dilution. See "Dilution" and "Management."

SHARES AVAILABLE FOR FUTURE SALE OR DISTRIBUTION

     Immediately after consummation of the Offering, the Company will have
outstanding           shares of Class A Common Stock and           shares of
Class B Common Stock. Subject to the restrictions described under "Shares Eligible for Future Sale" and applicable law and the lock-up agreement described below, the Existing Shareholders could sell any or all of the shares of Common Stock owned by them from time to time for any reason. See "Shares Eligible for Future Sale." The Company has requested that each of the Existing Shareholders agree with the Company not to sell any shares of Class B Common Stock for a three year period commencing on the date of consummation of the Offering unless such sale is to either an Existing Shareholder or to the Company. No prediction can be made as to the effect, if any, that future sales or distributions of Class A Common Stock or Class B Common Stock by the Existing Shareholders, or the availability of Class A Common Stock and Class B Common Stock for future sale or distribution, will have on the market price of the Class A Common Stock prevailing from time to time. Sales or distributions of substantial amounts of Class A Common Stock or Class B Common Stock, or the perception that such sales or distributions could occur, could adversely affect prevailing market prices for the Class A Common Stock. See "Shares Eligible for Future Sale."

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     Certain statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this Prospectus constitute forward-looking statements, which involve known and unknown risks, uncertainties, and other factors that may cause the actual results, levels of activity, performance, or achievements of the Company, or industry results, to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under "Risk Factors" and elsewhere in this Prospectus. As a result of the foregoing and other factors, no assurance can be given as to future results, levels of activity, or achievements, and neither the Company nor any other person assumes responsibility for the accuracy and completeness of such statements.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the shares of Class A Common Stock in the Offering at an assumed public offering price of
$          per share after deducting underwriting commissions and discounts and the estimated expenses of the Offering, are expected to be approximately $
million ($     million if the Underwriters' over-allotment option is exercised in full). The Company intends to use the net proceeds from the Offering for general corporate purposes, including working capital and the expansion of its business through new investment product offerings, enhanced distribution and marketing of existing investment products, proprietary investments, upgraded management information systems and strategic acquisitions as opportunities arise.

                                DIVIDEND POLICY

     The declaration and payment of dividends by the Company are subject to the discretion of its Board of Directors. The Company currently intends to retain earnings to finance its growth and operations and does not anticipate paying dividends on the Common Stock in the foreseeable future (other than funding the S Corporation Distribution as described under "Certain Relationships and Related Transactions"). Any determination as to the payment of dividends, including the level of dividends, will depend on, among other things, general economic and business conditions, the strategic plans of the Company, the Company's financial results and condition, contractual, legal, and regulatory restrictions on the payment of dividends by the Company or its subsidiaries, and such other factors as the Board of Directors of the Company may consider to be relevant. The Company is a holding company, and as such, its ability to pay dividends is subject to the ability of the subsidiaries of the Company to provide cash to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                    DILUTION

     The pro forma net tangible book value of the Class A Common Stock at December 31, 1997 after giving effect to the Formation Transactions, but before
adjustment for the Offering, was $163.2 million, or $     per share. Net
tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the shares of Class A Common Stock in the Offering at an assumed initial public
offering price of $     per share (before deducting the estimated underwriting
discounts and commissions and estimated offering expenses), and applying the estimated net proceeds therefrom as set forth in "Use of Proceeds," the pro forma net tangible book value of the Company at December 31, 1997 would have
been $      million, or $      per share, calculated as follows:

Assumed initial public offering price per share (1).........         $
                                                                     ----
  Pro forma net tangible book value per share before the
     Offering...............................................  $
                                                              ----
  Increase in pro forma net tangible book value per share
     attributable to the Offering...........................  $
                                                              ----
As adjusted pro forma net tangible book value per share
     after the Offering.....................................         $
                                                                     ----
Dilution in pro forma net tangible book value per share
     to new investors (2)(3)......................................   $
                                                                     ====

---------------
(1) Assumed initial public offering price before deduction of underwriting discounts and commissions and estimated expenses of the Offering to be paid by the Company.

(2) Dilution is determined by subtracting the pro forma net tangible book value per share of Class A Common Stock after the Offering from the assumed initial Class A public offering price paid by purchasers in the Offering for a share of Class A Common Stock.

(3) Assumes no exercise of outstanding stock options. As of the date of this Prospectus, there will be options outstanding to purchase a total of
    shares of Class A Common Stock at an exercise price of $       per share.
    See "Management-Executive Compensation." If any of these options were exercised, there would be further dilution to purchasers of Class A Common Stock in the Offering.

     Assuming the Underwriters' over-allotment option is exercised in full, the
pro forma net tangible book value at December 31, 1997 would be $      million
or $      per share, the immediate increase in pro forma net tangible book value
of shares owned by existing shareholders would be $      per share, and the
immediate dilution to purchasers of shares of Class A Common Stock in the
Offering would be $     per share.

     The following table summarizes at December 31, 1997, after giving effect to the sale of the shares of Class A Common Stock in the Offering at an assumed
initial public offering price of $     per share, (i) the number and percentage
of shares of Class A Common Stock purchased from the Company, (ii)the total cash consideration paid for the Class A Common Stock, and (iii) the average price per share of Class A Common Stock paid by Existing Shareholders and by purchasers of the Class A Common Stock in the Offering:

                                                                TOTAL CONSIDERATION
                                    CLASS A SHARES OWNED    ----------------------------
                                    --------------------        AMOUNT                      AVERAGE PRICE
                                    NUMBER    PERCENTAGE    (IN THOUSANDS)    PERCENTAGE      PER SHARE
                                    ------    ----------    --------------    ----------    -------------
Existing Shareholders                                %           $                   %          $
New investors
                                     ----       -----            ----           -----           ----
          Total:                                100.0%           $              100.0%          $
                                     ====       =====            ====           =====           ====

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 1997 (i) on an historical basis and (ii) as adjusted for the Offering and the Formation Transactions. This table should be read in conjunction with the Consolidated Financial Statements and related notes and other financial and operating data appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                 DECEMBER 31, 1997
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                  (IN THOUSANDS)
DEBT:
  Bank loan payable(1)......................................  $ 30,000      $    --
  Notes payable.............................................     7,108        7,108
  Capital lease obligations.................................     3,650        3,650
                                                              --------      -------
     Total debt.............................................    40,758       10,758
SHAREHOLDERS' EQUITY:
  Preferred Stock, $.001 par value; authorized shares; none
     issued and outstanding.................................        --           --
  Common Stock, $.01 par value; authorized 1,000,000 shares;
     issued and outstanding 185,937.........................         2
  Class A Common Stock, $.001 par value; authorized shares;
     issued and outstanding shares, as adjusted.............        --
  Class B Common Stock, $.001 par value; authorized
               shares; issued and outstanding
     shares, as adjusted....................................        --
  Additional paid-in capital................................    12,372
  Retained earnings.........................................   152,775
  Notes receivable..........................................    (1,530)
                                                              --------      -------
     Total shareholders' equity.............................   163,619
                                                              --------      -------
          Total capitalization..............................  $204,377      $
                                                              ========      =======

---------------
(1) Represents borrowings outstanding under a credit agreement between Rivgam Communicators, LLC, ("Rivgam"), a subsidiary of Gabelli Asset Management Company, and The Chase Manhattan Bank (the "Rivgam Credit Agreement"). These borrowings are guaranteed by Gabelli Asset Management Company. Net proceeds from the sale of the FCC Licenses (as defined herein) are expected to be used to repay the Rivgam Credit Agreement. See "Certain Relationships and Related Transactions -- The Formation Transactions."

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The selected historical financial data presented below under the captions, "Historical Income Statement Data" and "Historical Balance Sheet Data," has been derived from the audited consolidated financial statements of GFI.

     The pro forma income statement data gives effect to the income taxes payable if GFI had been a "C" corporation for federal and state income tax purposes for all periods presented. In addition, the pro forma income statement data for each of the five years in the period ended December 31, 1997 gives pro forma effect to the Offering and the Formation Transactions, exclusive of the sale of the FCC Licenses, as if they were consummated on January 1, 1993. The pro forma adjustments are based upon available information and certain assumptions that management of GFI believes are reasonable under the circumstances. The pro forma financial data does not purport to represent the results of operations or the financial position of GFI which actually would have occurred had these Offering and Formation Transactions been consummated on the aforesaid dates, or project the results of operations or the financial position of GFI for any future date or period. See "Certain Relationships and Related Transactions -- The Formation Transactions."

     The following selected historical and pro forma financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated Financial Statements of GFI and the related notes included elsewhere in this Prospectus.

                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                      -----------------------------------------------------
                                                        1993        1994       1995       1996       1997
                                                      --------    --------   --------   --------   --------
                                                        (IN THOUSANDS, EXCEPT SHARE DATA AND ASSETS UNDER
                                                                           MANAGEMENT)
HISTORICAL INCOME STATEMENT DATA
Revenues:
  Investment advisory and incentive fees............  $ 61,110    $ 71,759   $ 77,302   $ 84,244   $ 89,684
  Commission revenue................................     5,555       5,003      5,706      6,667      7,496
  Distribution fees and other income................     3,716       4,683      6,302      7,257      8,096
                                                      --------    --------   --------   --------   --------
    Total revenues..................................    70,381      81,445     89,310     98,168    105,276
                                                      --------    --------   --------   --------   --------
Expenses:
  Compensation costs................................    31,750      36,235     39,384     41,814     45,260
  Management fee....................................     3,618       6,904      9,423     10,192     10,580
  Other operating expenses..........................    12,592      16,435     18,709     19,274     18,690
                                                      --------    --------   --------   --------   --------
    Total expenses..................................    47,960      59,574     67,516     71,280     74,530
                                                      --------    --------   --------   --------   --------
Operating income....................................    22,421      21,871     21,794     26,888     30,746
                                                      --------    --------   --------   --------   --------
Other income (expense):
  Net gain (loss) from investments..................     9,199      (1,724)    10,105      8,783      7,888
  Interest and dividend income......................     2,596       4,692      5,853      5,406      4,634
  Interest expense..................................      (337)       (868)      (679)      (879)    (1,876)
  Other.............................................       195         119        147        331       (109)
                                                      --------    --------   --------   --------   --------
    Total other income, net.........................    11,653       2,219     15,426     13,641     10,537
                                                      --------    --------   --------   --------   --------
Income before income taxes and minority interest....    34,074      24,090     37,220     40,529     41,283
  Income taxes......................................    12,831       9,198      7,769      7,631      3,077
  Minority interest.................................     1,750       2,060      2,555      2,727      1,529
                                                      --------    --------   --------   --------   --------
Net income..........................................  $ 19,493    $ 12,832   $ 26,896   $ 30,171   $ 36,677
                                                      ========    ========   ========   ========   ========
PRO FORMA INCOME STATEMENT DATA (UNAUDITED)(1)
  Income before income taxes and minority interest,
    as reported.....................................  $ 34,074    $ 24,090   $ 37,220   $ 40,529   $ 41,283
  Pro forma management fee adjustment(2)............     2,818       6,104      8,623      9,392      9,780
  Pro forma provision for income taxes..............   (13,894)    (11,530)   (16,724)   (17,880)   (19,346)
  Pro forma minority interest.......................    (2,227)     (2,626)    (3,318)    (3,478)    (1,696)
                                                      --------    --------   --------   --------   --------
  Pro forma net income..............................  $ 20,771    $ 16,038   $ 25,801   $ 28,563   $ 30,021
                                                      ========    ========   ========   ========   ========

                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                      -----------------------------------------------------
                                                        1993        1994       1995       1996       1997
                                                      --------    --------   --------   --------   --------
                                                        (IN THOUSANDS, EXCEPT SHARE DATA AND ASSETS UNDER
                                                                           MANAGEMENT)
  Pro forma net income per share basic and
    diluted.........................................     N/A(6)      N/A(6)     N/A(6)     N/A(6)     N/A(6)
  Weighted average shares outstanding...............     N/A(6)      N/A(6)     N/A(6)     N/A(6)     N/A(6)
                                                      ========    ========   ========   ========   ========
OTHER FINANCIAL DATA (UNAUDITED)
  Assets under management (at year end, in
    millions)(3)....................................     8,202       7,980      9,279      9,525     13,370
  EBITDA(4).........................................    34,592      25,134     38,238     41,832     43,610
  Pro forma EBITDA(7)...............................    37,410      31,238     46,861     51,224     53,390


                                                                DECEMBER 31,
                                            -----------------------------------------------------
                                              1993        1994       1995       1996       1997
                                            --------    --------   --------   --------   --------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
HISTORICAL BALANCE SHEET DATA:(5)
  Total assets............................  $126,161(8) $141,887   $155,541   $182,524   $232,736
  Total liabilities and minority
     interest.............................    30,612(8)   33,983     39,470     43,991     69,117
                                            --------    --------   --------   --------   --------
  Total shareholders' equity..............  $ 95,549    $107,904   $116,071   $138,533   $163,619
                                            ========    ========   ========   ========   ========

---------------
(1) Pro forma income statement data gives effect to the conversion of the Company from a subchapter "S" corporation to a "C" corporation as if such transaction had occurred on January 1, 1995 and to the conversion of the management fee as if such transaction had occurred on January 1, 1993. See "Certain Relationships and Related Transactions -- The Formation Transactions."

(2) The management fee adjustment reflects the conversion of the management fee
    for         shares of Class B Common Stock, net of pro forma compensation
    costs of $        .

(3) Effective April 14, 1997, Gabelli Fixed Income, LLC was restructured with the Company's ownership increasing from 50% to 80.1%, thereby causing Gabelli Fixed Income, LLC to become a consolidated subsidiary of the Company. Accordingly, for periods after April 14, 1997, the assets managed by Gabelli Fixed Income, LLC are included in the Company's assets under management. If the assets managed by Gabelli Fixed Income, LLC had been included for all periods presented, assets under management for 1993, 1994, 1995 and 1996 would have been approximately $11.1 billion, $9.0 billion, $10.8 billion and $11.2 billion, respectively.

(4) EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization and minority interest. The Company believes that EBITDA is a measure commonly used by analysts, investors and others interested in the asset management industry. Accordingly, this information has been disclosed herein to permit a more complete analysis of the Company's operating performance. EBITDA should not be considered in isolation or as a substitute for net income or other consolidated statements of income or cash flows data prepared in accordance with generally accepted accounting principals as a measure of the profitability or liquidity of the Company. EBITDA does not take into account the Company's debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.

(5) Historical Balance Sheet data for 1997 has not been adjusted to reflect the pro forma impact of the sale of the FCC Licenses described under "Certain Relationships and Related Parties -- The Formation Transactions." Had the Historical Balance Sheet data been adjusted to reflect these transactions, the 1997 pro forma assets would be $202,736,000 and pro forma liabilities would be $39,117,000. The pro forma effect of the repayment of the Rivgam Credit Agreement would not have had a material effect on the pro forma results of operations for 1997.

(6) Pro forma net income per share, pro forma weighted average shares outstanding and shareholders equity per share have not been presented since the number of shares to be exchanged in connection with the conversion of the management fee has not been determined.

(7) Pro forma EBITDA is defined as earnings before management fee (but not pro
    forma compensation of $        ), interest expense, taxes, depreciation and
    amortization and minority interest. Pro forma EBITDA has been presented to show the effect of the conversion of the management fee in consideration for shares of Class B Common Stock effective upon consummation of the Offering. This information has been disclosed herein to permit a more complete analysis of the Company's operating performance. Pro forma EBITDA should not be considered in isolation or as a substitute for net income or other consolidated statements of income or cash flows data prepared in accordance with generally accepted accounting principals as a measure of the profitability or liquidity of the Company. Pro forma EBITDA does not take into account the Company's debt service requirements and other commitments and, accordingly is not necessarily indicative of amounts that may be available for discretionary uses.

(8)  Unaudited.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus. The Consolidated Financial Statements of GFI include the accounts of the following majority-owned or controlled subsidiaries of the Company: Gabelli Asset Management Company (100%-owned), GSI (76.1%-owned), Gabelli & Company (76.1%-owned), Gabelli Fixed Income, LLC (80.1%-owned) and Gabelli Advisers, Inc. (40.9%-owned).

OVERVIEW

     The Company's revenues are largely based on the level of assets under management in its businesses as well as the level of fees associated with its various investment products. Growth in revenues generally depends on good investment performance, which increases assets under management by increasing the value of existing assets under management, contributing to higher investment and lower redemption rates and facilitating the ability to attract additional investors while maintaining current fee levels. Growth in assets under management is also dependent on being able to access various distribution channels, which is usually based on several factors, including performance and service. Historically, the Company depended primarily on direct distribution of its products and services, but since 1995 has increasingly participated in Third-Party Distribution Programs, particularly NTF Programs. Fluctuations in financial markets also have a substantial effect on assets under management and results of operations, although the Company's extensive use of variable compensation programs tends to moderate the effects of fluctuations in revenues. The Company's largest source of revenues is investment advisory fees which are based on the amount of assets under management in its Mutual Funds and Separate Accounts businesses. Advisory fees from the Mutual Funds are computed daily or weekly, while advisory fees from the Separate Accounts are generally computed quarterly based on account values as of the end of the preceding quarter. These revenues vary depending upon the level of sales compared with redemptions, financial market conditions and the fee structure for assets under management. Revenues derived from the equity oriented portfolios generally have higher management fee rates than fixed income portfolios. See "Business -- Investment Management Agreements."

     Commission revenues consist of brokerage commissions derived from securities transactions executed on an agency basis on behalf of mutual funds, institutional and high net worth clients as well as investment banking revenue, which consists of underwriting profits, selling concessions and management fees associated with underwriting activities.

     Distribution fees and other income primarily include distribution fees payable in accordance with Rule 12b-1 of the Investment Company Act of 1940 ("Rule 12b-1"), along with sales charges and underwriting fees associated with the sale of the Mutual Funds plus other revenues. Distribution fees fluctuate based on the level of assets under management and the amount and type of Mutual Funds sold directly by the Company and through various distribution channels. During 1997, the Rule 12b-1 plans for 15 of the open-end Mutual Funds were restructured as compensation plans with annual fees set at 25 basis points of average assets under management. Previously, these plans were structured to only reimburse the Company for actual distribution expenses incurred, up to 25 basis points of average assets under management.

     Compensation costs include variable and fixed compensation and related expenses paid to the officers, portfolio managers, sales, trading, research and all other staff members of the Company.

     The management fee represents an amount paid to the Chairman of the Board and Chief Executive Officer of the Company, which is equal to 20% of the pretax profits of each of the Company's operating divisions, before consideration of the management fee. Effective as of the date of the consummation of the
Offering, the management fee will be converted for           shares of Class B
Common Stock. Other operating expenses include product distribution and promotion costs, clearing charges and fees for the Company's brokerage operation, rental of office space and electronic data equipment and services, insurance, charitable contributions and other general and administrative operating costs.

     Interest and dividend income as well as net gain from investments (realized and unrealized) is derived from proprietary investments of the Company's capital in various public and private investments. Prior to the Offering, the Company expects to sell the FCC Licenses (as defined herein) and to record a substantial gain from such sale. Such gain will be distributed to the Existing Shareholders as part of the S Corporation Distribution. See "Certain Relationships and Related Transactions -- The Formation Transactions."

     Interest expense is attributable to notes payable, margin interest expense and borrowings under the Rivgam Credit Agreement obtained in 1997.

     Minority interest represents the share of net income attributable to the minority interests, as reported on a separate company basis, of the Company's consolidated, majority-owned subsidiaries.

     In connection with the completion of the Offering, the Company will become taxable as a "C" corporation for federal income tax purposes and will pay taxes at an effective rate considerably higher than when the Company and certain of its subsidiaries were treated as Subchapter "S" Corporations.

OPERATING RESULTS FOR 1997 AS COMPARED TO 1996

     Total operating revenues for the Company in 1997 increased to $105.3 million compared to $98.2 million in 1996, an increase of approximately $7 million or 7%. The largest component of revenues, investment advisory and incentive fees, increased $5.4 million or 6% to $89.7 million, as total assets under management increased by $3.9 billion or 40% to $13.4 billion from $9.5 billion at the end of 1996. The improvements in revenues occurred as assets under management in the Mutual Funds for 1997 increased approximately $1.9 billion, or 46% to $6.1 billion at December 31, 1997 from $4.2 billion on December 31, 1996. In addition, assets under management in the Separate Accounts grew approximately 36% to $7.1 billion at December 31, 1997 from $5.2 billion at the end of the prior year. Approximately 16% of the increase in total assets under management for 1997 and 2% of the increase in investment advisory and incentive fees was due to Gabelli Fixed Income, LLC becoming a consolidated subsidiary on April 14, 1997 when the Company increased its ownership interest from 50% to 80.1%. The remaining 24% increase in total assets under management was primarily the result of investment performance of the equity portfolios throughout the year and net sales of the Mutual Funds from NTF Programs in the second half of the year. Growth in assets was substantially greater than growth in revenues, due to the consolidation of Gabelli Fixed Income, LLC which charges relatively lower fees, the weighting of net sales toward the end of the year and increasingly strong investment performance in the latter part of the year.

     As a result of increased agency trading activity for institutional clients, including accounts managed by affiliated companies, commission revenues in 1997 increased 12% to $7.5 million from $6.7 million in 1996. Commissions from the Mutual Funds and the Separate Account clients totaled $6.1 million, or approximately 81% of total commission revenues in 1997.

     Distribution fees and other income for 1997 increased approximately 12% to $8.1 million from $7.3 million in 1996. During 1997, the Rule 12b-1 plans for 15 of the open-end Mutual Funds were restructured as compensation plans with annual fees set at 25 basis points of average assets under management. Previously, these plans were structured to only reimburse the Company for actual distribution expenses incurred, up to 25 basis points of average assets under management.

     Total expenses for 1997 increased to $74.5 million, from $71.3 million in 1996, an increase of $3.2 million, or approximately 5%. Approximately one-half of this increase was associated with the Company's acquisition of a controlling interest in Gabelli Fixed Income, LLC in April 1997 and the inclusion of its expenses in the Company's 1997 results. Compensation costs, a significant portion of which are variable in nature and increase or decrease as revenues grow or decline, rose to $45.3 million in 1997 from $41.8 million in 1996, an increase of approximately 8%. Other operating expenses, which includes general operating expenses, as well as marketing, promotion and distribution costs, were $18.7 million in 1997, compared to $19.3 million in 1996. This decline in other operating expense was generally due to lower mutual fund distribution and marketing costs.

     Interest and dividend income decreased by approximately $0.8 million in 1997 to $4.6 million compared with $5.4 million in 1996. This decrease was primarily a result of the Company's change in its mix of investments from publicly-traded securities and mutual funds which paid interest and dividends to certain private investments which did not provide a current return. Interest expense increased to $1.9 million in 1997 from $0.9 million in 1996 due to interest expense related to the Rivgam Credit Agreement. The Rivgam Credit Agreement was obtained to finance the acquisition of the FCC Licenses by Rivgam Communicators, LLC. See "Certain Relationships and Related Transactions -- The Formation Transactions."

     Net gain from investments, which is derived from the Company's proprietary investment portfolio, was approximately $7.9 million, compared to $8.8 million for 1996, a decline of approximately $0.9 million. This decline was attributable to higher costs associated with hedging activities.

     The provision for income taxes decreased to $3.1 million in 1997 compared with $7.6 million in 1996. This was primarily a result of Gabelli Asset Management Company's election of subchapter "S" corporate status effective January 1, 1997.

     Minority interest declined in 1997 to $1.5 million from $2.7 million in 1996 as a result of Gabelli Asset Management Company becoming a wholly owned subsidiary of the Company on January 1, 1997. Minority interest of $1.5 million in 1997 represents income attributable to the minority interests of the Company's 76.1% owned subsidiary, Gabelli Securities, Inc., the Company's 80.1% owned subsidiary, Gabelli Fixed Income, LLC and the Company's controlling interest in Gabelli Advisers, LLC (now known as Gabelli Advisers, Inc.).

     EBITDA (as defined herein) increased approximately $1.8 million to $43.6 million in 1997 from $41.8 million in 1996, primarily as a result of the Company's increased operating income.

OPERATING RESULTS FOR 1996 AS COMPARED TO 1995

     Total revenues for the Company increased to $98.2 million in 1996 from $89.3 million in 1995, an increase of approximately $8.9 million or approximately 10%. Investment advisory and incentive fees accounted for the largest portion of this growth, increasing by $6.9 million or approximately 9% to $84.2 million in 1996 as overall assets under management rose to $9.5 billion in 1996 from $9.3 billion in the prior year. For 1996, assets under management in the Mutual Funds increased to $4.2 billion at December 31, 1996 from $4.1 billion at the end of 1995. Assets under management in the Separate Accounts were $5.2 billion compared to $5.1 billion at December 31, 1995.

     As a result of increased agency trading activity for institutional clients, including accounts managed by affiliated companies, commission revenues increased to $6.7 million in 1996 from $5.7 million in 1995, an increase of approximately 17%. Commissions from the Mutual Funds and the Separate Accounts totaled $4.8 million in 1996, or approximately 72% of total commission revenues.

     Distribution fees and other income increased to $7.3 million in 1996 from $6.3 million in 1995, an increase of approximately 15%, reflecting the Company's increased efforts to distribute its Mutual Funds. For 1996 and 1995, distribution revenues were closely tied to distribution expenses, as the Rule 12b-1 plans for the open-end Mutual Funds were structured to reimburse the Company for distribution expenditures incurred for such funds, subject to a limitation of .25% of average fund net assets.

     Total expenses in 1996 increased to $71.3 million, from $67.5 million in 1995, an increase of $3.8 million, or approximately 6%, primarily as a result of increased compensation costs and costs associated with the distribution of the Mutual Funds. Compensation costs, a substantial portion of which are variable in nature and increase or decrease as revenues grow or decline, rose from $39.4 million in 1995 to $41.8 million in 1996, an increase of $2.4 million or approximately 6%. Other operating expenses increased approximately $0.6 million or 3% to $19.3 million in 1996 from $18.7 million in 1995. This increase was mainly a result of increased distribution and marketing costs associated with the Mutual Funds.

     Interest and dividend income decreased to $5.4 million in 1996 from $5.9 million in 1995, a decrease of approximately 8%. This was primarily a result of the use of capital for certain private investments in 1996 which did not provide a current return.

     Net gain from investments, which is derived from the Company's proprietary investment portfolio was approximately $8.8 million in 1996 compared to $10.1 million in 1995, a decline of approximately $1.3 million. This decline was attributable to higher costs associated with hedging activities.

     The provision for income taxes for 1996 and 1995 reflect treatment of the parent company, Gabelli Funds, Inc., as a subchapter "S" corporation. As such, the liability for a substantial portion of the corporate taxes are the responsibility of the individual shareholders.

     Higher net income reported on a separate company basis by both the Company's then 79.5% owned subsidiary, Gabelli Asset Management Company, and then 75.3% owned subsidiary, GSI, resulted in an increase in income attributable to the minority interests in the Company's consolidated subsidiaries. GSI manages the Partnerships and is the holding company for Gabelli & Company, the Company's broker-dealer subsidiary and distributor of the Mutual Funds managed by the Company.

     EBITDA increased approximately 9% to $41.8 million from $38.2 million in 1995 as a result of the Company's increased operating income.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's principal assets consist of cash, short-term investments, securities held for investment purposes, FCC Licenses and investments in partnerships in which the Company is either a general or limited partner. Short-term investments are comprised primarily of United States treasury securities with maturities of less than one year and money market funds managed by the Company. Although investments in investment partnerships are for the most part illiquid, the underlying investments of such partnerships are for the most part liquid and the valuations of the investment partnerships reflect that underlying liquidity.

     The Company has met its cash requirements primarily through cash generated by its operating activities. Based upon the Company's current level of operations and anticipated growth in net revenues and net income as a result of implementing its business strategy, the Company expects that cash flows from its operating activities will be sufficient to enable the Company to finance its working capital needs for the foreseeable future. The Company has no material commitments for capital expenditures.

     Gabelli & Company is registered with the Commission as a broker-dealer and is a member of the NASD. As such, it is subject to the minimum net capital requirements promulgated by the Commission. Gabelli & Company's net capital has historically exceeded these minimum requirements. Gabelli & Company computes its net capital under the alternative method permitted by the Commission, which requires that minimum net capital be $250,000. As of December 31, 1997 and 1996, the Company had net capital as defined of approximately $6.6 million and $8.1 million, respectively, exceeding the regulatory requirement by approximately $6.3 million and $7.8 million, respectively. Regulatory net capital requirements increase when Gabelli & Company is involved in underwriting activities.

     At December 31, 1997, the Company had outstanding borrowings of $30 million under the Rivgam Credit Agreement. Interest is variable based upon changes in the LIBOR (London Interbank Offered Rate) or the Federal Funds Rate. Principal repayments under the credit agreement are due in four equal installments starting May 10, 1998. Rivgam's outstanding borrowings under the Rivgam Credit Agreement are guaranteed by Gabelli Asset Management Company. Net proceeds from the sale of the FCC Licenses are expected to be used to repay the Rivgam Credit Agreement. See "Certain Relationships and Related Transactions -- The Formation Transactions."

RECENT ACCOUNTING DEVELOPMENTS

     In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130 ("Reporting Comprehensive Income") and SFAS No. 131 ("Disclosure about Segments of an Enterprise and Related Information"). These statements, which are effective for periods beginning after December 15, 1997, expand or modify disclosures. The Company does not expect implementation to have any significant effect on the Company's reported financial position, results of operations or segment reporting.

SEASONALITY AND INFLATION

     The Company does not believe its operations are subject to significant seasonal fluctuations or inflation.

                                    BUSINESS

OVERVIEW

     Alpha G, Inc. is an investment management and financial services holding company that, through its subsidiaries, provides investment advisory and brokerage services to mutual fund, institutional and high net worth investors primarily in the United States. The Company provides advisory services to (i) the Gabelli family of funds, which currently consist of thirteen open-end mutual funds and three closed-end funds, through its wholly owned subsidiary GFI, (ii) The Treasurer's Funds, consisting of three open-end money market funds, through Gabelli Fixed Income, LLC, an 80.1% owned indirect subsidiary, and (iii) the Gabelli Westwood family of funds, currently consisting of five open-end mutual funds, whose portfolios are managed on a day-to-day basis by their subadviser, Westwood Management, an unaffiliated company, and through their advisor, Gabelli Advisers, Inc., in which the Company owns 51.1% of the Class B common stock (representing approximately 49.9% of the total voting power and 40.9% of the economic interest). In addition to the Mutual Funds, the Company provides investment management services to the Separate Accounts consisting of corporate pension and profit sharing plans, foundations, endowment funds, jointly trusteed plans, municipalities and high net worth individuals, as well as other mutual funds for which the Company serves as subadvisor. The Company manages assets on a fully managed discretionary basis and invests in a variety of U.S. and international securities, primarily consisting of equities, fixed income securities and convertible securities. The Company also provides alternative investments through the Partnerships. The Company's subsidiary, Gabelli & Company, is a registered broker-dealer and a member of the NASD that acts as underwriter and distributor of the Mutual Funds and provides brokerage, trading, underwriting and research services. The Company also actively manages a proprietary investment portfolio, consisting of public and private investments.

     Through its wholly owned subsidiary, Gabelli Asset Management Company and through Gabelli Fixed Income, LLC, the Company provides investment management services to the separate accounts market. GSI, an approximately 76.1% owned subsidiary, acts as managing general partner or investment manager of each of the Partnerships and also owns all of the capital stock of Gabelli & Company. Each of GFI, Gabelli Advisers, Inc., Gabelli Fixed Income, LLC and Gabelli Asset Management Company are registered investment advisers under the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act").

     As of March 31, 1998, the Company had approximately $15.5 billion of assets under management, consisting of $7.5 billion in Mutual Funds, $7.9 billion in Separate Accounts and $139 million in the Partnerships. The Company's total assets under management have grown from $2.1 billion as of December 31, 1987 to $13.4 billion as of December 31, 1997, which represents an average annual growth rate of approximately 20% over the corresponding ten year period. In addition, total assets under management have grown by $2.1 billion, or 15.7%, for the first quarter of 1998, thereby increasing total assets under management to $15.5 billion at March 31, 1998. The Company's growth of assets under management has led to a corresponding increase in operating revenues and pre-tax profitability.

     For the year ended December 31, 1997, total revenues were $105.3 million and pro forma EBITDA was $53.4 million. During 1997, the Company derived approximately 85% of its revenues from investment management activities, 7% from securities brokerage activities, and 8% from mutual fund distribution activities. Of the $89.7 million of investment management revenues, approximately 94% was from the management of portfolios consisting primarily of equity securities (including convertible securities), 2% was from the management of fixed income securities and 4% was from the management of the Partnerships. Of the $89.7 million of investment management revenues, management of the open-end Mutual Funds contributed approximately 38%, management of the closed-end Mutual Funds contributed approximately 15%, management of the Separate Accounts contributed approximately 43% and management of the Partnerships contributed approximately 4%. In addition, the Company's proprietary investment portfolio contributed $12.5 million or approximately 11% of the total of revenues and other income, net, for 1997.

     The Mutual Funds have a long-term record of achieving high returns compared against similar investment products. The Gabelli family of funds was honored as the top performing mutual fund family by Mutual Funds Magazine for 1997. In addition, Mario J. Gabelli was named as the Domestic Equity Fund Manager of the Year for 1997 by Morningstar, Inc. ("Morningstar"). As of March 31, 1998, Morningstar rated two of the Gabelli funds and one of the Gabelli Westwood funds "five stars" (its highest rating) and four of the Gabelli funds and one of the Gabelli Westwood funds "four stars", in each case, on an overall basis (i.e. based on 3, 5 and 10-year risk adjusted average returns). As of March 31, 1998, approximately 93% of assets under management in those Mutual Funds having a Morningstar overall rating were ranked four or five stars and 99.7% of such assets were in Mutual Funds ranked three, four or five stars on an overall basis. Also for 1997, the Gabelli Global Interactive Couch Potato(R) Fund was ranked as the "number one global fund" out of 188 global funds ranked by Lipper Analytical Services, Inc. and one of the Partnerships, Gabelli Associates Limited, was ranked in 1997 as a top performer in its risk-adjusted class by Managed Account Reports Inc. There can be no assurance, however, that these funds will be able to maintain such ratings or that past performance will be indicative of future results.

     The Company's long-term strategic goal is to continue to expand its asset management capabilities in order to provide a range of products suitable to meet the diverse requirements of its clients. The Company was originally founded in 1976 as a brokerage firm and entered the separate accounts business in 1977 and the mutual fund business in 1986. In its early years, the Company's investment philosophy was value-oriented. Starting in the mid-1980's, the Company began building upon its core of value-oriented equity investment products by adding new investment strategies designed for clients seeking to invest in growth-oriented equities, convertible securities and fixed income products. By the early 1990's, the Company had continued to expand its investment management capabilities through the addition of international and global investment products. The Company has now developed mutual funds which target specific investment and industry sectors where the Company has expertise, such as telecommunications and multimedia. As part of its expansion plans, the Company intends to more actively promote its existing investment products and to continue to develop, expand and promote new investment strategies in the international and fixed income investment areas. The Company currently offers a range of investment products and strategies, which are summarized in the following table.
                            ------------------------

                 SUMMARY OF INVESTMENT PRODUCTS AND STRATEGIES

U.S. EQUITIES:                         U.S. FIXED INCOME:        GLOBAL AND INTERNATIONAL EQUITIES:
All Cap Value                          Corporate                 International Growth
Large Cap Value                        Government                Global Value
Large Cap Growth                       Municipals                Global Telecommunications
Mid Cap Value                          Asset-backed              Global Multimedia
Small Cap Value                        Intermediate              Gold(b)
Small Cap Growth                       Short-term
Micro Cap
Real Estate(a)
CONVERTIBLE SECURITIES:                U.S. BALANCED:            ALTERNATIVE PRODUCTS:
U.S. Convertible Securities            Balanced Growth           Risk Arbitrage
Global Convertible Securities          Balanced Value            Merchant Banking
                                                                 Fund of Funds

---------------
(a) Invested primarily in publicly-traded real estate investment trusts and managed by Westwood Management.
(b) Invested primarily in publicly-listed equities of U.S. and international gold companies.

     The following tables set forth total assets under management by product type as of the dates and for the periods shown.

                            ASSETS UNDER MANAGEMENT

                                BY PRODUCT TYPE
                             (Dollars in Millions)

                                                                                                  JANUARY 1,
                                                                                                     1993
                                                                                                 TO MARCH 31,
                                            AT DECEMBER 31,                         MARCH 31,        1998
                       ---------------------------------------------------------    ---------    ------------
                                                                                                   CAGR(A)
                        1992      1993      1994      1995      1996      1997        1998           (%)
                       ------    ------    ------    ------    ------    -------    ---------    ------------
EQUITY:
  Mutual Funds.......  $2,673    $3,501    $3,391    $3,875    $3,969    $ 5,313     $ 6,602         18.8
  Separate
    Accounts.........   3,388     4,460     4,275     5,051     5,200      6,158       7,208         15.5
                       ------    ------    ------    ------    ------    -------     -------
    Total Equity.....   6,061     7,961     7,666     8,926     9,169     11,471      13,810         17.0
                       ------    ------    ------    ------    ------    -------     -------
FIXED INCOME:
  Mutual Funds(b)....     159       183       213       241       240        833         875         38.4
  Separate
    Accounts(b)......      --        --        --        --        --        928         642           --
                       ------    ------    ------    ------    ------    -------     -------
    Total Fixed
      Income.........     159       183       213       241       240      1,761       1,517         53.7
                       ------    ------    ------    ------    ------    -------     -------
PARTNERSHIPS:
  Partnerships.......      76        67       103       112       116        138         139         12.0
                       ------    ------    ------    ------    ------    -------     -------
    Total Assets.....  $6,296    $8,211    $7,982    $9,279    $9,525    $13,370     $15,466         18.7
                       ======    ======    ======    ======    ======    =======     =======
BREAKDOWN OF TOTAL
  ASSETS:
  Mutual Funds.......  $2,832    $3,684    $3,604    $4,116    $4,209    $ 6,146     $ 7,477         20.3
  Separate
    Accounts.........   3,388     4,460     4,275     5,051     5,200      7,086       7,850         17.4
  Partnerships.......      76        67       103       112       116        138         139         12.0
                       ------    ------    ------    ------    ------    -------     -------
    Total Assets(b)..  $6,296    $8,211    $7,982    $9,279    $9,525    $13,370     $15,466         18.7
                       ======    ======    ======    ======    ======    =======     =======

---------------
(a) Compound annual growth rate.

(b) Effective April 14, 1997, the Company increased its ownership of Gabelli Fixed Income, LLC from 50% to 80.1%, thereby causing Gabelli Fixed Income, LLC to become a consolidated subsidiary of the Company. Accordingly, for periods after April 14, 1997, the assets managed by Gabelli Fixed Income, LLC are included in the Company's assets under management. If the assets managed by Gabelli Fixed Income, LLC had been included for all periods presented, assets under management would have been $7,837, $11,132, $9,004, $10,793 and $11,153 at December 31, 1992, 1993, 1994, 1995 and 1996,
    respectively, and the CAGR for total assets would have been 13.8%.

BUSINESS STRATEGY

     The Company believes that by expanding on its competitive asset management strengths, including its brand name, long-term performance record, diverse product offerings and experienced research, client service and investment professionals, that it will be able to increase its assets under management and profitability. The key elements of the Company's business strategy are as follows:

     - Strengthen and Broaden the Gabelli Brand Name. The Company believes that the Gabelli brand name is one of the more widely recognized brand names in the U.S. investment management industry. The Company intends to continue to strengthen and broaden its brand name identity by, among other things, developing additional products and increasing its marketing and advertising to provide a uniform global image. For example, the Company intends to launch several new investment products in 1998, including the Gabelli Global Opportunity Fund, a global equity fund, and the Gabelli Westwood Mighty Mites(SM) Fund, a micro cap equity fund. As part of its strategy to strengthen and broaden its Gabelli brand name identity, the Company plans to promote the strengths of its overall product line.

     - Retain and Attract Top Performing Investment Professionals. The Company's overall long-term strategy is to provide a range of investment products suitable to meet the diverse requirements of its clients. The Company has in recent years expanded its portfolio management staff and believes it has significant capacity for growth in existing products. As the Company continues to increase the breadth of its investment management capabilities, it plans to add portfolio managers and other investment personnel in order to foster expansion of its products.

     - Expand Marketing and Distribution of Mutual Funds. In addition to its direct response marketing program, the Company intends to continue to expand its distribution network through Third-Party Distribution Programs, particularly NTF Programs. As of March 31, 1998, the Company was participating in 53 Third-Party Distribution Programs, with additional programs targeted. The Company's objective is to gain access to the remaining programs that it has already targeted, as well as any new programs that the Company determines will increase distribution of the Mutual Funds. In addition, the Company intends to develop a marketing strategy to increase its presence in the 401(k) market for its Mutual Funds. The Company is seeking to add experienced marketing and client service personnel in order to increase its distribution efforts.

     - Increase Marketing for Separate Accounts. The Separate Accounts business has primarily developed through direct marketing. Historically, third party pension consultants and financial consultants have not been a major source of new Separate Accounts business for the Company. However, these consultants have significantly increased their presence among institutional and high net worth investors. As a result, the Company intends to add marketing personnel both to target pension and financial consultants and to expand its efforts through its traditional market channels.

     - Pursue Strategic Acquisitions and Alliances. The Company intends to selectively and opportunistically pursue acquisitions and alliances that will broaden its product offerings and add new sources of distribution. The Company believes that it will be better positioned to pursue acquisitions after the Offering because it will be one of a relatively few publicly-traded investment management firms.

MUTUAL FUNDS

     The Mutual Funds include twenty-one open-end Mutual Funds and three closed-end funds which had total assets as of March 31, 1998 of $7.5 billion. The open-end Mutual Funds are available to individuals and institutions primarily on a no-load basis, while the closed-end funds are listed and traded on the New York Stock Exchange ("NYSE"). At March 31, 1998, the open-end funds had total assets of $5.9 billion and the closed-end funds had total assets of $1.6 billion. The assets managed in the closed-end funds represent approximately 21% of the assets in the Mutual Funds and 10% of the total assets under management of the Company at March 31, 1998. The Company's assets under management consist of a broad range of U.S. and international stock, bond, and money market mutual funds that meet the varied needs and objectives of its Mutual Fund shareholders.

     The Company, through its affiliates, acts as adviser to all of the Mutual Funds, except with respect to the Gabelli Capital Asset Fund in which the Company acts as a sub-adviser and Guardian Investment Services Corporation, an unaffiliated company, acts as manager. As subadviser, the Company makes day-to-day investment decisions for the Gabelli Capital Asset Fund.

     Gabelli Advisers, Inc. acts as investment adviser to the Gabelli Westwood family of funds and has retained Westwood Management to act as subadvisor. Westwood Management is a wholly owned subsidiary of Southwest Securities Group, Inc., a publicly held securities brokerage firm. In its capacity as subadviser, Westwood Management makes day-to-day investment decisions and provides the portfolio management services for all of the current Gabelli Westwood family of funds. The Gabelli Westwood Mighty Mites(SM) Fund, which is expected to be launched in the second quarter of 1998, however, will be advised solely by Gabelli Advisers, Inc., using a team investment approach, without any subadvisors. Westwood Management owns 100% of the Class A common stock of Gabelli Advisers, Inc. (representing 59.1% of the economic interest), and is not an affiliate of the Company. Day-to-day investment decisions for the Gabelli Westwood family of funds are made by Westwood Management. The Company believes that Gabelli Advisers, Inc. will serve as a platform for future growth and diversification of the Company's product line.

     Gabelli Fixed Income, LLC currently manages short-term and short-intermediate term fixed income securities for The Treasurer's Funds as well as for the Separate Accounts. In the future, the Company plans to further increase and diversify the number of fixed income products offered by Gabelli Fixed Income, LLC. Certain members of senior management of Gabelli Fixed Income, LLC own a 19.9% equity interest in it.

     The following table lists the Mutual Funds, together with the Morningstar overall rating (where available), and provides a description of the primary investment objective, fund characteristics, fees, the date that the Mutual Fund was initially offered to investors and the assets under management in the Mutual Fund as of March 31, 1998.

                                                                                                             NET ASSETS
                                                                                                                AS OF
                                                                             ADVISORY   12B-1   INITIAL       MARCH 31,
       FUND/(MORNINGSTAR                 PRIMARY                FUND           FEES     FEES     OFFER          1998
      OVERALL RATING)(1)           INVESTMENT OBJECTIVE    CHARACTERISTICS     (%)       (%)      DATE     ($ IN MILLIONS)
-------------------------------  ------------------------  ---------------   --------   -----   --------   ---------------
GABELLI OPEN-END FUNDS:
The Gabelli Asset Fund           Growth of capital as a    No-load,            1.00     .25     03/03/86     1,559.2
(*****)                          primary investment        Open-end,
                                 objective, with current   Diversified
                                 income as a secondary
                                 investment objective.
                                 Invests in equity
                                 securities of companies
                                 selling at a significant
                                 discount to their
                                 private market value.
The Gabelli Growth Fund          Capital appreciation      No-load,            1.00     .25     04/10/87     1,400.6
(*****)                          from companies that have  Open-end,
                                 favorable, yet            Diversified
                                 undervalued, prospects
                                 for earnings growth.
                                 Invests in equity
                                 securities of companies
                                 that have above-average
                                 or expanding market
                                 shares and profit
                                 margins.
The Gabelli Value Fund           High level of capital     Load, Open-         1.00     .25     09/29/89       762.8
(****)                           appreciation from         end,
                                 undervalued equity        Non-diversified
                                 securities that are held
                                 in a concentrated
                                 portfolio.
The Gabelli Small Cap Growth     High level of capital     No-load,            1.00     .25     10/22/91       348.5
Fund (****)                      appreciation from equity  Open-end,
                                 securities of smaller     Diversified
                                 companies with market
                                 capitalization of $500
                                 million or less.
The Gabelli Equity Income Fund   High level of total       No-load,            1.00     .25     01/02/92        87.5
(****)                           return with an emphasis   Open-end,
                                 on income producing       Diversified
                                 equities with yields
                                 greater than the S&P 500
                                 average.
The Gabelli ABC Fund             Total returns from        No-load,            1.00     .25     05/14/93        62.0
(***)                            equity and debt           Open-end,
                                 securities that are       Non-diversified
                                 attractive to investors
                                 in various market
                                 conditions without
                                 excessive risk of
                                 capital loss.

                                                                                                             NET ASSETS
                                                                                                                AS OF
                                                                             ADVISORY   12B-1   INITIAL       MARCH 31,
       FUND/(MORNINGSTAR                 PRIMARY                FUND           FEES     FEES     OFFER          1998
      OVERALL RATING)(1)           INVESTMENT OBJECTIVE    CHARACTERISTICS     (%)       (%)      DATE     ($ IN MILLIONS)
-------------------------------  ------------------------  ---------------   --------   -----   --------   ---------------
Gabelli U.S. Treasury Money      High current income with  Money Market,        .30     n/a     10/01/92       307.6
Market Fund                      preservation of           Open-end,
(Not rated)                      principal and liquidity,  Diversified
                                 while striving to keep
                                 expenses among the
                                 lowest of all U.S.
                                 Treasury money market
                                 funds.
Gabelli International Growth     Capital appreciation by   No-load,            1.00     .25     06/30/95        29.1
Fund, Inc.                       investing primarily in    Open-end,
(Not rated)                      equity securities of      Diversified
                                 foreign companies with
                                 rapid growth in revenues
                                 and earnings.
The Gabelli Global               High level of capital     No-load,            1.00     .25     11/01/94       150.3
Telecommunications Fund          appreciation through      Open-end,
(***)                            worldwide investments in  Non-diversified
                                 equity securities,
                                 including the U.S.,
                                 primarily in the
                                 telecommunications
                                 industry.
The Gabelli Global Convertible   High level of total       No-load,            1.00     .25     02/03/94         9.3
Securities Fund                  return through a          Open-end,
(**)                             combination of current    Non-diversified
                                 income and capital
                                 appreciation through
                                 investment in
                                 convertible securities
                                 of U.S. and non-U.S.
                                 issuers.
The Gabelli Global Interactive   High level of capital     No-load,            1.00     .25     02/07/94        95.6
Couch Potato(R) Fund             appreciation through      Open-end,
(***)                            investment in a           Non-diversified
                                 portfolio of equity
                                 securities focused on
                                 the entertainment, media
                                 and communications
                                 sectors.
Gabelli Gold Fund, Inc.          Seeks capital             No-load,            1.00     .25     07/11/94        12.4
(*)                              appreciation and employs  Open-end,
                                 a value approach to       Diversified
                                 investing primarily in
                                 equity securities of
                                 gold-related companies
                                 worldwide.
Gabelli Capital Asset Fund       Capital appreciation      No-load,             .75     n/a     05/01/95       138.3
(Not rated)                      from equity securities    Open-end,
                                 of companies selling at   Diversified
                                 a significant discount    Variable
                                 to their private market   Annuity
                                 value.

                                                                                                             NET ASSETS
                                                                                                                AS OF
                                                                             ADVISORY   12B-1   INITIAL       MARCH 31,
       FUND/(MORNINGSTAR                 PRIMARY                FUND           FEES     FEES     OFFER          1998
      OVERALL RATING)(1)           INVESTMENT OBJECTIVE    CHARACTERISTICS     (%)       (%)      DATE     ($ IN MILLIONS)
-------------------------------  ------------------------  ---------------   --------   -----   --------   ---------------
GABELLI WESTWOOD OPEN-END FUNDS:
Gabelli Westwood Equity Fund     Capital appreciation      Retail Class:       1.00     .25     01/02/87       197.0
(*****)                          through a diversified     No-load,
                                 portfolio of equity       Open-end,                    .50
                                 securities using a        Diversified
                                 top-down approach that    Service Class:
                                 begins with an analysis   Load,
                                 of the broad, long-term   Open-end,
                                 trends in the economy     Diversified
                                 and an assessment of the
                                 business cycle which
                                 identifies sectors that
                                 will benefit from that
                                 environment.
Gabelli Westwood Balanced Fund   Both capital              Retail Class:        .75     .25     10/01/91       130.2
(****)                           appreciation and current  No-load,
                                 income using portfolios   Open-end,                    .50
                                 containing stocks,        Diversified
                                 bonds, and cash as        Service Class:
                                 appropriate in light of   Load, Open-
                                 current economic and      end,
                                 business conditions.      Diversified
Gabelli Westwood Intermediate    Total return and current  No-load,             .60     .25     04/06/93         6.3
Bond Fund                        income, while limiting    Open-end,
(RRR)                            risk to principal.        Diversified
                                 Pursues higher yields
                                 than shorter maturity
                                 funds, and has more
                                 price stability than
                                 generally higher
                                 yielding long-term
                                 funds.
Gabelli Westwood                 Long-term capital         No-load,            1.00     .25     04/15/97        13.4
SmallCap                         appreciation, investing   Open-end,
Equity Fund                      at least 65% of its       Diversified
(Not rated)                      assets in equity
                                 securities of companies
                                 with market
                                 capitalizations of $1
                                 billion or less.
Gabelli Westwood Realty Fund     Long-term capital         No-load,            1.00     .25     09/30/97         2.5
(Not rated)                      appreciation as well as   Open-end,
                                 current income,           Diversified
                                 investing in equity
                                 securities that are
                                 primarily engaged in or
                                 related to the real
                                 estate industry.
THE TREASURER'S OPEN-END MONEY MARKET FUNDS:
The Treasurer's Fund, Inc.       Current income with       No-load,             .30     n/a     01/01/88       285.0
-- Domestic Prime Money Market   preservation of           Open-end,
Portfolio                        principal and liquidity   Diversified
(Not rated)                      through investment in
                                 U.S. Treasury securities
                                 and corporate bonds.

                                                                                                             NET ASSETS
                                                                                                                AS OF
                                                                             ADVISORY   12B-1   INITIAL       MARCH 31,
       FUND/(MORNINGSTAR                 PRIMARY                FUND           FEES     FEES     OFFER          1998
      OVERALL RATING)(1)           INVESTMENT OBJECTIVE    CHARACTERISTICS     (%)       (%)      DATE     ($ IN MILLIONS)
-------------------------------  ------------------------  ---------------   --------   -----   --------   ---------------
The Treasurer's Fund, Inc.       Current income with       No-load,             .30     n/a     07/25/90       101.7
-- U.S. Treasury Money Market    preservation of           Open-end,
Portfolio                        principal and liquidity   Diversified
(Not rated)                      through investment in
                                 U.S. Treasury
                                 securities.
The Treasurer's Fund, Inc.       Current income with       No-load,             .30     n/a     12/18/87       174.8
-- Tax Exempt Money Market       preservation of           Open-end,
Portfolio                        principal and liquidity   Non-diversified
(Not rated)                      through investment in
                                 U.S. municipal bond
                                 securities.
GABELLI CLOSED-END FUNDS:
The Gabelli Equity Trust Inc.    Long-term growth of       Closed-end,         1.00     n/a     08/14/86     1,319.2
(****)                           capital by investing in   Non-Diversified
                                 equity securities.        NYSE
                                                           Symbol: GAB
The Gabelli Convertible          High total return from    Closed-end,         1.00     n/a     07/03/89       125.5
Securities Fund, Inc.            investing primarily in    Diversified
(***)                            convertible instruments.  NYSE
                                                           Symbol: GCV
The Gabelli Global Multimedia    Long-term capital         Closed-end,         1.00     n/a     11/15/94       158.5
Trust Inc.                       appreciation from equity  Non-Diversified
(Not rated)                      investments in global     NYSE
                                 telecommunications,       Symbol: GGT
                                 media, publishing and
                                 entertainment holdings.

---------------
(1) Morningstar proprietary ratings reflect historical risk adjusted performance as of March 31, 1998 and are subject to change every month. Overall Morningstar ratings are calculated from the fund's three, five and ten year average annual returns, as available, in excess of 90 day T-bill returns with appropriate fee adjustments and a risk factor that reflects fund performance below 90 day T-bill returns. The top 10% of the funds in an investment category receive five stars, the next 22.5% receive four stars, and the next 35% receive three stars.

     Shareholders of the no-load open-end Mutual Funds are allowed to exchange shares among the funds as economic and market conditions and investor needs change at no additional cost. The Company periodically introduces new mutual funds designed to complement and expand its investment product offerings, respond to competitive developments in the financial marketplace, and meet the changing needs of clients.

     The Company's marketing efforts for the Mutual Funds are currently focused on increasing the distribution and sales of its existing funds, as well as creating new products for sale through its distribution channels. The Company has traditionally distributed most of its open-end Mutual Funds by using a variety of direct response marketing techniques, including telemarketing and advertising, and, as a result the Company maintains direct relationships with its no-load open-end Mutual Fund customers. Beginning in late 1995, the Company expanded its product distribution by offering additional open-end Mutual Funds through Third-Party Distribution Programs, including NTF Programs. In 1997, the Company further expanded these efforts to include substantially all of its open-end Mutual Funds in over 50 Third Party Distribution Programs. Although most of the assets under management in the open-end Mutual Funds are still attributable to the Company's direct response marketing efforts, Third-Party Distribution Programs, particularly NTF Programs, have become an increasingly important source of asset growth for the Company. Of the $5.9 billion of assets under management in the open-end Mutual Funds as of March 31, 1998, approximately 15% were generated from NTF Programs. Sales (net of redemptions) of the Company's open-end Mutual Funds through the NTF Programs were approximately $96 million, $194 million and $385 million for the first and second halves of 1997 and the first quarter of 1998, respectively. In the first quarter of 1998, sales (net of redemptions) of the

Mutual Funds were $616 million, of which approximately 37% was generated from direct marketing and approximately 63% was generated from the NTF Programs.

     The Company provides investment advisory and management services pursuant to an investment management agreement with each Mutual Fund. While the specific terms of the Investment Management Agreements vary to some degree, the basic terms of the Investment Management Agreements are similar. The Investment Management Agreements with the Mutual Funds generally provide that the Company is responsible for the overall investment and administrative services, subject to the oversight of each Mutual Fund's board of directors and in accordance with each Mutual Fund's fundamental investment objectives and policies. Investment Management Agreements permit the Company to enter into separate agreements for administrative and accounting services on behalf of the respective Mutual Funds.

     The Company provides the Mutual Funds with administrative services pursuant to management contracts. Most of these administrative services are provided through subcontracts with unaffiliated third parties. Such services include, without limitation, calculation of net asset value, preparation of financial reports for shareholders of the Mutual Funds, internal accounting, tax accounting and reporting, regulatory filings, and other services. Transfer agency and custodial services are provided directly to the Mutual Funds by third-parties.

     The Company's Mutual Fund investment advisory agreements may continue in effect from year to year only if specifically approved at least annually by (i) the Mutual Fund's board of directors, including a majority of the directors who are not parties to the agreements or "interested persons" of any such party, or
(ii) the Mutual Fund's shareholders and in either case the vote of a majority of the Mutual Fund's directors who are not parties to the agreement or "interested persons" of any such party. Each agreement automatically terminates in the event of its "assignment" as defined in the Investment Company Act or the Investment Advisers Act and may be terminated without penalty by the Mutual Fund by giving the Company 60 days' written notice, if the termination has been approved by a majority of the Mutual Fund's directors or shareholders. The Offering will not constitute an "assignment" for the purposes of the Investment Company Act or the Investment Advisers Act. The Company may terminate an investment management agreement without penalty on 60 days' written notice.

SEPARATE ACCOUNTS

     Since 1977, the Company has provided investment management services to a broad spectrum of institutional and high net worth investors. As of March 31, 1998, the Company had approximately 850 Separate Accounts with an aggregate of approximately $7.9 billion of assets, which represent approximately one-half of the total assets under management of the Company at March 31, 1998. The ten largest Separate Accounts comprise approximately 36% of the total assets and 22% of revenues as of March 31, 1998, in the Separate Accounts business. The Separate Accounts are invested in U.S. and international equity securities and U.S. fixed-income securities and convertible securities.

     Each Separate Account portfolio is managed to meet the specific needs and objectives of the particular client by utilizing investment strategies and techniques within the Company's areas of expertise. Members of the sales and marketing staff for the Separate Accounts business have an average of approximately 10 years of experience with the Company and focus on developing and maintaining long-term relationships with their Separate Account clients in order to be able to understand and meet their individual client's needs.

     The Company's Separate Accounts business is marketed primarily through the direct efforts of its in-house sales force. Sales efforts are conducted on a regional and product specialist basis. Clients are generally serviced by a team of individuals, the core of which remain assigned to a specific client from the onset of the client relationship. The Company's sales force maintains direct relationships with corporate pension and profit sharing plans, foundations, endowment funds, jointly trusteed plans, municipalities and high net worth individuals that comprise the Company's Separate Accounts business.

ALTERNATIVE INVESTMENT PRODUCTS -- PARTNERSHIPS

     The Company offers alternative investment products through its majority-owned subsidiary, GSI. These alternative investments products consist primarily of risk arbitrage and merchant banking limited partnerships and offshore companies. The Partnerships had $139 million of assets at March 31, 1998. Gabelli Associates Fund had $112 million of assets under management as of March 31, 1998 and invests in merger arbitrage opportunities. Merchant banking activities are carried out through ALCE Partners, L.P., a Delaware limited partnership ("Alce"), and Gabelli Multimedia Partners, L.P., a Delaware limited partnership ("Multimedia"), both of which are closed to new investors. Aggregate assets for Alce and Multimedia as of March 31, 1998 were $10 million and $6 million, respectively. Gabelli Associates Limited, which had $11 million of assets as of March 31, 1998, is an off shore investment company designed for non-U.S. investors seeking to participate in risk arbitrage opportunities utilizing the same investment objectives and strategies as the Gabelli Associates Fund. The Company also manages the Gabelli International Gold Fund Limited, which as of March 31, 1998 had less than $1 million of assets. The Company's alternative investment products are marketed primarily through its direct sales force.

     The Company does not expect that assets invested in the Partnerships or other alternative investment products will contribute significantly to the Company's future growth. Apart from his duties with the Company, Mr. Gabelli manages, and will continue to manage alternative investment products other than through the Company, including private and offshore investment funds. See "Risk Factors -- Control by Mr. Gabelli; Conflicts of Interest," "Certain Relationships and Related Transactions -- Transactions with Mr. Gabelli and Affiliates" and "Description of Capital Stock -- Certificate of Incorporation and Bylaw Provisions -- Corporate Opportunity and Conflict of Interest Policies."

BROKERAGE AND MUTUAL FUND DISTRIBUTION

     The Company offers underwriting, execution and trading services through its subsidiary, Gabelli & Company. Gabelli & Company is a broker-dealer registered under the Securities Exchange Act of 1934 and a member of the NASD. On a limited basis, Gabelli & Company purchases and sells securities for its own account. Gabelli & Company's revenues are derived primarily from distribution of the Mutual Funds, brokerage commissions and selling concessions on transactions in equity securities for the Mutual Funds, Separate Accounts and other customers, and from underwriting fees and market-making activities.

     The Company distributes the open-end Mutual Funds pursuant to distribution agreements with each open-end Mutual Fund. Under each Distribution Agreement with an open-end Mutual Fund, the Company offers and sells such open-end Mutual Fund's shares on a continual basis and pays all of the costs of marketing and selling the shares of such open-end Mutual Fund, including printing and mailing prospectuses and sales literature, advertising and maintaining sales and customer service personnel and sales and services fulfillment systems, and payments to the sponsors of Third-Party Distribution Programs, financial intermediaries and sales personnel of the Company. The Company receives fees for such services, pursuant to a Distribution Plan adopted under provisions of Rule 12b-1 of the Investment Company Act of 1940. Distribution fees from the open-end Mutual Funds amounted to $7.5 million, $7.1 million and $6.2 million for the years ended December 31, 1997, 1996 and 1995, respectively. The Company is the principal underwriter for several funds distributed with a sales charge, including shares of The Gabelli Value Fund Inc. and service class shares of the Gabelli Westwood Equity Fund and the Gabelli Westwood Balanced Fund.

     Each Distribution Agreement is subject to approval annually by the directors or trustees of the applicable Mutual Fund, including a majority of the directors or trustees who are not "interested persons" of the Mutual Fund or the Company within the meaning of the Investment Company Act, cast in person at a meeting called for the purpose of voting on such approval. Each Distribution Agreement automatically terminates in the event of its assignment, as defined in the Investment Company Act, and either party may terminate the agreement without penalty upon 60 days' written notice.

     Under the Distribution Plans, the open-end Mutual Funds (except The Treasurer's Funds, the Gabelli U.S. Treasury Money Market Fund and the Gabelli Capital Asset Fund) pay the Company a distribution fee of .25% per year (except the Service Class of the Gabelli Westwood Equity and Balanced Funds which pay

 .50% per year) on the average daily net assets of the fund. Each Distribution Plan is subject to annual approval by a majority of the directors who are not "interested" directors and have no direct or indirect financial interest in the Distribution Plan or any agreement under the Distribution Plan, cast in person at a meeting called for the purpose of voting on such approval. Each Mutual Fund may terminate its Distribution Plan or any agreement under the Distribution Plan at any time (if upon 60 days' written notice in the case of such agreements) by a vote of the majority of the directors cast in person at a meeting called for the purpose of voting on such termination or by a vote of the holders of at least a majority of the outstanding voting securities of the open-end Mutual Funds.

     Gabelli & Company is involved in external syndicated underwriting activities. During 1997, Gabelli & Company participated in 35 syndicated underwritings with commitments totaling $51 million for public equity and debt offerings managed by major investment banks.

CORPORATE INVESTMENTS

     As of December 31, 1997, the Company had approximately $201 million of cash and investments (including investments in securities, investment partnerships, U.S. government obligations, mutual funds and the FCC Licenses), and derived approximately 11% of total revenues and other income, net, for 1997 from its investment portfolio. The portfolio consists of public and private investments, as well as investments in over 50 non-affiliated entities and investment funds. The Company's private investments include Rivgam Communicators, LLC, a wholly owned subsidiary of the Company that was formed to acquire the FCC Licenses (which will be sold as part of the Formation Transactions); Investors Financial Group, Inc. an Atlanta-based financial services group with over 500 registered brokers that is approximately 23% owned by GSI; and GamTree, L.P., a "fund of funds" of which the Company and a subsidiary of Tremont Advisers, Inc. (an entity in which Mr. Gabelli has a significant ownership interest) are co-general partners, which offers a portfolio of interests in private funds managed by performance fee-based managers.

COMPETITION

     The Company competes with mutual fund companies and other investment management firms, insurance companies, banks, brokerage firms and other financial institutions that offer products which have similar features and investment objectives to those offered by the Company. Many of the investment management firms with which the Company competes are subsidiaries of large diversified financial companies and many others are much larger in terms of assets under management and revenues and, accordingly, have much larger sales organizations and marketing budgets. Historically, the Company has competed primarily on the basis of the long-term investment performance of many of its funds. However, the Company has determined that competing primarily on the basis of performance is inadequate and accordingly, the Company has taken steps over the past two years to substantially increase its distribution channels, brand name awareness and marketing efforts. Although there can be no assurance that the Company will be successful in these efforts, its net sales of Mutual Funds have increased significantly over the past year and the Company's strategy is to continue to devote significant additional resources to its sales and marketing efforts.

     The market for providing investment management services to institutional and high net worth Separate Accounts is also highly competitive. Approximately 43% of the Company's investment management fee revenues for the year ended December 31, 1997 was derived from its Separate Accounts. Selection of investment advisers by U.S. institutional investors is often subject to a screening process and to favorable recommendation by investment industry consultants. Many of these investors require their investment advisers to have a successful and sustained performance record, often five years or longer, and also focus on one and three year performance records. The Company has significantly increased its assets under management on behalf of U.S. institutional investors since its entry into the institutional asset management business in 1977. At the current time, the Company believes that its investment performance record would be attractive to potential new institutional and high net worth clients and the Company has determined to devote additional resources to the institutional and high net worth investor markets. However, no assurance can be given that the Company's efforts to obtain new business will be successful.

INTELLECTUAL PROPERTY

     Service marks and brand name recognition are important to the Company's business. The Company has rights to the service marks under which its products are offered. The Company has registered certain service marks in the United States and will continue to do so as new trademarks and service marks are developed or acquired. The Company has rights to use (i) the "Gabelli" name,
(ii) the "GAMCO" name, (iii) the research triangle logo, (iv) the "Gabelli Interactive Coach Potato" name, and (v) the "Mighty Mites" name. The Company has taken, and will continue to take, action to protect its interests in these service marks.

STAFF

     At March 31, 1998, the Company had a full-time staff of approximately 125 individuals, of whom 35 served in the portfolio management, research and trading areas, 52 served in the marketing and shareholder servicing areas and 38 served in the administrative area. The Company employs ten portfolio managers for the Mutual Funds, Separate Accounts and Partnerships, and Westwood Management employs an additional three portfolio managers who advise the Gabelli Westwood family of funds.

PROPERTIES

     As of December 31, 1997, the principal properties leased by the Company for use in its business were as follows:

                         LOCATION                           LEASE EXPIRATION     SQUARE FOOTAGE
                         --------                           ----------------     --------------
Gabelli Funds, Inc. ......................................  December 11, 2001        27,256
One Corporate Center
Rye, New York 10580

Gabelli Funds, Inc. ......................................   April 30, 2013          60,055
401 Theodore Fremd Avenue
Rye, New York 10580

Gabelli & Company, Inc. ..................................  October 31, 1998          4,177
655 Third Avenue, Suite 1425
New York, New York 10017

     All of these properties are used or will be used by the Company as office space. The building and property at 401 Theodore Fremd Avenue were leased from an entity controlled by members of Mr. Gabelli's family, and approximately 35,000 square feet are currently subleased to other tenants. The Company has begun relocating certain departments of the Company to these premises and expects to completely relocate its principal executive office to these premises by the year 2001. See "Certain Relationships and Related Transactions."

REGULATION

     Virtually all aspects of the Company's businesses are subject to various federal and state laws and regulations. These laws and regulations are primarily intended to protect investment advisory clients and shareholders of registered investment companies. Under such laws and regulations, agencies that regulate investment advisers and broker-dealers such as the Company have broad administrative powers, including the power to limit, restrict, or prohibit such an adviser or broker-dealer from carrying on its business in the event that it fails to comply with such laws and regulations. In such event, the possible sanctions that may be imposed include the suspension of individual employees, limitations on engaging in certain lines of business for specified periods of time, revocation of investment adviser and other registrations, censures, and fines. The Company believes that it is in substantial compliance with all material laws and regulations.

     The business of the Company is subject to regulation at both the federal and state level by the Commission and other regulatory bodies. Subsidiaries of the Company are registered with the Commission under the Investment Advisers Act, and the Mutual Funds are registered with the Commission under the Investment Company Act. Two subsidiaries of the Company are also registered as a broker-dealer with the Commission and are subject to regulation by the NASD and various states.

     The subsidiaries of the Company that are registered with the Commission under the Investment Advisers Act (GFI, Gabelli Advisers, Inc., Gabelli Fixed Income, LLC and Gabelli Asset Management Company) are regulated by and subject to examination by the Commission. The Investment Advisers Act imposes numerous obligations on registered investment advisers including fiduciary duties, record keeping requirements, operational requirements, marketing requirements and disclosure obligations. The Commission is authorized to institute proceedings and impose sanctions for violations of the Investment Advisers Act, ranging from censure to termination of an investment adviser's registration. The failure of a subsidiary of the Company to comply with the requirements of the Commission could have a material adverse effect on the Company. The Company believes it is in substantial compliance with the requirements of the Commission.

     The Company derives a substantial majority of its revenues from investment advisory services through its investment management agreements. Under the Investment Advisers Act, the Company's investment management agreements terminate automatically if assigned without the client's consent. Under the Investment Company Act, advisory agreements with registered investment companies such as the Mutual Funds terminate automatically upon assignment. The term "assignment" is broadly defined and includes direct assignments as well as assignments that may be deemed to occur, under certain circumstances, upon the transfer, directly or indirectly, of a controlling interest in the Company. The Offering will not constitute an assignment for these purposes. Accordingly, the Company does not intend to seek approvals of new investment advisory agreements from the shareholders of the registered investment companies it manages or other client consents in connection with these transactions.

     In its capacity as a broker-dealer, Gabelli & Company is required to maintain certain minimum net capital and cash reserves for the benefit of its customers. Gabelli & Company's net capital, as defined, has consistently met or exceeded all minimum requirements. Under the rules and regulations of the Commission promulgated pursuant to the federal securities laws, the Company is subject to periodic examination by the Commission. Gabelli & Company is also subject to periodic examination by the NASD. The most recent examination of the Company and the Mutual Funds by the Commission was in June 1996. The most recent examination of Gabelli & Company by the NASD was in August 1996. There were no material compliance issues reported by either the Commission or the NASD as a result of such examinations.

     Subsidiaries of the Company are subject to the Employee Retirement Income Security Act of 1974 ("ERISA"), and to regulations promulgated thereunder, insofar as they are "fiduciaries" under ERISA with respect to their clients. ERISA and applicable provisions of the Internal Revenue Code of 1986, as amended, impose certain duties on persons who are fiduciaries under ERISA and prohibit certain transactions involving ERISA plan clients. The failure of the Company to comply with these requirements could have a material adverse effect on the Company.

     Investments by the Company on behalf of its clients often represent a significant equity ownership position in an issuer's class of stock. As of March 31, 1998, the Company had five percent or more beneficial ownership with respect to more than 80 equity securities. This activity raises frequent regulatory and legal issues regarding the Company's aggregate beneficial ownership level with respect to portfolio securities, including issues relating to issuers' shareholder rights plans or "poison pills," state gaming laws and regulations, federal communications laws and regulations, public utility holding company laws and regulations, federal proxy rules governing shareholder communications and federal laws and regulations regarding the reporting of beneficial ownership positions. The failure of the Company to comply with these requirements could have a material adverse effect on the Company.

     Mr. Gabelli is registered with the U.S. Commodity Futures Trading Commission/National Futures Association as a floor broker and commodity pool operator.

     The Company and certain of its affiliates are subject to the laws of non-U.S. jurisdictions and non-U.S. regulatory agencies or bodies. In particular, the Company is subject to requirements in numerous jurisdictions regarding reporting of beneficial ownership positions in securities issued by companies whose securities are publicly traded in those countries. In addition, Gabelli Asset Management Company is registered as an international adviser, investment counsel and portfolio manager with the Ontario Securities Commission in Canada in order to market its services to prospective clients which reside in Ontario. Gabelli Associates

Limited is organized under the laws of the British Virgin Islands and Gabelli International Gold Fund Limited is organized under the laws of Bermuda.

LEGAL MATTERS

     From time to time, the Company is a defendant in various lawsuits incidental to its business. The Company does not believe that the outcome of any current litigation will have a material effect on the financial condition of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the persons who will serve as the Company's directors and executive officers upon consummation of the Offering. All directors will serve terms of one year or until the election of their respective successors.

NAME                   AGE                              POSITION
----                   ---                              --------
Mario J. Gabelli.....  55     Chairman of the Board, Chief Executive Officer and Chief
                              Investment Officer, Director
David K. Sandie......  42     Executive Vice President, Chief Operating Officer and Chief
                              Financial Officer
Stephen G. Bondi.....  40     Executive Vice President -- Finance and Administration
James E. McKee.......  35     Vice President, General Counsel and Secretary
Douglas R.
  Jamieson...........  43     Executive Vice President of Gabelli Asset Management Company
Bruce N. Alpert......  46     Vice President, Chief Financial Officer and Chief Operating
                              Officer of Gabelli Funds Division
Charles C. Baum......  56     Director
Richard B. Black.....  64     Director
Marc J. Gabelli......  30     Director
Matthew R. Gabelli...  28     Director
Eamon M. Kelly.......  62     Director
Karl Otto Pohl.......  69     Director

     MARIO J. GABELLI has served as Chairman, Chief Executive Officer and Chief Investment Officer of the Company since November 1976. In connection with those responsibilities, he serves as Chairman and/ or President of thirteen registered investment companies managed by Gabelli Funds, Inc. and as Portfolio Manager for a substantial majority of the Company's value equity products. Mr. Gabelli also serves as a Governor of the American Stock Exchange, Chairman and Chief Executive Officer of Lynch Corporation, a public company engaged in multimedia, specialized transportation and manufacturing and as a director of East/West Communications, Inc., a publicly-held communications services company. In addition, Mr. Gabelli is also the sole employee of MJG Associates, Inc., which acts as a general partner of an equity fund, Gabelli Performance Partnership L.P., and investment manager of various offshore investment companies and other accounts. Prior to founding the Company, Mr. Gabelli served as a research analyst at William D. Witter from 1975 through 1977 and as a Vice President of Loeb, Rhoades & Co. from 1967 through 1975. Mr. Gabelli received a B.S. from Fordham University and an M.B.A. from Columbia University School of Business. Mr. Gabelli is the father of Marc J. Gabelli and Matthew R. Gabelli.

     DAVID K. SANDIE joined the Company in February 1998 and serves as Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company. In addition, Mr. Sandie serves as a director of each of Gabelli Asset Management Company, Gabelli Fixed Income, Inc., Gabelli Securities, Inc. and Gabelli Advisers, Inc. Prior to joining the Company, from 1984 to 1998 Mr. Sandie was Managing Director and Chief Financial Officer of The TCW Group, Inc., Treasurer of its mutual funds and served as a director of TCW Asset Management Company. Mr. Sandie was an Audit Manager with Price Waterhouse LLP from 1980 to 1984, where he specialized in the financial services industry. Mr. Sandie received a B.A. degree from the University of California at Los Angeles and an M.B.A. from the University of Southern California and is a Certified Public Accountant.

     STEPHEN G. BONDI joined the Company in 1982 and serves as Executive Vice President -- Finance and Administration of the Company. Mr. Bondi also serves as Vice President of Gabelli Asset Management Company, Gabelli Securities, Inc., and Gabelli & Company Inc. and is a director of Gabelli & Company, Inc. Prior to joining the Company, Mr. Bondi was an accountant with the accounting firm of Spicer & Oppenheim.

He holds a B.B.A. in Accounting from Hofstra University, received an M.B.A. from Columbia University School of Business and is a Certified Public Accountant.

     JAMES E. MCKEE has served as Vice President and General Counsel and Secretary of the Company since August 1995 and as Vice President, General Counsel and Secretary of Gabelli Asset Management Company since December, 1993. Mr. McKee also serves as Secretary of the Company's subsidiaries and all of the Mutual Funds except The Treasurer's Funds. Prior to joining the Company, he was a Branch Chief with the U.S. Securities and Exchange Commission in New York from 1992 to 1993 and a Staff Attorney with the Commission from 1989 through 1992, where he worked on matters involving registered investment advisers and investment companies. Mr. McKee received a B.A. from the University of Michigan and a J.D. from the University of Virginia School of Law.

     DOUGLAS R. JAMIESON has served as Executive Vice President of Gabelli Asset Management Company since 1986 and as a director since 1991. Mr. Jamieson was an investment analyst with the Company from 1981 to 1986. Mr. Jamieson received a B.A. from Bucknell University and an M.B.A. from Columbia University School of Business.

     BRUCE N. ALPERT has served as Vice President, Chief Financial Officer and Chief Operating Officer of the Gabelli Funds Division since June 1988. Mr. Alpert is an officer of all of the Mutual Funds. Mr. Alpert is also a director of Gabelli Advisers, Inc. Prior to June 1988 he worked at the InterCapital Division of Dean Witter from 1986 to 1988 as Vice President and Treasurer of the Mutual Funds sponsored by Dean Witter. From 1983 through 1986 he worked at Smith Barney Harris Upham & Co. as Vice President in the Financial Services Division and as Vice President and Treasurer of Mutual Funds sponsored by Smith Barney. Mr. Alpert also was an Audit Manager and Specialist at Price Waterhouse in the Investment Company Industry Services Group from 1975 through 1983. Mr. Alpert received a B.S. in Management Science and an M.B.A. from Rensselaer Polytechnic Institute and is a Certified Public Accountant.

     CHARLES C. BAUM joined the Company's Board of Directors in October 1992. Mr. Baum is also Chairman and Chief Executive Officer of The Morgan Group, Inc., a transportation services company and subsidiary of Lynch Corporation, since August 1992 and Treasurer of United Holdings Co., Inc. and its predecessors and affiliates since 1973. United Holdings Co., Inc. was involved in the metal business until 1990 when it shifted focus to concentrate on investments in real estate and securities. Mr. Baum is also a director of United Holdings Co., Shapiro Robinson & Associates, a firm which represents professional athletes, and Municipal Mortgage and Equity LLC, a company engaged in the business of mortgage financing. Mr. Baum received an A.B. from Princeton University, an M.B.A. from Harvard Business School and an LLB from Maryland Law School.

     RICHARD B. BLACK originally joined the Company's Board of Directors in November 1982. He currently serves as Chairman and Director of ECRM, Incorporated, an international supplier of electronic imaging devices to the publishing and graphic arts industries. Mr. Black also serves as a director of Benedetto, Gartland & Greene, Inc., General Scanning, Inc., Grand Eagle Companies, Inc., and The Morgan Group, Inc., and as President and director of Oak Technology, Inc., an international supplier of semiconductors. Mr. Black was Chairman and Chief Executive Officer of AM International, Inc. from 1981 to 1982, and President and Chief Executive Officer of Alusuisse of America (Swiss Aluminum of America) from 1979 to 1981 and Chairman of the Board, President and Chief Executive Officer of Maremont Corporation from 1967 to 1979, an automotive parts manufacturer with world-wide distribution. Mr. Black received a B.S. in Engineering from Texas A&M University and an M.B.A. from Harvard University and was awarded an Honorary Doctorate of Human Letters Degree from Beloit College.

     MARC J. GABELLI has served as a director and as a Managing Director of the Company since March 1996. Mr. Gabelli has served as Portfolio Manager of GAMCO Investors, Inc. and several of the Mutual Funds and has served as Vice President of Research of Gabelli & Company, Inc. Mr. Gabelli also serves as President of Gabelli Securities International and Gemini Capital Management Limited, an offshore investment advisor. In addition, Mr. Gabelli has served as President of Gabelli Asset Management Company International Advisory Services, Ltd., an advisor to an offshore investment company, since 1995. Prior to joining the Company in 1993, he worked at Lehman Brothers International from June 1989 to February 1993, having research and arbitrage responsibilities. Mr. Gabelli received a B.A. in Economics from Boston College. Marc J. Gabelli is the son of Mario J. Gabelli and the brother of Matthew R. Gabelli.

     MATTHEW R. GABELLI joined the Company's Board of Directors in January 1998 and has served in various capacities in equity capital markets for Gabelli & Company since April 1998. Prior to joining the Company, Mr. Gabelli served as a sales trader with the brokerage firm Cantor Fitzgerald & Co. Mr. Gabelli received a B.A. from Boston College in 1994. Matthew R. Gabelli is the son of Mario J. Gabelli and the brother of Marc J. Gabelli.

     EAMON M. KELLY joined the Company's Board of Directors in October 1992. He currently serves as President and Chief Executive Officer of Tulane University, New Orleans since 1981. Dr. Kelly served in numerous positions, including Officer-in-Charge of Program Related Investments at the Ford Foundation from 1974 to 1979, a philanthropic organization with initiatives in community and housing development, communications and public television, resources and environment, higher and public education, the arts and minority enterprises. Dr. Kelly's career includes numerous appointments, most recently, the appointments by President Clinton in 1995 to the National Science Board (NSB) (the governing board of the National Science Foundation); and in 1994 to the National Security Education Board (NSEB). Dr. Kelly received a B.S. from Fordham University, and his M.S. and PhD. in Economics from Columbia University.

     KARL OTTO POHL joined the Company's Board of Directors in April 1998. Mr. Pohl has been a Partner of Sal Oppenheim Jr., & Cie., private investment bank; former President of the Deutsche Bundesbank, Germany's Central Bank and Chairman of its Central Bank Council from 1980 to 1991. Currently Mr. Pohl is a director/trustee of all of the Mutual Funds and serves as a board member of IBM World Trade Europe/Middle East/Africa Corp.; Bertelsmann AG; Zurich Versicherungs-Gesellshaft (Insurance); the International Advisory Board of General Electric Company; the International Council for JP Morgan & Co.; the Board of Supervisory Directors of ROBECO Group; and the Supervisory Board of Royal Dutch (petroleum company); Advisory Director of Unilever N.V. and Unilever Deutschland. Mr. Pohl also served as German Governor, International Monetary Fund from 1980 to 1991 and as a Board Member to the Bank for International Settlements. Mr. Pohl also served as Chairman to the European Economic Community Central Bank Governors from 1990 to 1991.

COMMITTEES OF THE BOARD OF DIRECTORS

     Prior to completion of the Offering, the Company intends to establish an Audit Committee and a Compensation Committee, each comprised of at least two independent directors, an Executive Committee and a Nominating Committee. The Audit Committee will recommend the annual appointment of the Company's auditors, with whom the Audit Committee will review the scope of audit and non-audit assignments and related fees, accounting principles used by the Company in financial reporting, internal auditing procedures, and the adequacy of the Company's internal control procedures. The Compensation Committee will administer the Company's Stock Option Plan and make recommendations to the Board of Directors regarding compensation for the Company's executive officers. In the absence of a meeting of the Board of Directors, the Executive Committee is empowered to exercise all the powers and authority of the Board of Directors in the management of the business affairs of the Company, except that the Executive Committee is not permitted to take any action that committees are expressly prohibited from taking under the terms of the Certificate of Incorporation, the Bylaws, or the laws of the State of New York. The Nominating Committee will review the qualifications of potential candidates for the Board of Directors, report its findings to the Board of Directors, and propose nominations for Board memberships for approval by the Board of Directors and submission to the shareholders of the Company for approval.

COMPENSATION OF DIRECTORS

     Directors of the Company who are also employees receive no additional compensation for their services as a director. Non-employee directors (the "Non-Employee Directors") do not currently receive a fee for their service as directors, although the Board of Directors may determine to pay such a fee in the future. The

Company will reimburse all directors of the Company for travel expenses incurred in attending meetings of the Board of Directors and its committees. See "Certain Relationships and Related Transactions."

EXECUTIVE COMPENSATION

     The following table sets forth certain compensation awarded to, earned by or paid to the Company's Chairman of the Board, Chief Executive Officer and Chief Investment Officer and the four other most highly paid executive officers of the Company who served as executive officers of the Company as of December 31, 1997 (the "Named Executive Officers"), for services rendered in all capacities to the Company and its subsidiaries during 1997.

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION
                                       ------------------------------------------
                                                                     OTHER ANNUAL     ALL OTHER
NAMES AND PRINCIPAL POSITIONS          YEAR   SALARY      BONUS      COMPENSATION    COMPENSATION
-----------------------------          ----  --------    --------    ------------    ------------
Mario J. Gabelli.....................  1997  $           $             $               $
  Chairman of the Board, Chief
  Executive Officer and Chief
  Investment Officer
Douglas R. Jamieson..................  1997  $           $             $               $
  Executive Vice President of Gabelli
  Asset Management Company
Bruce N. Alpert......................  1997  $           $             $               $
  Vice President, Chief Financial and
  Operating Officer of Gabelli Funds
  Division
Stephen G. Bondi.....................  1997  $           $             $               $
  Executive Vice President -- Finance
  and Administration
James E. McKee.......................  1997  $           $             $               $
  Vice President, General Counsel and
  Secretary

1998 STOCK AWARD AND INCENTIVE PLAN

  In General

     The Company, subject to the approval of its shareholders, has adopted the Alpha G, Inc. 1998 Stock Award and Incentive Plan (the "Plan"). A maximum of shares of Class A Common Stock has been reserved for issuance under the Plan, generally subject to equitable adjustment upon the occurrence of any stock dividend or other distribution, recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event.

     Pursuant to the Plan, there may be granted stock options (including "incentive stock options" and "nonqualified stock options"), stock appreciation rights (either in connection with stock options granted under the Plan or independently of options), restricted stock, restricted stock units, dividend equivalents and other stock- or cash-based awards ("Awards"). From and after the consummation of the Initial Public Offering, the Plan is intended to satisfy any applicable requirements of Rule 16b-3 ("Rule 16b-3") promulgated under Section 16 of the Exchange Act and section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code") and will be interpreted in a manner consistent with the requirements thereof.

     The Plan will be administered by a committee established by the Board of Directors, consisting of two or more persons each of whom shall be an "outside director" within the meaning of Section 162(m) and a "nonemployee director" within the meaning of Rule 16b-3 (the "Committee"). The Committee shall have full authority, subject to the provisions of the Plan, to, among other things, determine the persons to whom

Awards will be granted, determine the terms and conditions (including any applicable performance criteria) of such Awards, and prescribe, amend and rescind rules and regulations relating to the Plan.

     Grants of Awards may be made under the Plan to selected employees, independent contractors and directors of the Company and its present or future affiliates, in the discretion of the Committee.

  Stock Options and Appreciation Rights

     Stock options may be either "incentive stock options," as such term is defined in Section 422 of the Code, or nonqualified stock options. The exercise price of a nonqualified stock option may be above, at or below the fair market value per share of Class A Common Stock on the date of grant; the exercise price of an incentive stock option may not be less than the fair market value per share of Class A Common Stock on the date of grant. The exercise price may be paid in cash, by the surrender or withholding of Class A Common Stock or through a "broker's cashless exercise" procedure.

     Stock appreciation rights may be granted alone or in tandem with stock options. A stock appreciation right is a right to be paid an amount equal to the excess of the fair market value of a share of Class A Common Stock on the date the stock appreciation right is exercised over either the fair market value of a share of Class A Common Stock on the date of grant (in the case of a free standing stock appreciation right) or the exercise price of the related stock option (in the case of a tandem stock appreciation right), with payment to be made in cash, Class A Common Stock or both, as specified in the Award agreement or determined by the Committee.

     Stock options and stock appreciation rights will be exercisable at such times and upon such conditions as the Committee may determine, as reflected in the applicable Award agreement. In addition, all stock options and stock appreciation rights will become exercisable in the event of a "change in control" of the Company. The exercise period shall be determined by the Committee except that, in the case of an incentive stock option, such exercise period shall not exceed ten (10) years from the date of grant of such incentive stock option.

     Except to the extent that the applicable Award agreement provides otherwise, in the event that the employment of a participant shall terminate, the right to exercise stock options and stock appreciation rights will cease.

  Restricted Stock and Restricted Stock Units

     A restricted stock award is an award of Class A Common Stock or Class B Common Stock ("Restricted Stock") and a restricted stock unit award is an award of the right to receive cash or Class A Common Stock or Class B Common Stock ("Restricted Stock Unit") at a future date, in each case, that is subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances (including without limitation a specified period of employment or the satisfaction of preestablished performance goals), in such installments, or otherwise, as the Committee may determine. Except to the extent restricted under the Award agreement relating to the Restricted Stock, a participant granted Restricted Stock shall have all of the rights of a shareholder, including without limitation the right to vote and the right to receive dividends thereon. The Committee has the authority to cancel all or any portion of any outstanding restrictions. In addition, all restrictions affecting the awarded shares or units will lapse in the event of a "change in control" of the Company.

     Upon termination of employment or termination of the independent contractor relationship during the applicable restriction period, Restricted Stock, Restricted Stock Units and any accrued but unpaid dividends or Dividend Equivalents (as defined below) that are at that time subject to restrictions will be forfeited unless the Committee provides, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

  Other Awards

     The Committee may grant to a participant the right to receive cash in lieu of Class A Common Stock equal in value to dividends paid with respect to a specified number of shares of Class A Common Stock ("Dividend Equivalents"). Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis. The Committee is also authorized to grant Class A Common Stock as a bonus or to grant other Awards in lieu of Company commitments to pay cash under other plans or compensatory arrangements, on such terms as shall be determined by the Committee.

  Transferability

     Except as otherwise determined by the Committee, awards granted under the Plan may not be transferred other than by will or by the laws of descent and distribution.

  Amendment and Termination

     The Plan may, at any time and from time to time, be altered, amended, suspended, or terminated by the Board of Directors, in whole or in part, except that no amendment that requires shareholder approval in order for the Plan to continue to comply with Section 162(m), state law, stock exchange requirements or other applicable law will be effective (except as otherwise determined by the Committee) unless such amendment has received the requisite approval of shareholders. In addition, no amendment may be made which adversely affects any of the rights of a participant under any Award theretofore granted, without such participant's consent.

  Outstanding Awards

     On           , 1998, the Company granted, subject to shareholder approval
of the Plan, to                stock options to acquire                shares of
Class A Common Stock at an exercise price of $          . These stock options
vest   years from the date of consummation of the Offering.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The table below sets forth information regarding the beneficial ownership of the Common Stock by (i) each person known by the Company to be the beneficial owner of five percent or more of its outstanding Common Stock, (ii) each of the Named Executive Officers, (iii) each of the individuals who will serve as a director of the Company following the Offering, and (iv) all of those individuals who will serve as the Company's directors and officers following the Offering, as a group, in each case, as adjusted to reflect the sale of the shares in the Offering and the Formation Transactions. Unless otherwise indicated, the Company believes that the beneficial owner has sole voting and investment power over such shares. The information set forth below assumes that the Underwriters' over-allotment options are not exercised. None of the persons listed on the table below will, immediately following the consummation of the Offering, beneficially own any shares of Class A Common Stock.

                                                                          PERCENTAGE
                                                                           OWNERSHIP            PERCENTAGE
                                                  NUMBER OF SHARES    -------------------        OF TOTAL
                                                  OF COMMON STOCK     PRIOR TO    AFTER        VOTING POWER
                     NAME                        BENEFICIALLY OWNED   OFFERING   OFFERING   AFTER THE OFFERING
                     ----                        ------------------   --------   --------   ------------------
Mario J. Gabelli(a)............................                             %          %               %
Frederick J. Mancheski(b)......................
Douglas R. Jamieson............................
David K. Sandie................................
Stephen G. Bondi...............................
James E. McKee.................................
Bruce N. Alpert................................
Charles C. Baum................................
Richard B. Black...............................
Marc J. Gabelli................................
Matthew R. Gabelli.............................
Eamon M. Kelly.................................
Karl Otto Pohl.................................
All officers and directors as a group (
  persons).....................................

---------------
(a) The address for Mario J. Gabelli is One Corporate Center, Rye, New York
    10580.

(b) The address for Mr. Mancheski is care of Alpha G, Inc., One Corporate Center, Rye, New York 10580.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following is a summary of certain arrangements between the Company and Mr. Gabelli and members of his immediate family. Although the Company believes that these arrangements embody terms and conditions no less favorable to the Company than could be obtained in negotiations between independent parties, these arrangements were established before the Offering and were not the subject of arm's-length negotiations. See "Risk Factors -- Relationship with Mr. Gabelli; Conflicts of Interest."

THE FORMATION TRANSACTIONS

     Alpha G, Inc. is a newly formed company and, prior to the consummation of the Offering, has no significant assets. It has not engaged in any business operations, acquired any assets or incurred any liabilities other than in connection with the Offering. Immediately prior to the closing of the Offering,
Alpha G, Inc. will issue           shares of its Class B Common Stock to all of
the Existing Shareholders in exchange for all of the shares of common stock of GFI, which currently owns all of the businesses included in the description of the Company in this Prospectus. As a result, GFI will become a wholly owned subsidiary of the Company, and the Company will conduct all of its business operations through GFI and its subsidiaries. After the consummation of the Offering, the Existing Shareholders will own all of the outstanding shares of
Class B Common Stock, which will represent approximately      % of the combined
voting power of the outstanding Common Stock (     % if the Underwriters'
over-allotment option is exercised in full). The Company will continue to be
controlled by Mr. Gabelli, who will beneficially own approximately      % of the
combined voting power of the Common Stock of the Company.

     Since January 1995, GFI has been treated for federal and certain state income tax purposes as a subchapter S corporation under the Internal Revenue Code of 1986, as amended (the "Code"). Prior to the closing of the Offering (the "Termination Date"), GFI will terminate its status as an S corporation and expects to declare a dividend to the Existing Shareholders. The dividend will be calculated to cover the total amount of federal and state taxes payable by the Existing Shareholders on the Company's 1998 pre-Termination Date earnings (the "Tax Amount") plus an additional amount not to exceed the undistributed pretax income of the Company for 1997 and 1998 prior to the Termination Date, less the Tax Amount (the "Discretionary Distribution," and together with the Tax Amount, the "S Corporation Distribution"). Based on the results of operations through
            , 1998, the Tax Amount will be $     million and the amount of the
Discretionary Distribution would be $     million for an aggregate S Corporation
Distribution of $
million. The Company expects that the S Corporation Distribution will be payable
to the Existing Shareholders who are shareholders of record on             ,
1998. The S Corporation Distribution will be payable from cash and investments available on the payment date.

     Prior to the Offering, the Company was the beneficial owner of all of the issued and outstanding limited liability company interests of Rivgam Communicators, LLC ("Rivgam"), which owns certain personal communications services licenses awarded by the Federal Communications Commission (the "FCC Licenses"). The Company entered into a license purchase agreement for the sale of certain of the FCC Licenses owned by Rivgam to an unaffiliated third-party, subject to the satisfaction of certain conditions, and expects to sell or otherwise dispose of all of the FCC Licenses prior to the Offering. A substantial net gain (after expenses related to the sale) is expected to be recorded from the sale of the FCC Licenses. Such gain will be distributed to the Existing Shareholders as part of the S Corporation Distribution. Net proceeds from the sale of the FCC Licenses are expected to be used to repay the Rivgam Credit Agreement.

     The foregoing transactions are collectively referred to herein as the "Formation Transactions."

TRANSACTIONS WITH MR. GABELLI AND AFFILIATES

     Mr. Gabelli and certain other members of his family associated with the Company devote and intend to continue devoting time to activities outside the Company, including managing assets for other investors in various funds (approximately $115 million as of March 31, 1998), managing their own assets and their families' assets, and managing or controlling companies in other industries. These activities may present conflicts of interest or compete with the Company, and the Certificate of Incorporation of the Company expressly provides in general that Mr. Gabelli and members of his family have no obligation to resolve conflicts in favor of the Company or to refrain from competing with the Company. For example, Mr. Gabelli and members of his family may make private investments for themselves that would also be attractive to the Company and may manage money for investors other than through the Company. In order to minimize conflicts and potential competition with the Company's core business, Mr. Gabelli (but not other members of his family) has undertaken that so long as he is associated with the Company he will not manage money, other than through the Company, for any mutual fund that is publicly offered in the U.S. or abroad and will not manage money for separate accounts or privately offered funds that invest primarily in publicly traded equity securities except for those that pay traditional hedge fund performance fees.

     The Company will not derive any income from external activities by Mr. Gabelli and members of his family and may not be able to take advantage of business and investment opportunities that would prove to be beneficial to the Company and the shareholders. Where a conflict of interest involves a transaction between Mr. Gabelli and members of his family and the Company, there can be no assurance that the Company would not receive more favorable terms if it were dealing with an unaffiliated party although the Company will seek to achieve market-based terms in all such transactions. See "Risk
Factors -- Control by Mr. Gabelli; Conflicts of Interests" and "Description of Capital Stock -- Certificate of Incorporation and Bylaw Provisions -- Corporate Opportunity and Conflict of Interest Policies."

     Among the existing outside activities that Mr. Gabelli engages in, Mr. Gabelli will continue to serve as President and Chief Investment Officer of MJG Associates, Inc. ("MJG Associates"), which is wholly owned by Mr. Gabelli and which acts as investment manager for Gabelli Performance Partnership L.P. (a domestic hedge fund), Gabelli International Limited (an offshore investment company), Gabelli International II Limited (an offshore investment company), Gabelli Fund, LDC (an offshore limited duration company) and an account for an unaffiliated hedge fund. At March 31, 1998, such entities had assets under management of approximately $115 million from unaffiliated third parties. Mr. Gabelli will also continue to serve as managing member of Rivgam LMDS, LLC (a wireless communications company). Mr. Gabelli will also continue to serve as the general partner of MJG IV Limited Partnership (a family-controlled investment partnership in which Marc J. Gabelli and Matthew R. Gabelli are limited partners), and as President and a trustee of the Gabelli Foundation, Inc. (an accredited charitable foundation in which Marc J. Gabelli and Matthew R. Gabelli are also trustees). Mr. Gabelli also expects to continue to serve as Chairman and Chief Executive Officer of Lynch Corporation (a public company engaged in multimedia, specialized transportation and manufacturing businesses), a director of East/West Communications, Inc. (a public company holding personal communications services licenses), and a Governor of the American Stock Exchange.

     Similarly, Marc J. Gabelli will continue to devote a portion of his time to activities and interests outside of the Company. In addition to serving as Director of the Company, Marc J. Gabelli will continue to serve as an adviser to Gabelli International II Limited and Gabelli Fund, LDC, as President and Chief Investment Officer of Gemini Capital Management Ltd. and Gabelli Asset Management Company International Advisory Services, Ltd., which are wholly owned by Marc J. Gabelli and provide offshore investment advisory services, as a limited partner of MJG IV Limited Partnership, as a trustee of the Gabelli Foundation, Inc. and as managing member of M(4)E, LLC, a real estate partnership.

     The Company and Gabelli Asset Management Company made contributions to the Gabelli Foundation, Inc. of approximately $1.0 million and $1.6 million in 1997 and 1996, respectively.

     As of December 5, 1997, the Company entered into a master lease agreement with M(4)E, LLC, which is owned by Messrs. Marc J. Gabelli and Matthew R. Gabelli and their siblings, for a 60,000 square foot building, of which approximately 35,000 square feet are currently subleased to other tenants. The master lease for the building and property, which is located at 401 Theodore Fremd Avenue, Rye, New York 10580, expires on April 30, 2013. From December 5, 1997 through December 31, 2002, the Company has agreed to pay rent equal to $720,000 per year. From January 1, 2003 through December 31, 2003, the rent will increase to

$756,000 per year. From January 1, 2004 through April 30, 2013, the rent will be a minimum of $756,000, adjusted for inflation. The Company is responsible under the lease agreement for all operating expenses, costs of electricity and other utilities, and taxes. In connection with the purchase of this building, the Company loaned M(4)E, LLC $3.6 million in December 1997, which loan accrued interest at an annual rate of 7%. Such loan and interest thereon was repaid in March 1998.

     As of December 5, 1997, the Company subleased to Lynch Corporation, an entity for which Mario J. Gabelli serves as Chairman and Chief Executive Officer and is an approximately 23% stockholder, approximately 5,000 square feet in the building located at 401 Theodore Fremd Avenue, Rye, New York 10580. The sublease has a five-year term. Lynch Corporation pays rent to the Company at the rate of $18 per square foot, subject to adjustment for increases in taxes and other operating expenses, plus a minimum payment of $2.50 per square foot for electricity.

     On August 12, 1996, the Company made a secured loan of $11.8 million to Lynch Corporation, which accrued interest at the annual rate of 10% and a 1% commitment fee. Such loan and interest thereon was repaid in August 1997. The Company also received a special fee equal to a 10% net profits interest (after a capital charge) in an entity now known as East/West Communications, Inc., which interest was converted into a 10% equity interest in December 1997.

     Gabelli Asset Management Company has entered into agreements to provide advisory and administrative services to MJG Associates, Inc., which is wholly owned by Mr. Gabelli, and to Gabelli Securities, Inc. with respect to the private investment funds managed by each of them. Pursuant to such agreements, Gabelli Securities, Inc. and MJG Associates, Inc. each paid Gabelli Asset Management Company $50,000 (excluding reimbursement of expenses) in 1997.

     In March 1997, the Company made a loan of $10 million to Lynch Corporation which accrued interest at the prime rate and a 1% commitment fee. Such loan and interest thereon was repaid in June 1997.

     In February 1998, the Company guaranteed a $30 million loan made by The Chase Manhattan Bank to Rivgam LMDS, LLC, an entity for which Mr. Gabelli is the Managing Member and in which he has a 71% ownership interest with the remaining interests held by certain of the Existing Shareholders. Such loan and interest thereon was repaid in April 1998.

     Gabelli Advisers, Inc. has two classes of stock. GFI owns 51.1% of the Class B common stock of Gabelli Advisers, Inc. (representing approximately 40.9% of the total equity interest and 49.9% of the total voting power). The remainder of the Class B common stock is owned by the Company's staff, including 34.9% owned by a limited partnership controlled by Mr. Gabelli and owned by him and his children, 7% owned by Mr. Alpert, 1% owned by Mr. Jamieson, 1% owned by Mr. Bondi and the remaining 5% owned by the other staff members. Westwood Management, a wholly-owned subsidiary of Southwest Securities Group, Inc., owns all of the Class A common stock (representing 20% of the total equity interest and 2.4% of the total voting power). In February 1998, Gabelli Advisers, Inc. offered all of its shareholders the opportunity to subscribe to a $3 million short-term debt offering in proportion to their economic ownership interest. In lieu of interest, Gabelli Advisers, Inc. offered a total of 60,000 warrants expiring in three years to acquire Class A common stock of Gabelli Advisers, Inc. at $5 per share. The majority of the shareholders participated in this offering, including GFI, the above-mentioned limited partnership and Messrs. Alpert, Bondi and Jamieson.

     Gabelli Securities International Limited ("Gabelli Securities International") was formed in 1994 to provide management and investment advisory services to the Gabelli International Gold Fund Limited ("GIGFL"), an offshore investment company investing primarily in securities of issuers with gold-related activities. Marc J. Gabelli owns 55% of Gabelli Securities International and Gabelli Securities, Inc. owns the remaining 45%. Gabelli Securities, Inc. has entered into an agreement with Gabelli Securities International to provide investment advisory services to GIGFL in return for receiving all investment management fees paid by GIGFL. Pursuant to such agreement, Gabelli Securities, Inc. received investment management fees of $14,000, $162,000 and $127,000 in 1997, 1996 and 1995, respectively.

TRANSACTIONS WITH OTHER MEMBERS OF SENIOR MANAGEMENT

     As required by the Company's Code of Ethics, the Company's staff members are required to maintain their brokerage accounts at Gabelli & Company unless they receive permission to maintain an outside account. Gabelli & Company offers all of its staff the opportunity to engage in brokerage transactions at discounted rates. Accordingly, many of the Company's staff members, including senior management, have brokerage accounts at Gabelli & Company and have engaged in securities transactions through it at discounted rates.

     Prior to a reorganization on January 1, 1997, GFI owned approximately 79% of Gabelli Asset Management Company. On January 1, 1997, all outstanding shares of Gabelli Asset Management Company not held by GFI were either repurchased at book value by Gabelli Asset Management Company or exchanged for shares of GFI at a predetermined ratio. Shareholders selling their shares back to Gabelli Asset Management Company were offered the choice of receiving cash or a promissory note. In connection with this reorganization, Gabelli Asset Management Company issued a promissory note to Mr. Jamieson of $976,419, which note accrues interest at the annual rate of 12%, as consideration for the sale of his shares.

     Certain executive officers and directors have received loans from the Company in connection with the acquisition of stock of the Company or of private funds managed by the Company and have executed demand notes with respect to the loans. As of March 31, 1998, Dr. Kelly has a loan in the amount of $235,210 which accrues interest at the annual rate of 6%. As of March 31, 1998, Mr. Marc
J. Gabelli has a loan in the amount of $766,278 which accrues interest at the annual rate of 6%. As of March 31, 1998, Mr. Sandie has a loan in the amount of $340,992 which accrues interest at the annual rate of 7%. As of March 31, 1998, Mr. Jamieson has a loan in the amount of $350,000 which accrues interest at the annual rate of 7%. As of March 31, 1998, Mr. McKee has a loan in the amount of $165,084 which accrues interest at the annual rate of 6%.

     The Company has an agreement with Mr. Karl Otto Pohl to pay him an annual retainer fee equal to the difference between $250,000 and the amounts received by Mr. Pohl directly from the Mutual Funds for his service on the boards of directors of the Mutual Funds.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of        shares of
Class A Common Stock,        shares of Class B Common Stock, and        shares
of Preferred Stock. No Preferred Stock is outstanding as of the date of this
Prospectus. Of the        shares of Class A Common Stock authorized,
shares will be outstanding and held by Mr. Gabelli upon consummation of the
Offering and        shares are being offered in the Offering (       shares if
the Underwriters' over-allotment option is exercised in full), and        shares
have been reserved for issuance pursuant to certain employee benefits plans. See
"Management -- 1998 Stock Award and Incentive Plan." Of the      shares of Class
B Common Stock authorized, will be outstanding and held by the Existing Shareholders upon consummation of the Offering. The following summary description of the capital stock of the Company is qualified by reference to the Certificate of Incorporation and Bylaws of the Company, copies of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

     Voting Rights. The holders of Class A Common Stock and Class B Common Stock have identical voting rights except that (i) holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted on by shareholders and (ii) holders of Class A Common Stock are not eligible to vote on matters relating exclusively to Class B Common Stock and vice versa. Holders of Shares of Class A Common Stock and Class B Common Stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any

Preferred Stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding Preferred Stock, amendments to the Company's Certificate of Incorporation generally must be approved by a majority of the combined voting power of all Class A Common Stock and Class B Common Stock voting together as a single class. Amendments to the Company's Certificate of Incorporation that would alter or change the powers, preferences, or special rights of the Class A Common Stock or the Class B Common Stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to the Company's Certificate of Incorporation to increase the authorized shares of any class or classes of Stock will be deemed not to affect adversely the powers, preferences, or special rights of the Class A Common Stock or Class B Common Stock.

     Dividends. Holders of Class A Common Stock and Class B Common Stock will receive an equal amount per share in any dividend declared by the Board of Directors, subject to any preferential rights of any outstanding Preferred Stock. Dividends consisting of shares of Class A Common Stock and Class B Common Stock may be paid only as follows: (i) shares of Class A Common Stock may be paid only to holders of Class A Common Stock and shares of Class B Common Stock may be paid only to holders of Class B Common Stock and (ii) shares will be paid proportionally with respect to each outstanding share of Class A Common Stock and Class B Common Stock.

     Other Rights. On liquidation, dissolution, or winding up of the Company, after payment in full of the amounts required to be paid to holders of Preferred Stock, if any, all holders of Common Stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of Common Stock. No shares of Common Stock are subject to redemption or have preemptive rights to purchase additional shares of Common Stock. Upon consummation of the Offering, all the outstanding Shares of Class A Common Stock and Class B Common Stock will be validly issued, fully paid, and nonassessable.

     In the event of any corporate merger, consolidation, purchase or acquisition of property or Stock, or other reorganization in which any consideration is to be received by the holders of Class A Common Stock or the holders of Class B Common Stock, the holders of Class A Common Stock and the holders of Class B Common Stock will receive the same consideration on a per share basis; except that, if such consideration shall consist in any part of voting securities (or of options or warrants to purchase, or of securities convertible into or exchangeable for, voting securities), the holders of Class B Common Stock may receive, on a per share basis, voting securities with ten times the number of votes per share as those voting securities to be received by the holders of Class A Common Stock (or options or warrants to purchase, or securities convertible into or exchangeable for, voting securities with ten times the number of votes per share as those voting securities issuable upon exercise of the options or warrants, or into which the convertible or exchangeable securities may be converted or exchanged, received by the holders of Class A Common Stock). In the event of any corporate merger, consolidation, purchase of property or stock, or other reorganization to be accounted for under the pooling of interests method of accounting, in which the Company issues common stock, the Company anticipates that it will be required to issue shares of Class B Common Stock as consideration for such transaction.

     Preferred Stock. As of the date of this Prospectus, no shares of Preferred Stock are outstanding. The Board of Directors may authorize the issuance of Preferred Stock in one or more series and may determine, with respect to any such series, the powers, preferences, and rights of such series, and its qualifications, limitations and restrictions, including, without limitation, (i) the designation of the series; (ii) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the designations for such series) increase or decrease (but not below the number of shares of such series then outstanding); (iii) whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series; (iv) the conditions upon which and the dates at which dividends, if any, will be payable, and the relation that such dividends, if any, will bear to the dividends payable on any other class or classes of Stock; (v) the redemption rights and price or prices, if any, for shares of the series; (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series; (vii) the amounts payable on and the preferences, if any, of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company; (viii) whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible and all other terms and conditions upon which such conversion may be made; and (ix) the voting rights, if any, of the holders of shares of such series.

     The Company believes that the ability of the Board of Directors to issue one or more series of Preferred Stock will provide the Company with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. The authorized shares of Preferred Stock will be available for issuance without further action by the Company's shareholders unless such action is required by applicable law or the rules of any Stock exchange or automated quotation system on which the Company's securities may be
listed or traded. The        currently requires shareholder approval as a
prerequisite to listing shares in several circumstances, including where the present or potential issuance of shares could result in an increase in the number of shares of Common Stock outstanding, or in the amount of voting securities outstanding, of at least 20%.

     Although the Board of Directors has no current intention of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer, or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its shareholders. The Board of Directors. in so acting, could issue Preferred Stock having terms that could discourage a potential acquirer from making, without first negotiating with the Board of Directors, an acquisition attempt through which such acquirer may be able to change the composition of the Board of Directors, including a tender offer or other transaction that some, or a majority, of the Company's shareholders might believe to be in their best interests or in which shareholders might receive a premium for their Stock over the then current market price of such Stock.

BUSINESS COMBINATION STATUTE

     Section 912 of the New York Business Corporation Law ("NYBCL") prohibits a company from entering into a business combination (e.g., a merger, consolidation, sale of 10% or more of a company's assets, or issuance of securities with an aggregate market value of 5% or more of the aggregate market value of all of the company's outstanding capital stock) with a beneficial owner of 20% or more of a company's securities (a "20% shareholder") for a period of five years following the date such beneficial owner became a 20% shareholder (the "stock acquisition date"), unless, among other things, such business combination or the purchase of stock resulting in the 20% shareholder's beneficial ownership was approved by the Company's board of directors prior to the stock acquisition date or the business combination is approved by the affirmative vote of the holders of a majority of the outstanding voting stock exclusive of the stock beneficially owned by the 20% shareholder. The Certificate of Incorporation of the Company contains a provision electing not to be governed by Section 912.

CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

     The summary set forth below describes certain provisions of the Certificate of Incorporation and Bylaws. The summary is qualified in its entirety by reference to the provisions of the Certificate of Incorporation and Bylaws, copies of which will be filed as exhibits to the Registration Statement of which this Prospectus forms a part.

     Certain of the provisions of the Certificate of Incorporation or the Bylaws discussed below may have the effect, either alone or in combination with the provisions of the NYBCL discussed above, of making more difficult or discouraging a tender offer, proxy contest, or other takeover attempt that is opposed by the Board of Directors but that a shareholder might consider to be in such shareholder's best interest. Those provisions include (i) restrictions on the rights of shareholders to remove or elect directors; and (ii) prohibitions against shareholders calling a special meeting of shareholders or acting by unanimous written consent in lieu of a meeting. In addition, the Certificate of Incorporation contains provisions relating to the allocation of certain corporate opportunities and resolution of certain potential conflicts of interest. See "-- Corporate Opportunity and Conflict of Interest Policies."

  Number of Directors; Removal; Filling Vacancies

     The Certificate of Incorporation provides that, subject to any rights of holders of Preferred Stock to elect directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by directors constituting a majority of the total number of directors that the Company would have if there were no vacancies on the Board of Directors (the "Whole Board"), with the Whole Board consisting of not more than
     nor less than      directors. The Certificate of Incorporation also
provides that, subject to any rights of holders of Preferred Stock or any other series or class of Stock, and unless the Board of Directors otherwise determines, any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum. Accordingly, absent an amendment to the Bylaws, the Board of Directors could prevent any shareholder from enlarging the Board of Directors and filling the new directorships with such shareholder's own nominees.

     The Certificate of Incorporation of the Company provides that, subject to the rights of holders of Preferred Stock to elect directors under specified circumstances, effective as of the date on which Mr. Gabelli beneficially owns less than a majority of the voting power of the voting power of the Voting Stock (as defined below) (the "Trigger Date"), a director may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of Stock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class. Before the Trigger Date, directors may be removed, without cause, with the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class.

  No Shareholder Action By Written Consent; Special Meetings

     The Certificate of Incorporation provide that, effective as of the Trigger Date, and subject to the rights of any holders of Preferred Stock to elect additional directors under specified circumstances, shareholder action can be taken only at an annual or special meeting of shareholders and shareholder action may not be taken by written consent in lieu of a meeting. The Bylaws provide that, subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances, special meetings of shareholders can be called only by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board or the Chairman of the Board, except that prior to the Trigger Date, special meetings can also be called at the request of the holders of a majority of the voting power of the then outstanding Voting Stock. Effective as of the Trigger Date, shareholders will not be permitted to call a special meeting or to require that the Board of Directors call a special meeting of shareholders. Moreover, the business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of meeting given by the Company.

     The provisions of the Certificate of Incorporation of the Company prohibiting shareholder action by written consent and permitting special meetings to be called only by the Chairman or at the request of a majority of the Whole Board may have the effect, after the Trigger Date, of delaying consideration of a shareholder proposal until the next annual meeting. The provisions would also prevent the holders of a majority of the voting power of the Voting Stock from unilaterally using the written consent procedure to take shareholder action. Moreover, a shareholder could not force shareholder consideration of a proposal over the opposition of the Chairman or a majority of the Whole Board by calling a special meeting of shareholders prior to the time such parties believe such consideration to be appropriate.

  Liability of Directors; Indemnification

     As permitted by the NYBCL, the Company's Certificate of Incorporation provides that, to the fullest extent permitted by the NYBCL, no director of the Company shall be liable to the Company or it shareholders for monetary damages for the breach of fiduciary duty in such capacity. Such provision does not eliminate or limit the liability of any director (i) if a judgement or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained a material profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL, or (ii) for any act or omission prior to the adoption of this provision. As a result of this provision, the Company and its shareholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although shareholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, shareholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

     The Bylaws provide that the Company will indemnify any person who was or is a party to any threatened, pending, or completed action, suit, or proceeding because he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, or other enterprise. The Bylaws provide that indemnification will be from and against expenses, judgments, fines, and amounts paid in settlement by the indemnitee. However, this indemnification will only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company.

  Corporate Opportunity and Conflict of Interest Policies

     In order to address certain potential conflicts of interest between the Company and Mr. Gabelli (including members of his immediate family and affiliates), the Certificate of Incorporation contains provisions concerning the conduct of certain affairs of the Company as they may involve Mr. Gabelli (including members of his immediate family and affiliates), and the powers, rights, duties, and liabilities of the Company and its subsidiaries and their respective officers, directors, and shareholders in connection therewith. In general, these provisions recognize that the Company and Mr. Gabelli (including members of his immediate family and affiliates) may engage in the same or similar business activities and lines of business and have an interest in the same areas of corporate opportunities and that the Company and Mr. Gabelli (including members of his immediate family and affiliates) will continue to have contractual and business relations with each other. See "Management -- Directors and Executive Officers."

     For purposes of these provisions, (i) the "Company" includes its subsidiaries and other entities in which it beneficially owns, directly or indirectly, 50% or more of the outstanding voting securities or interests, and
(ii) "Mr. Gabelli" includes Mr. Gabelli, members of his immediate family and any subsidiaries and other entities in which Mr. Gabelli and members of his immediate family beneficially own, directly or indirectly, a controlling interest of the outstanding voting securities or interests.

     The Certificate of Incorporation provides that any person purchasing or otherwise acquiring any interest in any shares of capital Stock of the Company will be deemed to have notice of and to have consented to these provisions.

     Before the Trigger Date, the affirmative vote of the holders of a majority of the outstanding Voting Stock, voting together as a single class, will be required to alter, amend, or repeal any of these conflict of interest or corporate opportunity provisions in a manner adverse to the interests of Mr. Gabelli. After the Trigger Date, such vote will be increased to 80% to alter, amend, repeal or replace any of the conflict of interest and corporate opportunity provisions.

     Corporate Opportunity Policy. The Certificate of Incorporation provides that, except as Mr. Gabelli may otherwise agree in writing, Mr. Gabelli will have the right (i) to engage in the same or similar business activities or lines of business as the Company; (ii) to do business with any potential or actual client, customer, or supplier of the Company; and (iii) to employ or engage any officer or employee of the Company. Mr. Gabelli will not be liable to the Company or its shareholders for breach of any fiduciary duty by reason of these activities.

     If Mr. Gabelli acquires knowledge of a potential transaction on a matter that may be a corporate opportunity for both Mr. Gabelli and the Company, Mr. Gabelli will have no duty to communicate that opportunity to the Company. Furthermore, Mr. Gabelli will not be liable to the Company or its shareholders because Mr. Gabelli pursues or acquires such corporate opportunity for himself, directs that corporate opportunity to another person or entity, or does not present that corporate opportunity to the Company.

     If a director or officer of the Company acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company and Mr. Gabelli or an entity controlled by Mr. Gabelli, the Certificate of Incorporation requires that the director or officer of the Company act in good faith in accordance with the following three-part policy, and a director or officer so acting will be deemed to have acted reasonably and in good faith and fully to have satisfied his or her duties of loyalty and fiduciary duties to the Company and its shareholders with respect to such opportunity.

     First, a corporate opportunity offered to any person who is a director but not an officer of the Company and who is also an officer (whether or not a director) of an entity controlled by Mr. Gabelli will belong to the entity controlled by Mr. Gabelli, unless the opportunity is expressly offered to that person primarily in his or her capacity as a director of the Company, in which case the opportunity will belong to the Company.

     Second, a corporate opportunity offered to any person who is an officer (whether or not a director) of the Company and who is also a director but not an officer of an entity controlled by Mr. Gabelli will belong to the Company, unless the opportunity is expressly offered to that person primarily in his or her capacity as a director of the entity controlled by Mr. Gabelli, in which case the opportunity will belong to the entity controlled by Mr. Gabelli.

     Third, a corporate opportunity offered to any other person who is either an officer of both the Company and an entity controlled by Mr. Gabelli or a director of both the Company and an entity controlled by Mr. Gabelli will belong to the entity controlled by Mr. Gabelli or to the Company, as the case may be, if the opportunity is expressly offered to the person primarily in his or her capacity as an officer or director of the entity controlled by Mr. Gabelli or of the Company, respectively. Otherwise, the opportunity will belong to the entity controlled by Mr. Gabelli.

     Under the Certificate of Incorporation, any corporate opportunity that belongs to Mr. Gabelli or to the Company pursuant to the foregoing policy will not be pursued by the other (or directed by the other to another person or entity) unless and until Mr. Gabelli or the Company, as the case may be, determines not to pursue the opportunity. If the party to whom the corporate opportunity belongs does not, however, within a reasonable period of time, begin to pursue, or thereafter continue to pursue, such opportunity diligently and in good faith, the other party may pursue such opportunity (or direct it to another person or entity).

     A director or officer of the Company (other than Mr. Gabelli) who acts in accordance with the foregoing three-part policy (i) will be deemed fully to have satisfied his or her fiduciary duties to the Company and its shareholders with respect to such corporate opportunity; (ii) will not be liable to the Company or its shareholders for any breach of fiduciary duty by reason of the fact that Mr. Gabelli pursues or acquires such opportunity for himself or directs such corporate opportunity to another person or entity or does not communicate information regarding such opportunity to the Company; (iii) will be deemed to have acted in good faith and in a manner he or she reasonably believes to be in the best interests of the Company; and (iv) will be deemed not to have breached his or her duty of loyalty to the Company or its shareholders and not to have derived an improper benefit therefrom.

     Under the Certificate of Incorporation, "corporate opportunities" potentially allocable to the Company consist of business opportunities that (i) the Company is financially able to undertake; (ii) are, from their nature, in the Company's line or lines of business and are of practical advantage to the Company; and (iii) are ones in which the Company has an interest or reasonable expectancy. In addition, "corporate opportunities" do not include transactions in which the Company or Mr. Gabelli is permitted to participate pursuant to any agreement between the Company and Mr. Gabelli that is in effect as of the time any equity security of the Company is held of record by any person other than Mr. Gabelli or subsequently entered into with the approval of the members of the Board of Directors.

     For purposes of these corporate-opportunity provisions, a director who is chairman of the Board of Directors (or a committee thereof) or chief executive officer will not be deemed to be an officer of the Company by reason of holding such position, unless such person is a full-time employee of the Company.

     Conflict of Interests Policy. The Certificate of Incorporation provides that no contract, agreement, arrangement, or transaction between the Company and Mr. Gabelli or any customer or supplier or any entity in which a director of the Company has a financial interest (a "Related Entity"), or between the Company and one or more of the directors or officers of the Company, or any Related Entity; any amendment, modification, or termination thereof; or any waiver of any right thereunder, will be voidable solely because Mr. Gabelli or such customer or supplier, any Related Entity, or any one or more of the officers or directors of the Company or any Related Entity are parties thereto, or solely because any such directors or officers are present at or participate in the meeting of the Board of Directors or committee thereof that authorizes the contract, agreement, arrangement, transaction, amendment, modification, termination, or waiver (each, a "Transaction") or solely because their votes are counted for such purpose, if the standard specified is satisfied. That standard will be satisfied, and Mr. Gabelli, the Related Entity, and the directors and officers of the Company, or the Related Entity (as applicable) will be deemed to have acted reasonably and in good faith (to the extent such standard is applicable to such person's conduct) and fully to have satisfied any duties of loyalty and fiduciary duties they may have to the Company and its shareholders with respect to such Transaction if any of the following four requirements are met:

          (i) the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the Board of Directors or the committee thereof that authorizes the Transaction, and the Board of Directors or such committee in good faith approves the Transaction by the affirmative vote of a majority of the disinterested directors on the Board of Directors or such committee, even if the disinterested directors are less than a quorum;

          (ii) the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the holders of voting Stock entitled to vote thereon, and the Transaction is specifically approved by vote of the holders of a majority of the voting power of the then outstanding Voting Stock not owned by Mr. Gabelli or such Related Entity, voting together as a single class;

          (iii) the Transaction is effected pursuant to guidelines that are in good faith approved by a majority of the disinterested directors on the Board of Directors or the applicable committee thereof or by vote of the holders of a majority of the then outstanding voting Stock not owned by Mr. Gabelli or such Related Entity, voting together as a single class; or

          (iv) the Transaction is fair to the Company as of the time it is approved by the Board of Directors, a committee thereof or the shareholders of the Company.

     The Certificate of Incorporation also provides that any such Transaction authorized, approved, or effected, and each of such guidelines so authorized or approved, as described in (i), (ii), or (iii) above, will be deemed to be entirely fair to the Company and its shareholders, except that, if such authorization or approval is not obtained, or such Transaction is not so effected, no presumption will arise that such Transaction or guideline is not fair to the Company and its shareholders. In addition, the Certificate of Incorporation provides that Mr. Gabelli will not be liable to the Company or its shareholders for breach of any fiduciary duty that Mr. Gabelli may have as a shareholder of the Company by reason of the fact that Mr. Gabelli takes any action in connection with any transaction between himself and the Company.

LISTING

     The Company intends to apply for the listing of the Class A Common Stock on
the        under the symbol           .

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is                .

                        SHARES ELIGIBLE FOR FUTURE SALE

     Immediately after consummation of the Offering, the Company will have shares of Class A Common Stock issued and outstanding (
shares of Class A Common Stock if the Underwriters' over-allotment options are
exercised in full) and           shares of Class B Common Stock issued and
outstanding. All of the shares of Class A Common Stock to be sold in the Offering will be freely tradable without restrictions or further registration under the Securities Act, except that shares purchased by an "affiliate" of the Company (as that term is defined in Rule 144 (an "Affiliate")) will be subject
to the resale limitations of Rule 144. The           shares of Class B Common
Stock owned by the Existing Shareholders are "restricted securities" as defined in Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act other than pursuant to Rule 144 under the Securities Act or another exemption from registration under the Securities Act.

     In general, under Rule 144, as currently in effect, (i) a person (or persons whose shares are required to be aggregated) who has beneficially owned shares of Common Stock as to which at least one year has elapsed since such shares were sold by the Company or by an Affiliate of the Company in a transaction or chain of transactions not involving a public offering ("restricted securities") or (ii) an Affiliate of the Company who holds shares of Common Stock that are not restricted securities may sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the Company's class of Common Stock then outstanding or the average weekly trading volume in the class of Common Stock during the four calendar weeks preceding the date on which notice of such sale required under Rule 144 was filed. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and availability of current public information about the Company. Affiliates of the Company must comply with the requirements of Rule 144, including the one-year holding period requirement, to sell shares of Common Stock that are restricted securities. Furthermore, if a period of at least two years has elapsed from the date restricted securities were acquired from the Company or an Affiliate of the Company, a holder of such restricted securities who is not an Affiliate of the Company at the time of the sale and has not been an Affiliate of the Company at any time during the three months prior to such sale would be entitled to sell such shares without regard to the volume limitation and other conditions described above.

     All shares of Class B Common Stock owned by the Existing Shareholders are expected to be subject to the 3-year lock-up arrangement described below at the end of which or earlier if the Company so agrees such shares shall be eligible for sale in the public market pursuant to, and in accordance with the volume, manner of sale and other conditions of, Rule 144 described above.

     The Company and the Existing Shareholders are expected to agree that, subject to certain exceptions, they will not offer, sell or otherwise dispose of any shares of Common Stock, other than in the Offering, or any security convertible into or exchangeable or exercisable for shares of Common Stock (i) in the case of the Class B Common Stock, for a period of three years after the date of this Prospectus unless such transfer is to an Existing Shareholder or to
the Company and (ii) without the prior written consent of             on behalf
of the Underwriters for a period of      days after the date of this Prospectus.
See "Underwriting."

     The shares of Class A Common Stock authorized for issuance pursuant to awards that may be granted under the Company's 1998 Stock Award and Incentive Plan may be either authorized but unissued shares or treasury shares obtained by the Company through market or private purchases. See "Management -- 1998 Stock Award and Incentive Plan." The Company intends to register under the Securities Act the shares of Class A Common Stock issuable upon the exercise of options granted pursuant to the 1998 Stock Award and Incentive Plan.

     Prior to the Offering, there has been no public market for Class A Common Stock. Although the Company can make no prediction as to the effect, if any, that sales of shares of Class A Common Stock by the Existing Shareholders would have on the market price prevailing from time to time, sales of substantial amounts of Class A Common Stock or the availability of such shares for sale could adversely affect prevailing market prices. See "Risk Factors -- Shares Available for Future Sales or Distribution."

                                  UNDERWRITING

     Upon the terms and subject to the conditions stated in the Underwriting Agreement dated the date hereof, each Underwriter named below, for whom
                        , are acting as representatives (the "Representatives"), has severally agreed to purchase, and the Company has agreed to sell to each Underwriter, the respective number of shares of Class A Common Stock set forth opposite the name of such Underwriter:

                                                            NUMBER OF SHARES
UNDERWRITER                                              OF CLASS A COMMON STOCK
-----------                                              -----------------------

                                                                 -------
                                                                 =======

     The Underwriters propose to offer the shares of Class A Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at
such price less a concession of $     per share. The Underwriters may allow, and
such dealers may reallow, a concession not in excess of $     per share to
certain brokers and dealers. After the initial offering of the shares to the public, the public offering price and such concessions may from time to time be varied by the Representatives. Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

     The Company has granted the Underwriters an option, exercisable for 30 days
after the date of this Prospectus, to purchase up to           additional shares
of Class A Common Stock at the price to the public set forth on the cover page of this Prospectus minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the offering of the shares offered hereby. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each Underwriter's name in the preceding table bears to the total number of shares listed in such table.

     The Company, its executive officers and directors and each of the Existing Shareholders have agreed, subject to certain exceptions, that for a period of 180 days after the date of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any Common Stock or any securities of the Company which are convertible into or exchangeable or exercisable for Common Stock or any such other securities without the prior written consent of
                         .

     In connection with the Offering, the Underwriters may purchase and sell the Class A Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Class A Common Stock; and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Class A Common Stock than they are required to purchase from the Company in the Offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Class A Common Stock sold in the Offering for their account may be reclaimed by the syndicate if such Class A Common Stock is repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Class A Common Stock, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any
time. These transactions may be effected on the        , in the over-the-counter
market or otherwise.

     Prior to the Offering, there has not been any public market for the Class A Common Stock of the Company. Consequently, the initial public offering price for the shares of Class A Common Stock included in the Offering has been determined by negotiations between the Company and the Representatives. Among the factors considered in determining such price were the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the

Company's development, the past and present revenues and earnings of the Company, the prospects for growth of the Company's revenues and earnings, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies which are comparable to the Company.

     The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Class A Common Stock offered by them.

     Application has been made to list the Class A Common Stock on the
under the symbol "            ". In order to meet one of the requirements for
listing the Common Stock on the NYSE, the Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

     Certain of the Underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking services to the Company and its affiliates for which they may receive customary fees.

                                 LEGAL MATTERS

     The validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with the sale of shares of Class A Common Stock in the Offering will be passed upon for the Underwriters by
                      , New York, New York.

                                    EXPERTS

     The consolidated financial statements of GFI at December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (as amended from time to time and together with all exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Class A Common Stock to be sold in the Offering. This Prospectus constitutes a part of the Registration Statement and does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information regarding the Company and the Class A Common Stock, reference is hereby made to the Registration Statement, a copy of which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

     The Registration Statement, and the reports and other information to be filed by the Company with the Commission following the Offering in accordance with the Exchange Act, can be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, New York, New York

10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Commission's website, http//www.sec.gov, and from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

     The Company intends to furnish to its shareholders annual reports containing audited consolidated financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
CONSOLIDATED FINANCIAL STATEMENTS OF GABELLI FUNDS, INC. AND
  SUBSIDIARIES

Report of Independent Auditors..............................  F-2
Consolidated Statements of Income for the years ended
  December 31, 1997, 1996 and 1995..........................  F-3
Consolidated Statements of Financial Condition as of
  December 31, 1997 and 1996................................  F-4
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1997, 1996 and 1995..............  F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1996 and 1995..........................  F-6
Notes to Consolidated Financial Statements..................  F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Gabelli Funds, Inc.

     We have audited the accompanying consolidated statements of financial condition of Gabelli Funds, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gabelli Funds, Inc. and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                             ERNST & YOUNG LLP

New York, New York
March 11, 1998,
except for Note Q, as to which the date is April 3, 1998

                      GABELLI FUNDS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                   YEAR ENDED DECEMBER 31
                                                             -----------------------------------
                                                               1997         1996         1995
                                                             ---------    ---------    ---------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
REVENUES
Investment advisory and incentive fees.....................  $ 89,684     $ 84,244     $ 77,302
Commission revenue.........................................     7,496        6,667        5,706
Distribution fees and other income.........................     8,096        7,257        6,302
                                                             --------     --------     --------
     Total revenues........................................   105,276       98,168       89,310
                                                             --------     --------     --------
EXPENSES
Compensation costs.........................................    45,260       41,814       39,384
Management fee.............................................    10,580       10,192        9,423
Other operating expenses...................................    18,690       19,274       18,709
                                                             --------     --------     --------
     Total expenses........................................    74,530       71,280       67,516
                                                             --------     --------     --------
Operating income...........................................    30,746       26,888       21,794
                                                             --------     --------     --------
OTHER INCOME (EXPENSE)
Net gain from investments..................................     7,888        8,783       10,105
Interest and dividend income...............................     4,634        5,406        5,853
Interest expense...........................................    (1,876)        (879)        (679)
Other......................................................      (109)         331          147
                                                             --------     --------     --------
     Total other income, net...............................    10,537       13,641       15,426
                                                             --------     --------     --------
Income before income taxes and minority interest...........    41,283       40,529       37,220
Income taxes...............................................     3,077        7,631        7,769
Minority interest..........................................     1,529        2,727        2,555
                                                             --------     --------     --------
Net income.................................................  $ 36,677     $ 30,171     $ 26,896
                                                             ========     ========     ========
Unaudited pro forma data:
  Income before income taxes and minority interest, as
     reported..............................................  $ 41,283     $ 40,529     $ 37,220
  Pro forma provision for income taxes.....................   (15,533)     (14,518)     (13,577)
  Pro forma minority interest..............................    (1,411)      (2,771)      (2,624)
                                                             --------     --------     --------
  Pro forma net income.....................................  $ 24,339     $ 23,240     $ 21,019
                                                             ========     ========     ========
Pro forma net income per share basic and diluted...........  $ 130.87     $ 132.08     $ 120.65
                                                             ========     ========     ========
Pro forma weighted average shares outstanding..............   185,974      175,950      174,211
                                                             ========     ========     ========
Unaudited Supplemental pro forma data:
  Pro forma net income.....................................  $ 24,339
  Supplemental pro forma management fee adjustment.........     9,780
  Supplemental adjustment to pro forma provision for income
     taxes.................................................    (3,813)
  Supplemental adjustment to pro forma minority interest...      (285)
                                                             --------
  Supplemental pro forma net income........................  $ 30,021
                                                             ========

                            See accompanying notes.

                      GABELLI FUNDS, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                   DECEMBER 31
                                                              ----------------------
                                                                1997         1996
                                                              ---------    ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                   SHARE DATA)
ASSETS
Cash and cash equivalents...................................  $ 12,610     $ 32,949
FCC licenses and deposits...................................    84,862       21,661
Investments in securities...................................    56,607       59,812
Investments in partnerships and affiliates..................    46,972       35,133
Investment advisory fees receivable.........................     8,484        7,339
Receivables from affiliates.................................     6,534       12,353
Notes and other receivables.................................     4,578        5,230
Capital lease...............................................     3,679           --
Due from broker/dealers.....................................     3,155        1,764
Goodwill, net of accumulated amortization of $148...........     1,932           --
Other assets................................................     3,323        6,283
                                                              --------     --------
     Total assets...........................................  $232,736     $182,524
                                                              ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Bank loan payable...........................................  $ 30,000     $     --
Notes payable...............................................     7,108        7,011
Income taxes payable (including deferred income taxes of
  $2,818 in 1997 and $2,768 in 1996)........................     3,752        4,372
Capital lease obligation....................................     3,650           --
Compensation payable........................................     3,456        3,589
Accrued expenses and other liabilities......................     9,848        7,978
                                                              --------     --------
     Total liabilities......................................    57,814       22,950
                                                              --------     --------
Minority interest...........................................    11,303       21,041
                                                              --------     --------
Stockholders' equity:
  Common Stock, $.01 par value; authorized 1,000,000 shares;
     issued and outstanding 185,937 and 174,803 shares,
     respectively...........................................         2            2
  Additional paid-in capital................................    12,372        2,967
  Retained earnings.........................................   152,775      136,690
  Notes receivable..........................................    (1,530)      (1,126)
                                                              --------     --------
     Total stockholders' equity.............................   163,619      138,533
                                                              --------     --------
Total liabilities and stockholders' equity..................  $232,736     $182,524
                                                              ========     ========

                            See accompanying notes.

                      GABELLI FUNDS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                     ADDITIONAL
                                            COMMON    PAID-IN     RETAINED     NOTES
                                            STOCK     CAPITAL     EARNINGS   RECEIVABLE    TOTAL
                                            ------   ----------   --------   ----------   --------
Balance at December 31, 1994..............    $2      $ 1,367     $106,535    $    --     $107,904
  Repurchase and retirement of 536
     shares...............................    --          (39)        (291)        --         (330)
  Issuance of note receivable.............    --           --           --       (235)        (235)
  Issuance of 750 shares..................    --          397           --         --          397
  Distributions to shareholders...........    --           --      (18,670)        --      (18,670)
  Accretion of stock option...............    --          110           --         --          110
  Net income..............................    --           --       26,896         --       26,896
                                              --      -------     --------    -------     --------
Balance at December 31, 1995..............     2        1,835      114,470       (235)     116,072
  Repurchase and retirement of 1,600
     shares...............................    --           (9)      (1,273)        --       (1,282)
  Issuance of note receivable.............    --           --           --       (891)        (891)
  Issuance of 1,704 shares................    --        1,141           --         --        1,141
  Distributions to shareholders...........    --           --       (6,678)        --       (6,678)
  Net income..............................    --           --       30,171         --       30,171
                                              --      -------     --------    -------     --------
Balance at December 31, 1996..............     2        2,967      136,690     (1,126)     138,533
  Repurchase and retirement of 50
     shares...............................    --          (38)          --         --          (38)
  Net issuances of notes receivable.......    --           --           --       (404)        (404)
  Issuance of 11,184 shares...............    --        9,443           --         --        9,443
  Distributions to shareholders...........    --           --      (20,592)        --      (20,592)
  Net income..............................    --           --       36,677         --       36,677
                                              --      -------     --------    -------     --------
Balance at December 31, 1997..............    $2      $12,372     $152,775    $(1,530)    $163,619
                                              ==      =======     ========    =======     ========

                            See accompanying notes.

                      GABELLI FUNDS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31
                                                              -----------------------------
                                                               1997       1996       1995
                                                              -------    -------    -------
                                                                     (IN THOUSANDS)
OPERATING ACTIVITIES
Net income..................................................  $36,677    $30,171    $26,896
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
  Equity in earnings of partnerships and affiliates.........   (7,886)    (5,997)    (5,744)
  Depreciation and amortization.............................      451        424        339
  Deferred income taxes.....................................       50       (114)       884
  Minority interest in net income of consolidated
     subsidiaries...........................................    1,529      2,727      2,555
  Accretion of stock option.................................       --         --        110
  Changes in operating assets and liabilities:
     Investments in securities..............................    3,205      4,435    (11,862)
     Investment advisory fees receivable....................   (1,145)       526       (533)
     Receivables from affiliates............................    5,819    (12,353)        --
     Notes and other receivables............................    1,027     (5,230)        --
     Due from broker/dealers................................   (1,391)    (1,764)        --
     Other assets...........................................    2,837     (2,103)      (430)
     Notes payable..........................................     (879)        --         --
     Income taxes payable...................................     (670)     1,470     (1,312)
     Compensation payable...................................     (133)    (1,933)     1,090
     Accrued expenses and other liabilities.................     (920)       366      1,721
                                                              -------    -------    -------
Total adjustments...........................................    1,894    (19,546)   (13,182)
                                                              -------    -------    -------
Net cash provided by operating activities...................   38,571     10,625     13,714
                                                              -------    -------    -------
INVESTING ACTIVITIES
Purchases of FCC licenses and deposits......................  (63,201)   (21,661)        --
Net (investments in) distributions from partnerships and
  affiliates................................................   (3,953)     2,269     (4,113)
Cost of acquisitions........................................   (2,175)        --         --
                                                              -------    -------    -------
Net cash (used in) investing activities.....................  (69,329)   (19,392)    (4,113)
                                                              -------    -------    -------
FINANCING ACTIVITIES
Proceeds from bank loan.....................................   30,000         --         --
Distributions to shareholders...............................  (17,794)    (5,988)   (18,670)
Net repayments of subsidiaries' notes receivable............        5        127         95
Net (repurchases) issuances of subsidiaries' common stock...     (474)        --        864
Purchase of minority stockholders' interest.................   (1,282)        --       (409)
Proceeds from issuances of common stock.....................       --        738        162
Payment for common stock repurchased and retired............      (38)      (581)      (331)
Net repayments (issuances) of notes receivable..............        2         --         --
                                                              -------    -------    -------
Net cash provided by (used in) financing activities.........   10,419     (5,704)   (18,289)
                                                              -------    -------    -------
Net (decrease) in cash and cash equivalents.................  (20,339)   (14,471)    (8,688)
Cash and cash equivalents at beginning of year..............   32,949     47,420     56,108
                                                              -------    -------    -------
Cash and cash equivalents at end of year....................  $12,610    $32,949    $47,420
                                                              =======    =======    =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest......................................  $ 1,784    $   879    $   679
                                                              =======    =======    =======
Cash paid for income taxes..................................  $ 3,337    $ 5,952    $ 8,896
                                                              =======    =======    =======
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITY
Issuance of note payable for repurchase of subsidiary's
  common stock..............................................  $   976    $    --    $    --
                                                              =======    =======    =======
Issuance of note payable for repurchase of common stock.....  $    --    $ 1,232    $    --
                                                              =======    =======    =======
Receipt of note for common stock sold.......................  $   404    $   891    $   235
                                                              =======    =======    =======
Receipt of notes for sale of minority interest..............  $   375    $    --    $    --
                                                              =======    =======    =======

                            See accompanying notes.

                      GABELLI FUNDS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

A.  SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The consolidated financial statements include the assets, liabilities and earnings of Gabelli Funds, Inc. ("GFI"), its wholly-owned subsidiary GAMCO Investors, Inc. ("GAMCO"), and GFI's majority-owned subsidiaries consisting of Gabelli Securities, Inc. ("GSI"), Gabelli Fixed Income LLC ("Fixed Income") and Gabelli Advisers LLC ("Advisers") (collectively, the "Company").

     Prior to a reorganization on January 1, 1997, GFI owned approximately 79% of GAMCO. On that date, all outstanding shares of GAMCO not previously held by GFI were either redeemed at book value by GAMCO or exchanged for shares of GFI at a predetermined ratio. At December 31, 1997, 1996 and 1995, GFI owned approximately 76% of GSI and 41% (representing voting control) of Advisers. At December 31, 1997, GFI owned approximately 80% of Fixed Income, which commenced operations on April 15, 1997. All significant intercompany transactions and balances have been eliminated.

  Use of Estimates

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Nature of Operations

     GFI, GAMCO, Fixed Income and Advisers are registered investment advisors under the Investment Advisers Act of 1940. Gabelli & Company, Inc. ("Gabelli & Company"), a wholly-owned subsidiary of GSI, is a registered broker-dealer. Gabelli & Company acts as an introducing broker and all transactions for its customers are cleared through New York Stock Exchange member firms on a fully disclosed basis. Accordingly, open customer transactions are not reflected in the accompanying statements of financial condition. Gabelli & Company is exposed to credit losses on these open positions in the event of nonperformance by its customers. This exposure is reduced by the clearing brokers' policy of obtaining and maintaining adequate collateral until the open transaction is completed.

  Cash Equivalents

     Cash equivalents consist of investments in money market mutual funds.

  Investments in Securities

     Investments in securities are accounted for as "trading securities" and are stated at quoted market values. Securities which are not readily marketable are stated at their estimated fair values as determined by the Company's management. The resulting unrealized gains and losses are included in net gain from investments. Security transactions and any related gains and losses are recorded on a trade date basis. Realized gains and losses from securities transactions are recorded on the identified cost basis.

     The Company periodically enters into short sales. Securities sold short are stated at quoted market values and represent obligations of the Company to purchase the securities at prevailing market prices. The ultimate gains or losses recognized are dependent upon the prices at which these securities are purchased to settle the obligations under the sales commitments.

                      GABELLI FUNDS, INC. AND SUBSIDIARIES

  Investments in Partnerships and Affiliates

     Investments in partnerships, whose underlying assets consist of marketable securities, and investments in affiliates are accounted for using the equity method, under which the Company's share of net earnings or losses of these partnerships and affiliated entities is reflected in income as earned and distributions received are reductions of the investments. Investments in partnerships for which market values are not readily available are valued at fair value as determined by the Company's management.

  Investment Advisory Fees

     Investment advisory fees are recognized as revenue as the related services are performed. Investment advisory fees are based on predetermined percentages of the market values of the portfolios under management.

  Depreciation and Amortization

     Fixed assets are depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized using the straight-line method over their estimated useful lives or lease terms, whichever is shorter.

  Minority Interest

     Minority interest represents the minority stockholders' ownership of GSI, Advisers, GAMCO (for 1996 and 1995) and Fixed Income (for 1997). With the exception of GSI, these minority stockholders are principally employees, officers and directors of the Company.

  Earnings Per Share

     The Company has adopted the Financial Accounting Standards Board's Statement of Accounting Standards No. 128, "Earnings Per Share". Basic earnings per common share is calculated by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding. Diluted earnings per share is computed using the treasury stock method. Diluted earnings per common share assumes full dilution and is computed by dividing net income by the total of the weighted average number of shares of common stock outstanding and common stock equivalents.

  Distribution Costs

     The Company incurs certain promotion and distribution costs, which are expensed as incurred, related to the sale of shares of mutual funds advised by the Company (the "Funds").

  Reclassification of Prior Years' Financial Statements

     Certain items previously reported have been reclassified to conform with the current year's financial statement presentation.

                      GABELLI FUNDS, INC. AND SUBSIDIARIES

B.  INVESTMENTS IN SECURITIES

     Investments in securities at December 31, 1997 and 1996 consist of the following:

                                                     1997                  1996
                                              ------------------    ------------------
                                                         MARKET                MARKET
                                               COST       VALUE      COST       VALUE
                                              -------    -------    -------    -------
                                                           (IN THOUSANDS)
U.S. Government obligations.................  $ 6,229    $ 6,352    $16,932    $17,385
Common stocks...............................   13,551     19,895     13,530     20,543
Mutual funds................................   21,265     25,707     13,180     15,057
Corporate bonds.............................       --         --        198        312
Preferred stocks............................      300      1,038      1,854      1,960
Other investments...........................      862      3,615      1,492      4,555
                                              -------    -------    -------    -------
                                              $42,207    $56,607    $47,186    $59,812
                                              =======    =======    =======    =======

C.  INVESTMENTS IN PARTNERSHIPS AND AFFILIATES

     The Company is a co-General Partner to various limited partnerships whose underlying assets consist primarily of marketable securities. As General Partner, the Company is contingently liable for all of the partnerships' liabilities. Summary financial information at December 31, 1997 and 1996 and for the years then ended for these partnerships, which are accounted for using the equity method, is as follows (dollar amounts in thousands):

                                                           1997        1996
                                                         --------    --------
Total assets...........................................  $131,281    $125,059
Total liabilities......................................     1,458      16,630
Equity.................................................   129,823     108,429
Net earnings...........................................    12,073       8,364
Company's carrying value...............................    14,479      11,613
Company's income.......................................     3,065       1,944

     Income from the above partnerships for the year ended December 31, 1995 was approximately $2,505,000.

     The Company's income from these partnerships consists of its pro-rata capital allocation and its share of a 20% incentive allocation from the limited partners. The general partners also receive an annual administrative fee equivalent to 1% of each partnership's net assets, excluding the capital accounts of the general partners and related parties. For the years ended December 31, 1997, 1996 and 1995, the Company earned administrative fees of approximately $1,085,000, $820,000 and $836,000, respectively.

     At December 31, 1997 and 1996, the Company had various limited partner interests in unaffiliated limited partnerships aggregating approximately $32,332,000 and $23,065,000, respectively. For the years ended December 31, 1997, 1996 and 1995, the gains recorded by the Company in these investments approximated $5,666,000, $3,722,000 and $3,092,000, respectively.

     At December 31, 1996, the Company was a 50% general partner in two investment advisory companies, one which managed fixed income mutual funds and the other which managed separate accounts. In addition, it had a 49% investment in a related broker-dealer. These investments were accounted for using the equity method. The carrying value of these entities at December 31, 1996 was approximately $450,000. In April 1997, through the acquisition of the general partnership interests held by the other general partner and a reorganization into Fixed Income, the Company increased its ownership stake in these companies to

                      GABELLI FUNDS, INC. AND SUBSIDIARIES
approximately 80%. This transaction resulted in the recognition of approximately $2,080,000 of goodwill, which is being amortized over a period of 10 years. The results of Fixed Income's operations are included in the consolidated statement of income effective April 15, 1997. For the years ended December 31, 1997, 1996 and 1995, the Company recorded equity income (loss) from these entities of approximately $(109,000), $331,000 and $147,000, respectively.

D.  NOTES RECEIVABLE

     At December 31, 1996, the Company had a note receivable amounting to $11,800,000, which represents a loan made during 1996 to an affiliate, Lynch Corporation. The interest rate on the note was 10% per annum. In addition, there was a one-time commitment fee of 1% and a special fee equal to 10% of the net profits of an affiliate of Lynch Corporation. The affiliate was the high bidder for Personal Communications Services ("PCS") licenses in the Federal Communications Commission's ("FCC") F Block Auction concluded in January 1997. In 1997, the affiliate repaid all outstanding principal and interest due on this loan. Additionally, the Company transferred its 10% net profits interest in exchange for an equity ownership in a non-controlled entity which currently holds these PCS licenses.

     At December 31, 1997 and 1996, the Company had full recourse notes and interest receivable from directors of GAMCO in the amount of approximately $1,666,000 and $1,560,000, respectively, which are secured by the directors' ownership interests in the Company and various affiliates. The notes bear interest at an annual rate of 7% and are payable on demand.

     At December 31, 1997, the Company had a note receivable of approximately $603,000 from an affiliated entity in which the Company has a 49.9% ownership interest. Under the terms of the note, 15% of the realized net profits of the affiliate are payable to the Company. The note is secured by a security interest in all of the assets of the affiliate, which consist primarily of Wireless Communications Service ("WCS") licenses. For the year ended December 31, 1997, the Company did not record any income under the terms of the note.

     At December 31, 1997, the Company had a note receivable from an entity controlled by certain stockholders of the Company in the amount of $3,600,000. The note bears interest at an annual rate of 7%. All principal and interest due on the note was repaid in 1998.

     The Company has approximately $2,464,000 in various other notes and interest receivable outstanding at December 31, 1997 from certain executive officers, directors, and employees in connection with the acquisition of stock and other ownership interests in the Company. Interest rates on these notes range from 5% to 10%.

E.  INCOME TAXES

     The Company accounts for income taxes under the liability method prescribed by Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases.

     GFI and GSI each file separate income tax returns. Accordingly, the tax provision represents the aggregate of the amounts provided for all companies.

     GFI elected to be treated as a Subchapter S Corporation for Federal and state income tax purposes effective January 1, 1995. On January 1, 1997, the Company elected to treat GAMCO as a Qualified Subchapter S subsidiary for Federal and state income tax purposes. As a result of converting from a taxable C Corporation to a nontaxable S Corporation, a Federal income tax will be imposed on any "built-in gain" recognized by the Company on the disposition of assets within ten years from the date of conversion. The Company retained its existing deferred tax liability at the date of conversion to the extent of the estimated

                      GABELLI FUNDS, INC. AND SUBSIDIARIES
built-in gains tax. This tax liability is subject to remeasurement at each financial statement date until the end of the ten-year period.

     The provision (benefit) for income taxes for the years ended December 31, 1997, 1996 and 1995 consisted of the following:

                                                               1997      1996      1995
                                                              ------    ------    ------
                                                                    (IN THOUSANDS)
Federal:
  Current...................................................  $2,399    $6,232    $5,667
  Deferred..................................................      (8)      (93)      854
State and local:
  Current...................................................     628     1,514     1,218
  Deferred..................................................      58       (22)       30
                                                              ------    ------    ------
                                                              $3,077    $7,631    $7,769
                                                              ======    ======    ======

     The Company's deferred income tax liability at December 31, 1997 and 1996 relates primarily to unrealized gains and losses on investments in securities and partnerships.

F.  PRO FORMA INFORMATION (UNAUDITED)

     Upon completion of a proposed capital stock transaction, the Company will no longer be treated as an S Corporation and will again be subject to corporate income taxes. Accordingly, the consolidated statements of income include a pro forma adjustment for additional income taxes which would have been recorded if the Company had been a C Corporation for 1997, 1996 and 1995 based on tax laws in effect during those periods.

     Pro forma income tax provisions (benefit), calculated on a separate return basis in conformity with SFAS No. 109, are as follows:

                                                         1997       1996       1995
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
Federal:
  Current.............................................  $11,073    $10,738    $10,180
  Deferred............................................    2,339      1,751      1,833
State and local:
  Current.............................................    1,971      2,024      1,577
  Deferred............................................      150          5        (13)
                                                        -------    -------    -------
                                                        $15,533    $14,518    $13,577
                                                        =======    =======    =======

     The pro forma provisions for income taxes differ from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to income before income taxes and minority interest as a result of the following differences:

                                                         1997       1996       1995
                                                        -------    -------    -------
Statutory federal income tax rate.....................     35.0%      35.0%      35.0%
Dividends received deduction..........................     (0.4)%     (0.6)%     (0.6)%
State and local income taxes..........................      3.3%       3.3%       2.7%
Charitable donation...................................     (0.5)%     (1.6)%     (0.2)%
Other items...........................................      0.2%      (0.3)%     (0.4)%
                                                        -------    -------    -------
Effective income tax rate.............................     37.6%      35.8%      36.5%
                                                        =======    =======    =======

                      GABELLI FUNDS, INC. AND SUBSIDIARIES

     The Company's pro forma deferred income tax liabilities of approximately $8,700,000 and $6,200,000 at December 31, 1997 and 1996, respectively, relate primarily to net unrealized gains on investments in securities and partnerships.

     The supplemental pro forma management fee adjustment reflects a proposed conversion of the management fee, net of estimated compensation costs, to shares of common stock upon completion of the proposed capital stock transaction.

     Supplemental pro forma net income per share and pro forma weighted average shares outstanding for 1997 have not been presented since the number of shares to be exchanged in connection with the conversion of the management fee has not been determined.

G.  BANK LOAN AND NOTES PAYABLE

     In 1997, the Company, through Rivgam Communicators, LLC ("Rivgam"), a wholly-owned subsidiary of GAMCO, entered into a credit facility with The Chase Manhattan Bank under which Rivgam has borrowed $30 million. Interest is variable based upon changes in the London Interbank Offering Rate or the Federal Funds Rate. The loan, which is guaranteed by GAMCO, is due in four equal annual installments starting May 12, 1998. The Company believes that the fair value of the loan approximates its carrying value. Under the terms of the loan, GAMCO is required to comply with certain debt covenants, which it complied with through December 31, 1997.

     At December 31, 1997 and 1996, the Company had notes payable outstanding of approximately $4,900,000 and $5,779,000, respectively, which mature on May 31, 2003, unless certain circumstances arise which allow for an accelerated repayment. The notes accrue interest at 2% over the prime rate, subject to a minimum interest rate of 9% and a maximum interest rate of 15%, payable quarterly. Interest expense on these notes amounted to approximately $557,000, $636,000, and $636,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

     On September 30, 1996, a note payable amounting to $1,232,000 was issued as consideration for repurchase of the Company's common stock. The note matured and was fully paid on January 2, 1998. The note accrued interest at an annual rate of 10%, payable quarterly. Interest expense on this note amounted to approximately $123,000 and $31,000 for the years ended December 31, 1997 and 1996, respectively.

     In connection with the restructuring of GAMCO's ownership, GAMCO issued a note payable in 1997 of approximately $976,000 to an employee and director of the Company and GAMCO, respectively, in consideration for repurchase of GAMCO common stock. The note matures on January 2, 2000, unless certain circumstances arise which allow for an accelerated repayment. GAMCO also has the option to redeem the note at any time prior to maturity at predetermined rates. The note accrues interest at an annual rate of 12%, payable quarterly. Interest expense on this note amounted to approximately $117,000 for the year ended December 31, 1997.

H.  STOCKHOLDERS' EQUITY

     Upon their disassociation with the Company, certain stockholders of the Company are required to sell their shares to the Company at book value (approximately $14.5 million at December 31, 1997).

I.  CAPITAL LEASE

     In December 1997, the Company signed an agreement to lease new primary office space from a company owned by stockholders of GFI. The Company has recorded a capital lease asset and liability for the fair value of the leased property. Amortization of the capital lease is computed on the straight-line method over the term

                      GABELLI FUNDS, INC. AND SUBSIDIARIES
of the lease, which expires on April 30, 2013. The lease provides that all operating expenses relating to the property (such as property taxes, utilities and maintenance) are to be paid by the lessee, the Company.

     Future minimum lease payments for this capitalized property at December 31, 1997 are as follows:

                                                 (IN THOUSANDS)
1998...........................................     $   720
1999...........................................         720
2000...........................................         720
2001...........................................         720
2002...........................................         720
Thereafter.....................................       7,896
                                                    -------
Total minimum obligations......................      11,496
Interest.......................................       4,471
                                                    -------
Present value of net obligations...............     $ 7,025
                                                    =======

     Future minimum lease payments have not been reduced by related minimum future sublease rentals of approximately $1,885,000, of which approximately $515,000 is due from an affiliated entity. Lease payments under this agreement amounted to approximately $50,000 for the year ended December 31, 1997.

     Total minimum obligations exclude the operating expenses to be borne by the Company, which are estimated to be $400,000 per year.

J.  COMMITMENTS

     The Company rents office space under leases which expire at various dates through 2001. Future minimum lease commitments under these operating leases as of December 31, 1997 are as follows:

                                                 (IN THOUSANDS)
                                                 --------------
1998...........................................      $  880
1999...........................................         756
2000...........................................         665
2001...........................................         593
                                                     ------
                                                     $2,894
                                                     ======

     Equipment rentals and occupancy expense amounted to approximately $1,644,000, $1,457,000 and $1,729,000, respectively, for the years ended
December 31, 1997, 1996 and 1995.

K.  RELATED PARTY TRANSACTIONS

     GFI serves as the investment advisor for the Funds and earns advisory fees based on predetermined percentages of the average net assets of the Funds. In addition, Gabelli & Company has entered into distribution agreements with each of the Funds. As principal distributor, Gabelli & Company incurs certain promotional and distribution costs related to the sale of Fund shares, for which it receives a fee or reimbursement from the Funds.

     The Company had an aggregate investment in the Funds of approximately $34,464,000 and $40,902,000 at December 31, 1997 and 1996, respectively, of which approximately $11,305,000 and $27,966,000, respectively, is invested in a money market mutual fund.

                      GABELLI FUNDS, INC. AND SUBSIDIARIES

     Gabelli & Company earns a majority of its commission revenue from transactions executed on behalf of clients of affiliated companies.

     The Company is required to pay the Chairman of the Board and Chief Executive Officer a management fee which is equal to 20% of the pretax profits of each of the Company's operating entities before consideration of this management fee. This fee approximated $10,580,000, $10,192,000 and $9,423,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Such fee is in addition to commissions and portfolio management compensation paid to this individual.

     The Company contributed approximately $1,014,000 and $1,628,000 for the years ended December 31, 1997 and 1996, respectively, to an accredited charitable foundation, of which the Chairman of the Board and Chief Executive Officer of the Company is an officer.

     In March 1997, the Company made a secured loan of $10 million to Lynch Corporation which accrued interest at the prime rate and included a 1% commitment fee. The loan and all accrued interest was repaid in June 1997.

L.  FINANCIAL REQUIREMENTS

     The Company is required to maintain minimum capital levels with affiliated partnerships. At December 31, 1997, the minimum capital requirements approximated $1,298,000. In addition, at December 31, 1997, the Company had commitments to make investments in unaffiliated partnerships of approximately $1,600,000.

     As a registered broker-dealer, Gabelli & Company is subject to Uniform Net Capital Rule 15c3-1 (the "Rule") of the Securities and Exchange Commission. Gabelli & Company computes its net capital under the alternative method permitted by the Rule which requires minimum net capital of $250,000. At December 31, 1997, Gabelli & Company had net capital in excess of the minimum requirement of approximately $6,300,000.

M.  ADMINISTRATION FEES

     The Company has entered into administration agreements with other companies (the "Administrators"), whereby the Administrators provide certain services on behalf of several of the Funds. Such services do not include the investment advisory and portfolio management services provided by the Company. The fees are negotiated based on predetermined percentages of the net assets of each of the Funds for which such agreements have been entered into.

N.  PROFIT SHARING PLAN AND INCENTIVE SAVINGS PLAN

     The Company has a qualified contributory employee profit sharing plan and incentive savings plan covering substantially all employees. Company contributions to the plans are determined annually by the Board of Directors but may not exceed the amount permitted as a deductible expense under the Internal Revenue Code. The Company accrued contributions of approximately $80,000, $121,000 and $102,000 to the plans for the years ended December 31, 1997, 1996 and 1995, respectively.

O.  DERIVATIVE FINANCIAL INSTRUMENTS

     During 1997 and 1996, the Company's trading activities included transactions in domestic equity index futures contracts. These financial instruments represent future commitments to purchase or sell an underlying index for specified amounts at specified future dates. Such contracts create off-balance sheet risk for the Company as the future satisfaction of these contracts may be for amounts in excess of the amounts

                      GABELLI FUNDS, INC. AND SUBSIDIARIES
recognized in the consolidated statements of financial condition. The amounts disclosed below represent the notional amounts outstanding, end of year fair values and average fair values of domestic equity index futures contracts sold as of and for the years ended December 31, 1997 and 1996:

                                          NOTIONAL                        AVERAGE FAIR
                                          AMOUNTS                         VALUE FOR THE
                                       OUTSTANDING AT    FAIR VALUE AT     YEAR ENDED
                YEAR                    DECEMBER 31       DECEMBER 31      DECEMBER 31
                ----                   --------------    -------------    -------------
                                                        (IN THOUSANDS)
1997.................................     $33,246            $ 202            $(776)
1996.................................     $32,877            $(626)           $(425)

     At December 31, 1997 and 1996, the Company had margin deposits of approximately $1,470,000 and $1,200,000, respectively, with the futures broker for these open futures contracts.

     In connection with this futures activity, the Company incurred losses of approximately $8,063,000 and $3,692,000 during the years ended December 31, 1997 and 1996. Such losses are reflected as part of net gain from investments in the consolidated statements of income.

P.  FCC LICENSES

     The Company, through Rivgam, purchased PCS licenses auctioned by the FCC in 1997. The PCS licenses are valued at the lower of their original purchase costs or their market values. Market values are determined based upon the most recent public auction for similar licenses, or in the absence thereof, fair value estimates provided by independent companies that solicit bids for such licenses.

Q.  SUBSEQUENT EVENTS

     In February 1998, the Company guaranteed a $30 million loan made by a commercial bank to Rivgam LMDS, LLC, an entity for which the Chairman of the Board and Chief Executive Officer of the Company is the managing member and in which he has a controlling interest. All principal and interest on the loan was repaid by Rivgam LMDS, LLC on April 3, 1998, thereby relieving the Company of its obligation under the guarantee.

     On February 6, 1998, the Company made a distribution of approximately $3.7 million to shareholders of record on December 31, 1997.

     On March 20, 1998, the Company entered into an agreement to sell certain PCS licenses with a cost basis of approximately $51 million to an unaffiliated party. This sale is subject to approval by the FCC and the Board of Directors of the purchaser. The Company is expected to record a gain on the sale.

======================================================

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................    11
Special Note Regarding Forward-Looking
  Information.........................    16
Use of Proceeds.......................    16
Dividend Policy.......................    17
Dilution..............................    18
Capitalization........................    19
Selected Historical and Pro Forma
  Financial Data......................    20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    22
Business..............................    26
Management............................    41
Security Ownership of Certain
  Beneficial Owners and Management....    47
Certain Relationships and Related
  Transactions........................    48
Description of Capital Stock..........    51
Shares of Eligible for Future Sale....    58
Description of Certain Indebtedness...
Underwriting..........................    59
Legal Matters.........................    60
Experts...............................    60
Available Information.................    60
Index to Consolidated Financial
  Statements..........................   F-1

  THROUGH AND INCLUDING        , 1998 (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
======================================================
======================================================

                                     SHARES

                                 ALPHA G, INC.

                              CLASS A COMMON STOCK
                          (PAR VALUE $0.001 PER SHARE)
                              --------------------

                                   PROSPECTUS

                              --------------------

======================================================

                                    PART II

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table indicates the estimated expenses to be incurred in connection with the Offering, all of which will be paid by the Company.

SEC registration fee........................................  $ 33,925
NASD fee....................................................    12,000
Listing fee.................................................     *
Accounting fees and expenses................................     *
Legal fees and expenses.....................................     *
Printing and engraving......................................     *
Transfer Agent's fees.......................................     *
Blue Sky fees and expenses (including counsel fees).........     *
Miscellaneous expenses......................................     *
                                                              --------
          Total.............................................  $  *
                                                              ========

---------------
* To be supplied by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or any of its shareholders for monetary damages arising from the director's breach of fiduciary duty as a director, with certain limited exceptions. See "Description of Capital
Stock -- Certificate of Incorporation and Bylaw Provisions -- Liability of Directors; Indemnification" in the Prospectus.

     Sections 721-726 of the New York Business Corporation Law provide that a corporation may indemnify its officers and directors (or persons who have served, at the corporation's request, as officers or directors of another corporation) against the reasonable expenses, including attorneys' fees, actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been adjudged to have been liable to the corporation unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction determines upon application that, in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnification.

     The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification will be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     To the extent any of the persons referred to in the two immediately preceding paragraphs is successful in the defense of such actions, such person is entitled, pursuant to the laws of New York State, to indemnification as described above.

     The Company's Certificate of Incorporation and Bylaws provide for indemnification to officers and directors of the Company to the fullest extent permitted by the New York Business Corporation Law. See "Description of Capital Stock-Certificate of Incorporation and Bylaw Provisions-Liability of Directors; Indemnification" in the Prospectus.

     The form of Underwriting Agreement to be filed as Exhibit 1.1 will contain agreements of indemnity between the Company and the Underwriters and controlling persons against civil liabilities, including liabilities under the Securities Act, or will contribute to payments which the Underwriters or any such controlling persons may be required to make in respect thereof.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Immediately prior to the closing of the Offering, the Company will issue shares of its Class B Common Stock to all of the Existing Shareholders in
exchange for all of the outstanding shares of common stock of Gabelli Funds, Inc. Such transaction will not be registered in reliance upon the exemption provided by Section 4(2) under the Securities Act of 1933.

ITEMS 16.  EXHIBITS

  (a) Exhibits:

          DESCRIPTION
EXHIBIT       OF
NUMBER      EXHIBIT
-------   -----------
 1.1*       --         Form of Underwriting Agreement.
 3.1*       --         Certificate of Incorporation of the Company.
 3.2*       --         Bylaws of the Company.
 3.3*       --         Form of Restated Certificate of Incorporation of the
                       Company.
 3.4*       --         Form of Amended Bylaws of the Company.
 4.1*       --         Specimen of Class A Common Stock Certificate.
 5.1*       --         Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP,
                       regarding legality of securities being registered.
10.1*       --         Form of Alpha G, Inc. 1998 Stock Award and Incentive Plan.
21.1*       --         Subsidiaries of the Company.
23.1*       --         Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                       (included in Exhibit 5.1).
23.2        --         Consent of Ernst & Young LLP.
24.1        --         Powers of Attorney (included on page II-4 of this
                       Registration Statement).
27.1        --         Financial Data Schedule.

---------------
* To be filed by amendment.

  (b) Financial Statement Schedules:

     Financial statement schedules are omitted as not required or not applicable or because the information is included in the Financial Statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant by the Registrant pursuant to the underwriting agreements, the Company's Certificate of Incorporation, Bylaws, New York law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registration has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rye, State of New York, on April 23, 1998.
                                          Alpha G, Inc.

                                          By:      /s/ DAVID K. SANDIE
                                            ------------------------------------
                                            Name: David K. Sandie
                                            Title: Executive Vice President,
                                              Chief Operating
                                                  Officer and Chief Financial
                                              Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints David K. Sandie, Stephen G. Bondi and James E. McKee and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any additional Registration Statements related to the offerings contemplated by this Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons In the capacities and on the dates Indicated.

                     SIGNATURE                                    TITLE                      DATE
                     ---------                                    -----                      ----

               /s/ MARIO J. GABELLI                  Chairman of the Board,            April 23, 1998
---------------------------------------------------  Chief Executive Officer
                 Mario J. Gabelli                    and Chief Investment Officer
                                                     (Principal Executive Officer)

                /s/ DAVID K. SANDIE                  Executive Vice President, Chief   April 23, 1998
---------------------------------------------------  Operating Officer and Chief
                  David K. Sandie                    Financial Officer (Principal
                                                     Financial Officer and
                                                     Principal Accounting Officer)

                /s/ MARC J. GABELLI                  Director                          April 23, 1998
---------------------------------------------------
                  Marc J. Gabelli

                /s/ CHARLES C. BAUM                  Director                          April 23, 1998
---------------------------------------------------
                  Charles C. Baum

               /s/ RICHARD B. BLACK                  Director                          April 23, 1998
---------------------------------------------------
                 Richard B. Black

                     SIGNATURE                                    TITLE                      DATE
                     ---------                                    -----                      ----
              /s/ MATTHEW R. GABELLI                 Director                          April 23, 1998
---------------------------------------------------
                Matthew R. Gabelli

                /s/ EAMON M. KELLY                   Director                          April 23, 1998
---------------------------------------------------
                  Eamon M. Kelly

                                                     Director                          April 23, 1998
---------------------------------------------------
                  Karl Otto Pohl

                                 EXHIBIT INDEX

                                                                             SEQUENTIALLY
EXHIBIT                                                                        NUMBERED
NUMBER                            DESCRIPTION OF EXHIBIT                         PAGE
-------                           ----------------------                     ------------
 1.1*     --   Form of Underwriting Agreement. ............................
 3.1*     --   Certificate of Incorporation of the Company. ...............
 3.2*     --   Bylaws of the Company. .....................................
 3.3*     --   Form of Restated Certificate of Incorporation of the
               Company. ...................................................
 3.4*     --   Form of Amended Bylaws of the Company. .....................
 4.1*     --   Specimen of Class A Common Stock Certificate. ..............
 5.1*     --   Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP,
               regarding legality of securities being registered. .........
10.1*     --   Form of Alpha G, Inc. 1998 Stock Award and Incentive
               Plan. ......................................................
21.1*     --   Subsidiaries of the Company. ...............................
23.1*     --   Consent of Skadden, Arps, Slate, Meagher & Flom LLP
               (included in Exhibit 5.1). .................................
23.2      --   Consent of Ernst & Young LLP. ..............................
24.1      --   Powers of Attorney (included on page II-4 of this
               Registration Statement). ...................................
27.1      --   Financial Data Schedule. ...................................

---------------
* To be filed by amendment.